                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]
Check the appropriate box:
                        Preliminary Proxy Statement
                        Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
                  X     Definitive Proxy Statement
                        Definitive Additional Materials
                        Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12

                          LOWRANCE ELECTRONICS, INC.
                          --------------------------
                (Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):

____________________________________________________________________________________________________________________________________
[_]   No fee required.
------------------------------------------------------------------------------------------------------------------------------------
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:
      (1)  Title of each class of securities to which transaction applies:

           Common Stock, par value $0.10 per share, of Lowrance Electronics, Inc. ("Lowrance Common Stock")
           -------------------------------------------------------------------------------------------------------------------------

      (2)  Aggregate number of securities to which the transaction applies:

           An aggregate of 3,768,796 shares of Lowrance Common Stock
           -------------------------------------------------------------------------------------------------------------------------

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           The per unit price consists of 3,768,796 shares of Lowrance Common Stock at $7.30 per share for a total transaction value of $27,512,210. One-fiftieth of one percent of such underlying value, the amount of the filing fee, is $5502.44
           -------------------------------------------------------------------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:

           $27,512,210
           -------------------------------------------------------------------------------------------------------------------------

      (5)  Total fee paid:

           $ 5502.44
           -------------------------------------------------------------------------------------------------------------------------

 X    (6)  Fee paid previously with preliminary materials

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount Previously Paid:   $5502.44

      (2)  Form, Schedule or Registration Statement no.:   Schedule 14A

      (3)  Filing Party:   Lowrance Electronics, Inc.

      (4)  Date Filed:   June 30, 1999, and as amended September 1, 1999

                          LOWRANCE ELECTRONICS, INC.

          PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
                          LOWRANCE ELECTRONICS, INC.

     At the Lowrance special meeting, you will be asked to (1) approve and adopt the merger agreement among Lowrance Electronics, Inc., Orbital Sciences Corporation and Orbital Merger Sub, Inc., a wholly owned subsidiary of Orbital and (2) approve and ratify the December 9, 1997 issuance of 341,338 shares of restricted Lowrance common stock issued in a private placement to the Lowrance directors.

     The Lowrance board is providing you with this document, including the attached appendices, and soliciting your proxy to approve and adopt the merger agreement that will result in:

     . Orbital Merger Sub, Inc., a wholly-owned subsidiary of Orbital, merging with and into Lowrance, with Lowrance as the surviving corporation; and

     . each outstanding share of Lowrance common stock held immediately prior to the effective time of the merger being converted into the right to receive $7.30 in cash payable to the holders thereof, without interest, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, shares held in Lowrance's treasury or by any of Lowrance's subsidiaries or shares held by Orbital or any subsidiary of Orbital.

          The board of directors of Lowrance unanimously recommends that stockholders vote "FOR" approval and adoption of the merger agreement and "FOR" approval and ratification of the December 9, 1997 issuance in a private placement of the restricted Lowrance common stock to the Lowrance directors.


                          YOUR VOTE IS VERY IMPORTANT

            The date, time and place of the meeting is as follows:

                               October 12, 1999
                            10:00 a.m., local time
                       Directors Room, Adam's Mark Hotel
                            100 East Second Street
                             Tulsa, Oklahoma 74103


                           /s/  Darrell J. Lowrance

                             Darrell J. Lowrance,
                            Chairman, President and
                            Chief Executive Officer

     All stockholders of Lowrance are cordially invited to attend the Lowrance special meeting in person. However, to ensure your representation at the Lowrance special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

     This document provides you with detailed information about the merger agreement and the proposed merger. We encourage you to read this entire document carefully.


                 Proxy statement dated September 11, 1999 and
              first mailed to stockholders on September 11, 1999.

                           LOWRANCE ELECTRONICS, INC.
                            12000 East Skelly Drive
                             Tulsa, Oklahoma 74128
--------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON October 12, 1999
                                 ____________

To the stockholders of Lowrance Electronics, Inc.:

  A special meeting of stockholders of Lowrance Electronics, Inc., a Delaware corporation, will be held on October 12, 1999, at 10:00 a.m., local time, in the Directors Room, Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma 74103, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, effective as of March 11, 1999, by and among Orbital Sciences Corporation, Orbital Merger Sub, Inc., a wholly owned subsidiary of Orbital, and Lowrance, that will result in:

     . Orbital Merger Sub, Inc., a wholly owned subsidiary of Orbital, merging with and into Lowrance, with Lowrance being the surviving corporation; and

     . each outstanding share of Lowrance common stock being converted into the right to receive $7.30 in cash payable to the holders thereof, without interest, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, shares held in Lowrance's treasury or by any of Lowrance's subsidiaries or shares held by Orbital or any subsidiary of Orbital.

  2. To consider and vote upon a proposal to approve and ratify the December 9, 1997 issuance of 341,338 shares of restricted Lowrance common stock, for a cash purchase price of $3.84 per share, in a private placement to the Lowrance directors.

  3. To transact such other business as may properly come before the Lowrance special meeting or any adjournment or postponement of the Lowrance special meeting, including without limitation, potential adjournments or postponements of the Lowrance special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

     We have described the proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

     The Lowrance board has fixed the close of business on August 19, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the Lowrance special meeting or any adjournment or postponement of the special meeting. Only holders of record of Lowrance common stock at the close of business on the record date may vote at the Lowrance special meeting.

     The affirmative vote of at least 63 1/3% of the outstanding shares of Lowrance common stock is required to approve and adopt the merger agreement.
The affirmative vote of a majority of the shares present in person or by proxy at the special meeting and entitled to vote other than shares held by the Lowrance directors which shall not be counted in the vote is required to approve and ratify the December 9, 1997 issuance of the restricted Lowrance common stock to the Lowrance directors.

     You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the Lowrance special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the merger agreement and "FOR" approval and ratification of the December 9, 1997 issuance of restricted Lowrance common stock to the Lowrance directors. If you fail to return a properly executed proxy card or vote in person at the Lowrance special meeting, the effect will be a vote against the merger agreement.

                                    By Order of the Board of Directors,


                                    /s/ Robert F. Biolchini


Tulsa, Oklahoma                     Robert F. Biolchini
September 11, 1999                  Secretary


Your vote is important. Whether or not you plan to attend the Lowrance special meeting, please complete, sign and date the enclosed proxy card as promptly as possible in the enclosed postage paid envelope.

Do not send your Lowrance common stock certificates to Lowrance with your proxy cards. After the merger is consummated you will receive a letter containing instructions for the surrender of your Lowrance common stock certificates in exchange for $7.30 in cash per share.

                               TABLE OF CONTENTS

FREQUENTLY ASKED QUESTIONS AND ANSWERS  ABOUT THE MERGER........................................    1

SUMMARY.........................................................................................    4

FORWARD-LOOKING STATEMENTS......................................................................   12

WHERE YOU CAN FIND MORE INFORMATION.............................................................   12

THE LOWRANCE SPECIAL MEETING....................................................................   13

     Time, Place and Date.......................................................................   13
     Purpose of the Special Meeting.............................................................   13
     Record Date, Outstanding Shares and Voting.................................................   13
     Quorum.....................................................................................   13
     Vote Required..............................................................................   13
     Voting of Proxies..........................................................................   14
     Revocation of Proxies......................................................................   14
     Solicitation of Proxies....................................................................   14

THE MERGER......................................................................................   15

     Background of the Merger...................................................................   15
     Lowrance's Reasons for the Merger..........................................................   16
     Recommendation of the Board of Directors of Lowrance.......................................   17
     Opinion of Lowrance's Financial Advisor....................................................   17
     Merger Consideration.......................................................................   18
     Interests of Directors and Executive Officers in the Merger................................   21
     Treatment of Lowrance Series "A" Preferred Stock in the Merger Agreement...................   22
     Anticipated Accounting Treatment of the Merger.............................................   22
     Regulatory Approvals.......................................................................   22
     Material United States Federal Income Tax Considerations...................................   23
     Delisting and Deregistration of Lowrance Common Stock......................................   24

THE MERGER AGREEMENT............................................................................   25

     The Merger.................................................................................   25
     Treatment of Lowrance Securities...........................................................   25
     Procedures for Exchange of Stock Certificates..............................................   25
     Appraisal Rights...........................................................................   26
     Representations and Warranties.............................................................   26
     Covenants Pending the Merger...............................................................   27
     Conditions to the Merger...................................................................   29
     Termination................................................................................   30
     Stockholder Support Agreement..............................................................   31
     Appraisal Rights...........................................................................   32

LOWRANCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..   34

     Overview...................................................................................   34

     Results of Operations......................................................................   36
     Liquidity and Capital Resources............................................................   39
     Effects of Inflation.......................................................................   41
     Recently-Issued Accounting Principles......................................................   41
     Year 2000 Compliance.......................................................................   42
     Quantitative and Qualitative Disclosure About Market Risk..................................   42
     Outlook....................................................................................   42

INFORMATION CONCERNING LOWRANCE.................................................................   44

     General....................................................................................   44
     Products...................................................................................   44
     Distribution...............................................................................   46
     Inventories and Backlog....................................................................   46
     Advertising and Promotion..................................................................   47
     Competition................................................................................   47
     Product Research and Development...........................................................   49
     Employees..................................................................................   50
     Manufacturing and Suppliers................................................................   50
     Seasonality................................................................................   51
     Product Warranty and Support Services......................................................   51
     Patents and Trademarks.....................................................................   51
     Properties.................................................................................   52
     Legal Proceedings..........................................................................   52

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF LOWRANCE.........................   53

INFORMATION CONCERNING ORBITAL..................................................................   54

DECEMBER 9, 1997 ISSUANCE OF LOWRANCE COMMON STOCK
TO THE LOWRANCE DIRECTORS.......................................................................   55

     Background.................................................................................   55
     Recommendation of the Board of Directors of Lowrance.......................................   56

STOCKHOLDER PROPOSALS...........................................................................   57

INDEPENDENT PUBLIC ACCOUNTANTS..................................................................   57

APPENDICES

A.  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
B.  OPINION OF AMERICAN APPRAISAL ASSOCIATES
C.  APPRAISAL RIGHTS STATUTE
D.  LETTER OF CONSENT OF ARTHUR ANDERSEN LLP

                    FREQUENTLY ASKED QUESTIONS AND ANSWERS
                               ABOUT THE MERGER


Q:  Why is Lowrance proposing the merger?                A:  The Lowrance board believes the merger of Orbital
                                                             Merger Sub, Inc., a wholly owned subsidiary of Orbital,
                                                             with and into Lowrance, with Lowrance as the surviving
                                                             corporation, is in the best interests of Lowrance and
                                                             its stockholders and that the merger consideration is
                                                             fair from a financial point of view to Lowrance
                                                             stockholders.  See page 16.

Q:  What will I receive in the merger?                   A:  Each share of Lowrance common stock you own will be
                                                             converted into the right to receive $7.30 in cash
                                                             payable to the holders thereof, without interest, other
                                                             than shares held by stockholders who are entitled to and
                                                             who have perfected their appraisal rights, shares held
                                                             in Lowrance's treasury or by any of Lowrance's
                                                             subsidiaries or shares held by Orbital or any subsidiary
                                                             of Orbital.

Q:  When do you expect the merger to be completed?       A:  We are working toward completing the merger as
                                                             quickly as possible.  We expect to complete the merger
                                                             by October 31, 1999.  See page 25.

Q:  What are the tax consequences of the merger?         A:  The receipt of the merger consideration ($7.30 in
                                                             cash per share) by holders of common stock pursuant to
                                                             the merger will be a taxable transaction for federal
                                                             income tax purposes.

                                                             Tax considerations to you resulting from your own
                                                             individual circumstances and the merger may be complex.
                                                             You should carefully read the discussion of the material
                                                             U.S. federal income tax consequences of the merger on
                                                             page 23 of this document and consult with your own
                                                             advisors as to the federal, state and local tax
                                                             consequences.

Q:  What is the Lowrance board of directors'             A:  The Lowrance board unanimously approved the merger
    recommendation on the merger?                            and unanimously recommends that you vote "FOR" the
                                                             proposal to approve the merger agreement.  See page 17.

Q:  What do I need to do now?                            A:  This document contains important information
                                                             regarding the proposed merger, as well as information
                                                             about Orbital and Lowrance.  It also contains important
                                                             information about what the management and the board of
                                                             Lowrance considered in evaluating the proposed merger.
                                                             We urge you to read this document carefully, including
                                                             the appendices, and to consider how the merger affects
                                                             you as a stockholder.  You also may want to review the
                                                             documents referenced under "Where You Can Find More
                                                             Information" on page 12.  For information about where to
                                                             call to get answers to

                                                             your questions, see "Who Can Help Answer Your
                                                             Questions?" on page 3.

Q:  How do I vote?                                       A:  If you are a stockholder of Lowrance, you should
                                                             simply indicate on your proxy card how you want to vote,
                                                             then sign and mail your proxy card in the enclosed
                                                             return envelope as soon as possible so that your shares
                                                             may be represented at the Lowrance special meeting.  If
                                                             you sign and send in your proxy but do not indicate how
                                                             you want to vote, your proxy will be counted as a vote
                                                             for the merger.  You may withdraw your proxy at any time
                                                             prior to its use at the Lowrance special meeting by
                                                             following the directions on page 14.

Q:  If my shares are held in "street name" by my         A:  No.  Your broker will not vote your shares for you
    broker, will my broker vote my shares for me?            unless you provide instructions on how to vote.  It is
                                                             important therefore that you follow the directions
                                                             provided by your broker regarding how to instruct your
                                                             broker to vote your shares.

Q:  May I change my vote after I have mailed my signed   A:  Yes.  You may change your vote at any time before
    proxy card?                                              your proxy is voted at the Lowrance special meeting.
                                                             You may do this in one of three ways.

                                                             .  You may send the Lowrance Secretary a written notice
                                                                stating that you would like to revoke your proxy;

                                                             .  You may complete and submit a new proxy card;

                                                             .  You may attend the Lowrance special meeting and vote
                                                                in person if you tell the Lowrance Secretary that you
                                                                want to cancel your proxy and vote in person.  Simply
                                                                attending the Lowrance special meeting, however, will
                                                                not revoke your proxy.

                                                             If you choose either of the first two options above, you
                                                             must submit your notice of revocation or your new proxy
                                                             card to Lowrance at the address on page 14.

                                                             If you have instructed a broker to vote your shares, you
                                                             must follow directions received from your broker to
                                                             change your vote or to vote in person at the Lowrance
                                                             special meeting.

Q:  Should I send in my stock certificates now?          A:  No.  After the merger is complete, BankBoston, N.A.,
                                                             the payment agent appointed by Orbital, will send you
                                                             written instructions for exchanging your stock
                                                             certificates. See page 25.

Q:  What other matters will be voted on at the           A:  In addition to the merger agreement, Lowrance
    Lowrance special meeting?                                stockholders will be asked to approve and ratify the

                                                             December 9, 1997 issuance of 341,338 shares of
                                                             restricted Lowrance common stock, for a cash purchase
                                                             price of $3.84 per share, in a private placement to the
                                                             Lowrance directors.

Q:  What is the Lowrance board's recommendation on the   A:  The Lowrance board unanimously recommends that you
    December 9, 1997 issuance of restricted Lowrance         vote "FOR" the proposal to approve and ratify the
    common stock?                                            December 9, 1997 issuance of restricted Lowrance common
                                                             stock to the Lowrance directors in a private placement.
                                                             See page 56.

Q:  Who can help answer my questions?                    A:  If you have more questions about the proposals, you
                                                             should contact:

                                                                    Lowrance Electronics, Inc.
                                                                    12000 East Skelly Drive
                                                                    Tulsa, Oklahoma 74128
                                                                    Attention:   Mark Wilmoth
                                                                    Telephone Number:  (918) 437-6881

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposals for the special meeting fully and for a more complete description of the legal terms of the merger you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 12. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

                                 The Companies

Orbital Sciences Corporation (page 54)
21700 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000

     Orbital, together with its subsidiaries, is a leading space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services. Orbital's products and services are grouped into three general business sectors: space and ground infrastructure systems, satellite access products and satellite services. Space and ground infrastructure systems include launch vehicles, satellites and related space systems, electronics and sensor systems, transportation management systems and satellite ground systems and software. Satellite access products include satellite-based navigation, positioning and communications products. Satellite services include satellite-based two-way mobile data communications services, satellite-based remote imaging services, and new initiatives relating to satellite-based automotive information products and satellite-based voice communications services.

Lowrance Electronics, Inc.  (page 44)
12000 East Skelly Drive
Tulsa, Oklahoma 74128
(918) 437-6881

     Lowrance designs, manufactures and markets sonar, global positioning system and aviation instruments. Lowrance markets the products under three of Lowrance's trade names, "Lowrance," "Eagle" and "Sea." Lowrance sells its products throughout the U.S. and in 65 countries worldwide, through wholesalers, original equipment manufacturers and a wide variety of retail outlets including boat dealers, marine electronics dealers, aviation electronics dealers, mass merchandisers, mail-order catalogs and sporting goods stores.


         Additional Information Regarding the Lowrance Special Meeting
                                   (page 13)

Time, Date, Place and Purpose

     Lowrance will hold a special meeting of stockholders on October 12, 1999 at 10:00 a.m. local time in the Directors Room of the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, 74103.

     At the Lowrance special meeting, the holders of shares of Lowrance common stock will vote on:

     .  the approval and adoption of the merger agreement;

     . the approval and ratification of the December 9, 1997 issuance of 341,338 shares of restricted Lowrance common stock to the Lowrance directors; and

     . the transaction of such other business as may properly come before the Lowrance special meeting.

Record Date and Voting Power

     You are entitled to vote at the Lowrance special meeting if you owned shares of Lowrance common stock as of the close of business on the record date of August 19, 1999. On the record date, there were 3,768,796 shares of Lowrance common stock outstanding held by approximately 103 record holders.

     You are entitled to one vote for each share of Lowrance common stock you own on the record date. The holders of a majority of the shares entitled to vote at the Lowrance special meeting must be present in person or by proxy in order to constitute a quorum for all matters to come before the special meeting.

Vote Required

     The affirmative vote of Lowrance stockholders required to approve and adopt the merger agreement and to consummate the merger is 63 1/3% of the outstanding shares of Lowrance common stock. The affirmative vote of a majority of the shares present in person or by proxy at the special meeting and entitled to vote, other than the shares of the Lowrance directors which will not be counted in the vote, is required to approve and ratify the December 9, 1997 issuance of the restricted Lowrance common stock to the Lowrance directors.

     Darrell J. Lowrance, Chairman, President and Chief Executive Officer of Lowrance, who beneficially owns approximately 50.6% of the outstanding Lowrance common stock as of the record date, has already agreed in a stockholder support agreement to vote his shares in favor of the proposal to approve and adopt the merger agreement. For a description of this stockholder support agreement, see page 31.

Share Ownership of Management

     As of the record date, the directors and executive officers of Lowrance and their affiliates have the right to vote an aggregate of 2,169,095 shares of Lowrance common stock at the special meeting, representing approximately 57.6% of the shares of Lowrance common stock outstanding on the record date. All such directors, executive officers and affiliates have indicated that they intend to vote all shares held by them in favor of the approval and adoption of the merger agreement.

     Some directors and executive officers of Lowrance have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests may relate to or arise from, among other things, potential change in control payments and employment agreements which are discussed in more detail in "The Merger--Interests of Directors and Executive Officers in the Merger" on page 21.

Proxies

     Lowrance will bear its own cost of solicitation of proxies. Lowrance will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Lowrance common stock held in their names.

             Additional Information Regarding the Merger Agreement
                                   (page 25)

     The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement as it is the legal document that governs the merger.

What Holders of Lowrance Common Stock Will Receive

     Each share of your Lowrance common stock held immediately prior to the effective time of the merger will be exchanged for the right to receive $7.30 in cash payable to the holders thereof, without interest, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, shares held in Lowrance's treasury or by any of Lowrance's subsidiaries or shares held by Orbital or any subsidiary of Orbital.

     Lowrance stockholders should not send in their stock certificates until instructed to do so after the merger is completed.

Effective Time of the Merger

     The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

Conditions to the Merger Agreement

     The completion of the merger depends upon the companies meeting a number of conditions, including the following:

     .  the approval of the Lowrance stockholders;

     . the receipt of all authorizations, consents, orders and approvals of any required governmental authority;

     . the absence of legal restraints or prohibitions preventing the consummation of the merger; and

     . the material correctness of the representations and warranties of the other parties contained in the merger agreement.

     Each condition to the merger may be waived by the company entitled to assert the condition.

No Solicitation by Lowrance

     Lowrance has agreed that it will not solicit or engage in any discussion regarding a business combination of Lowrance with any other party.

Termination of the Merger Agreement

     The companies may, by mutual written consent, agree to terminate the merger agreement without completing the merger, and any of the companies may terminate the merger agreement if any of the following occurs:

          1.  the merger is not completed by December 23, 1999;

          2. a court or other governmental authority permanently prohibits the merger;

          3.  the approval of the stockholders of Lowrance is not obtained; or

          4. the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement.

     Orbital can terminate the merger agreement if any of the following occurs:

          1.  the Lowrance board:

              . withdraws or modifies materially and adversely its recommendation to the Lowrance stockholders to approve the merger agreement; or

              .  recommends another proposal to the Lowrance stockholders;

          2. a tender offer or exchange offer that would result in a party obtaining 50% or more of the Lowrance common stock is commenced and the Lowrance board recommends that the Lowrance stockholders tender their shares in such a tender or exchange offer; or

          3. Lowrance fails for any reason to call and hold the Lowrance special meeting by December 23, 1999.

     Lowrance can terminate the merger agreement if any of the following occurs:

          1. Lowrance receives a superior proposal for the acquisition of Lowrance and the Lowrance board determines in good faith to accept the superior proposal in order to act in a manner consistent with its fiduciary duties to the Lowrance stockholders; or

          2. the Orbital board withdraws or materially and adversely modifies its approval of the merger agreement.

 Termination Fees

     If Orbital terminates the merger agreement under its option 1 or 2 above or Lowrance terminates the merger agreement under its option 1 above, the merger agreement requires that Lowrance pay Orbital $2,600,000 if and only if Lowrance has entered into an acquisition agreement with respect to a proposal with a third party or the Lowrance board has withdrawn, modified or changed its approval or recommendation of the merger agreement in a manner adverse to Orbital.

     If the Orbital board withdraws or materially and adversely modifies its approval of the merger agreement, the merger agreement requires that Orbital pay Lowrance $2,600,000.

Opinion of Financial Advisor

     In deciding to approve the merger, the Lowrance board received an opinion from Lowrance's financial advisor, American Appraisal Associates, as to the fairness of the $7.30 in cash per share of Lowrance common stock to the Lowrance stockholders from a financial point of view. The full text of the opinion is attached as Appendix B to this document and should be read carefully in its entirety. The opinion of American Appraisal is directed to the Lowrance board and does not constitute a recommendation to any stockholder with respect to matters relating to the merger.

Financing for the Merger

     Orbital intends to fund the merger consideration through a combination of cash generated from operations, bank credit facilities, and, possibly, alternative financing sources. The merger will require the consent of Orbital's lenders and may require the restructuring of certain of its primary credit facilities.

Accounting Treatment

     The merger will be treated as a "purchase" in accordance with generally accepted accounting principles.

Regulatory Matters

     We are prohibited by U.S. antitrust laws from completing the merger until after we have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended or early termination of the waiting period has been granted. Lowrance and Orbital filed the required forms on April 22, 1999, and the waiting period expired on May 22, 1999. However, the Department of Justice and the FTC have the authority to challenge the transaction on antitrust grounds before or after the merger is completed.

Appraisal Rights

     Any stockholder who does not wish to accept the merger consideration has the right under the Delaware General Corporation Law to receive the "fair value" of his or her shares of common stock as determined by a Delaware court. This "appraisal right" is subject to a number of restrictions and technical requirements. Generally, in order to perfect appraisal rights (a) a dissenting stockholder must not vote in favor of adopting and approving the merger agreement and (b) a dissenting stockholder must make a written demand for appraisal before the vote on the merger agreement. Merely voting against the merger agreement will not protect the right of appraisal. Appendix C to this proxy statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights. See "Appraisal Rights" on page 32.

        Additional Information Regarding the December 9, 1997 Issuance
            of the Lowrance Common Stock to the Lowrance Directors
                                   (page 55)

     In November 1997 because of Lowrance's extreme cash liquidity strain, Lowrance officers and directors determined that an additional cash infusion of $2,500.000 was essential to Lowrance's short and long term financial viability. At that time, Lowrance's lender, Fleet Capital, agreed that if Lowrance's officers and directors first invested an aggregate of $1,500,000 in a new equity, Fleet would agree to increase Lowrance's loan with Fleet by an additional $1,000,00. Because Lowrance officers had exercised options in November 1997, resulting in a cash infusion of $189,305, Fleet agreed to increase Lowrance's loan by an additional $1,000,000 if the Lowrance directors agreed to purchase additional Lowrance common stock for approximately $1,310,000 in cash.

     As a result, Lowrance's six directors agreed to purchase 341,338 shares of restricted and unregistered Lowrance common stock for an aggregate cash purchase price of $1,311,000 in an attempt to help insure Lowrances's financial viability. On December 9, 1997, Lowrance issued 341,338 shares of its unregistered common stock in a private placement at a discounted price of 65% of the then current Lowrance share price (pursuant to a fairness opinion from a disinterested investment banking firm) simultaneously with Lowrance executing a new $1,000,000 term loan with Fleet. The new cash infusion was used to assist in partially alleviating cash flow problems and to enable Lowrance to receive timely delivery of essential parts required to meet its budget demand for its product during the period from January through April 1998.

     Due to the need for immediate action to inject new cash into Lowrance to secure the new term loan with Fleet and to help partially alleviate cash flow problems, Lowrance issued the authorized but unregistered common shares to its six directors without obtaining the consent of its stockholders, which consent was not required under the Delaware General Corporation Law. In late 1998, Nasdaq informed Lowrance that Nasdaq believed that Lowrance was not in compliance with Nasdaq's stockholder approval requirements in connection with the December 9, 1997 issuance because Lowrance had not obtained stockholder consent or obtained a waiver of the applicable Nasdaq rules prior to the December 9, 1997 issuance. After a hearing and review, the Nasdaq Listing and Hearing Review Council in a decision issued on August 9, 1999, decided that because Lowrance did not comply with Nasdaq's stockholder approval rules, Lowrance common stock would be delisted from Nasdaq unless Lowrance complied with certain requirements. One requirement is that Lowrance must obtain approval of the December 9, 1997 private placement to the Lowrance directors by a majority of the common shares held by disinterested Lowrance stockholders (stockholders other than the six directors who purchased stock in the private placement). A second requirement is that each of the six directors enter into a lock-up agreement with Lowrance whereby each director would agree that the shares issued on December 9, 1997 would not be sold or otherwise transferred until sixty days after the Lowrance stockholders approved the December 9, 1997 issuance.

     Lowrance is now seeking the Nasdaq required stockholder approval and ratification of the December 9, 1997 issuance to the Lowrance directors in order to continue to be listed on the Nasdaq National Market. If the proposal is not approved and ratified by a majority vote of Lowrance stockholders other than the six directors who purchased the unregistered stock in December 1997, Lowrance will not be in compliance with the Nasdaq council's decision. As a result, Lowrance will face delisting.

     Additionally, Lowrance is working with Nasdaq to agree upon mutually acceptable terms of a lock up agreement with the Lowrance directors. None of the restricted Lowrance common stock issued on December 9, 1997 has been sold or transferred by any director, and each of the six directors had previously entered into a lock-up agreement with Lowrance at the request of Nasdaq in which the shares issued on December 9, 1997 will not be transferred until after a stockholder vote approves the issuance. Subsequent to the Nasdaq council's decision dated August 9, 1999, Lowrance entered into an amended merger agreement in which each and every share of

Lowrance common stock would be converted into the right to receive $7.30 in cash, without interest. The proposed merger is fully described in this proxy statement and is also the subject of a stockholder vote at the special meeting. Lowrance is therefore trying to work with Nasdaq to revise the terms of the required lock up agreement so that the current executed lock up agreements, which do not require a sixty day holding period, will be acceptable to the Nasdaq council. If Lowrance does not resolve the issue of an acceptable director lock up agreement with Nasdaq, the


Lowrance common stock could be delisted. Lowrance previously advised Nasdaq that prior to the December 9, 1997 issuance, the officers and directors of Lowrance held in excess of 50% of the Lowrance common stock and at that time represented the vote necessary for approval and ratification of the December 9, 1997 issuance. However, Lowrance faces the delisting of its common stock unless it obtains the approval and ratification of the private placement by a majority vote of the disinterested Lowrance stockholders. If Lowrance is successful in obtaining both an amended agreement with Nasdaq regarding directors' lock up agreements and approval of the private placement by a majority vote of disinterested Lowrance stockholders, Lowrance believes Nasdaq will continue listing Lowrance common stock.

Comparative Market Price Information

     Lowrance common stock is quoted on Nasdaq under the symbol "LEIX." The following tables set forth the high and low bid prices of the Lowrance common stock as reported on The Nasdaq National Market System for the fiscal quarters indicated. Lowrance's fiscal year end is July 31. The information below represents inter-dealer prices, without adjustments for retail markups, markdowns or commissions and do not necessarily represent actual transactions.

                                             Lowrance Common Stock
                                            -----------------------
                                              High            Low
                                            --------        -------
               Fiscal 1997:
                First Quarter                $ 8.25          $5.00
                Second Quarter                11.00           6.50
                Third Quarter                 10.00           7.50
                Fourth Quarter                 8.63           5.00

               Fiscal 1998:
                First Quarter                  6.50           4.22
                Second Quarter                 7.25           5.00
                Third Quarter                  8.50           5.50
                Fourth Quarter                 7.13           3.44

               Fiscal 1999:
                First Quarter                  4.00           2.50
                Second Quarter                 7.44           2.50
                Third Quarter                  6.25           4.00
                Fourth Quarter                 6.50           5.56

                Fiscal 2000:
                First Quarter                  7.00           6.00
                  (through August 31, 1999)

     Lowrance has not declared any dividends on its common stock for the periods indicated above and under agreements with its lenders can only do so under certain circumstances. Set forth below are the high, low and closing sale prices of Lowrance common stock on March 10, 1999, August 27, 1999 and September 2, 1999. March 10, 1999 was the last full trading day prior to the public announcement of the old stock for stock merger, August 27, 1999 was the last full trading day prior to the public announcement of the current cash for stock merger, and September 2, 1999 was the last practicable trading day for which information was available prior to the date of the first mailing of this document. See "The Merger - Background of the Merger" regarding change from stock for stock merger to a cash for stock merger.

                                            Lowrance Common Stock
                                         --------------------------
                                          High      Low      Close
                                         ------    -----    -------
               March 10, 1999            $5.25     $4.50     $5.25
               August 27, 1999           $6.25     $6.38     $6.38
               September 2, 1999         $6.88     $6.81     $6.81

     We urge you to obtain current market quotations of Lowrance common stock.

Selected Financial and Operating Data of Lowrance

     The following selected consolidated financial data for the five years ended July 31, 1998 are derived from the audited consolidated financial statements of Lowrance. The selected consolidated financial data for the nine months ended April 30, 1998 and 1999 are derived from the unaudited consolidated financial statements of Lowrance which, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that Lowrance considers necessary for a fair presentation of the financial position and results of operations for these periods. The information should be read in conjunction with "Lowrance Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Lowrance and the related notes thereto included elsewhere in this document.

                                                                                                         Nine Months Ended
                                                         Years Ended July 31,                                 April 30,
                                      ------------------------------------------------------------     ----------------------
                                        1994         1995         1996         1997         1998         1998          1999
                                      --------     --------     --------     --------     --------      --------     --------
                                                           (in thousands, except share and per share amounts)
Operating Data:
 Net sales.........................   $ 81,250     $ 91,116     $ 94,579     $104,659     $ 91,706      $ 68,717     $ 66,730
 Gross profit......................   $ 25,330     $ 31,069     $ 31,988     $ 26,881     $ 25,645      $ 19,416     $ 22,302
 Income (loss) before income
 taxes and extraordinary credit....   $ (1,663)    $  2,061     $  2,199     $ (7,877)    $ (3,166)     $   (856)    $  1,130

 Net income (loss).................   $   (672)    $  1,422     $  1,743     $ (5,190)    $ (3,995)     $   (556)    $  1,130

                                                             As of July 31,                                As of April 30,
                                      ------------------------------------------------------------     ----------------------
                                        1994         1995         1996         1997         1998          1998         1999
                                      --------     --------     --------     --------     --------      --------     --------
Share Data:
 Weighted average number of
 shares outstanding
   Basic...........................      3,350        3,352        3,352        3,352        3,608         3,582        3,768
   Diluted.........................      3,350        3,396        3,387        3,352        3,608         3,582        3,768

 Net income (loss)
   Basic...........................   $   (.20)    $    .42     $    .52     $  (1.55)    $  (1.11)     $   (.16)    $    .30
   Diluted.........................   $   (.20)    $    .42     $    .51     $  (1.55)    $  (1.11)     $   (.16)    $    .30

Balance Sheet Data:
 Working capital...................   $ 12,872     $ 14,777     $ 18,509     $ 17,798     $ 19,633      $ 20,148     $ 23,174
 Total assets......................   $ 35,028     $ 40,228     $ 47,108     $ 61,366     $ 52,247      $ 61,360     $ 47,336
 Long term debt, less current
 maturities........................   $  9,379     $  9,975     $ 13,705     $ 21,176     $ 23,038      $ 21,815     $ 23,528

 Stockholders' equity..............   $ 11,991     $ 13,452     $ 15,196     $  9,952     $  7,172      $ 10,820     $  8,581

                          FORWARD-LOOKING STATEMENTS

     We believe that some of the information in this document constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition or state other "forward-looking" information.

     We believe that it is important to communicate our expectations to the Lowrance stockholders. However, there may be events in the future that Lowrance is not able to accurately predict or over which it has no control. The factors listed below and cautionary language in this document provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in this document in its forward-looking statements.

     Specifically, actual results relating to, among other things, product performance, the introduction of products and services by competitors, general economic and business conditions and the inability to accurately predict market trends could differ materially from those currently anticipated in such statements. Factors affecting forward-looking statements include:

     .    technological changes and innovations;

     . changes in availability of, unavailability of or delay in receiving components and raw materials;

     .    changes in economic conditions; and

     .    changes in seasonal demand for products.

     Lowrance and Orbital do not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.


                      WHERE YOU CAN FIND MORE INFORMATION

     As required by law, Lowrance files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Lowrance. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     You should rely only on the information contained in this document to vote on the proposals at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated September 11, 1999. You should not assume that the information contained in this document is accurate as of any date other than September 11, 1999, and the mailing of the document to you shall not create any implication to the contrary.

                         THE LOWRANCE SPECIAL MEETING

Time, Place and Date

     This document is being furnished to Lowrance stockholders as part of the solicitation of proxies by the Lowrance board for use at a special meeting of stockholders of Lowrance to be held on October 12, 1999, at 10:00 a.m., local time, in the Directors Room of the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma 74103 and at any adjournment or postponement thereof. This document and the enclosed form of proxy are first being mailed to stockholders of Lowrance on or about September 11, 1999.

Purpose of the Special Meeting

     At the Lowrance special meeting, the holders of shares of Lowrance common stock will vote on:

     .  the approval and adoption of the merger agreement;

     . the approval and ratification of the December 9, 1997 issuance of 341,338 shares of restricted Lowrance common stock to the Lowrance directors; and

     . the transaction of such other business as may properly come before the Lowrance special meeting.

     The Lowrance board, after careful consideration, has unanimously approved the merger agreement and recommends a vote "FOR" approval and adoption of the merger agreement and "FOR" approval and ratification of the December 9, 1997 issuance of 341,338 shares of the restricted Lowrance common stock to the Lowrance directors.

Record Date, Outstanding Shares and Voting

     Holders of record of Lowrance common stock at the close of business on the record date of August 19, 1999, are entitled to notice of and to vote at the Lowrance special meeting. On the record date, there were 3,768,796 shares of Lowrance common stock outstanding held by approximately 103 record holders. Each share of Lowrance common stock as of the record date entitles its owner to one vote.

Quorum

     The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of stock entitled to vote at the Lowrance special meeting is necessary to constitute a quorum at the Lowrance special meeting.

Vote Required

     The holders of 63 1/3% of the voting power represented by the shares of Lowrance common stock outstanding on the record date must vote affirmatively to approve and adopt the merger agreement. The affirmative vote of a majority of the shares present in person or by proxy at the special meeting and entitled to vote other than those held by the 6 Lowrance directors is required to approve and ratify the December 9, 1997 issuance of the Lowrance common stock to the Lowrance directors.

     Shares of Lowrance common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Lowrance special meeting. Shares which abstain from voting will be treated as shares that are present and entitled to vote at the Lowrance special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the merger agreement and the December 9, 1997 issuance of the Lowrance common stock to the Lowrance directors. Broker non-votes, which are shares held by brokers or nominees for which no instructions are given by the beneficial owners of such shares, will have the same effect as shares voted against approval of the merger agreement. However, with respect to the December 9, 1997 issuance of Lowrance common stock to the Lowrance directors, broker non-votes will not be counted as votes for or against the proposal to approve and ratify the December 9, 1997 issuance, and will not be included in counting the number of votes necessary for the approval of the December 9, 1997 issuance.

     As of the record date, directors and executive officers of Lowrance and their affiliates may be deemed to be beneficial owners of approximately 57.6% of the outstanding shares of Lowrance common stock and have expressed their intent to vote their shares in favor of the approval and adoption of the merger agreement. Directors of Lowrance who purchased shares in the December 9, 1997 private placement are not entitled to vote their shares for or against the proposal to approve and ratify the December 9, 1997 issuance of the Lowrance common stock to the Lowrance directors.

Voting of Proxies

     All shares of Lowrance common stock which are entitled to vote and are represented at the Lowrance special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the Lowrance special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies, other than broker non-votes, will be voted for approval and adoption of the merger agreement and for the approval and ratification of the December 9, 1997 issuance of the Lowrance common stock to the Lowrance directors.

     The Lowrance board does not know of any matters other than those described in the notice of the Lowrance special meeting that are to come before the Lowrance special meeting. If any other matters are properly presented at the Lowrance special meeting for consideration, including consideration of a motion to adjourn or postpone such meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed form of proxy and acting under such proxy generally will have discretion to vote on such matters in accordance with their best judgment.

Revocation of Proxies

     Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     . giving the Secretary of Lowrance, at or before the taking of the vote at the Lowrance special meeting, a written notice of revocation bearing a later date than the proxy;

     . duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Lowrance before the taking of the vote at the Lowrance special meeting; or

     . attending the Lowrance special meeting and voting in person, although attendance at the Lowrance special meeting will not in and of itself constitute a revocation of a proxy.

     Any written notice of revocation or subsequent proxy should be sent to Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma 74128,
Attention: Secretary, or hand delivered to the Secretary of Lowrance at or before the taking of the vote at the Lowrance special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the Lowrance special meeting.

Solicitation of Proxies

     Lowrance will bear its own cost of solicitation of proxies. Lowrance will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Lowrance common stock held in their names.

                                  THE MERGER

Background of the Merger

     In August 1998, Lowrance engaged Chase Securities Inc. as its financial advisor to assist in exploring potential strategic alternatives, particularly the sale or merger of Lowrance. In a September 14, 1998 press release, Lowrance announced that it had retained Chase to assist Lowrance in exploring strategic alternatives.

     In September 1998, Chase began contacting potential strategic and financial partners to ascertain their interest in pursuing an acquisition of, a merger with or an investment in Lowrance. Over the course of the next several weeks, Lowrance, after execution of confidentiality agreements, shared selected non-public information with several of these parties. In October 1998, Lowrance and Chase requested and received from several of these parties, including Orbital, non-binding indication of interest letters that stipulated the basic terms upon which these parties would be interested in exploring a potential acquisition of, merger with or investment in Lowrance.

     During October and November 1998, Lowrance's management team met with several of these parties including Orbital and presented additional non-public information regarding Lowrance and its future prospects. During November and December 1998, Lowrance and Chase received additional information from these parties about their interest in a potential transaction with Lowrance. On November 23, 1998, Orbital sent a letter to Chase which expressed Orbital's interest in a potential merger with Lowrance and requested additional time for due diligence. Members of the Lowrance management team met with Orbital during the first part of December and provided Orbital with additional due diligence material. On December 21, 1998, Orbital informed Chase of its continued interest in a possible merger of Lowrance into Orbital in an all-stock transaction. After consultation with the Lowrance board, Chase informed Orbital that Lowrance was interested in the possible merger, pending negotiation of a definitive agreement.

     After several weeks of negotiations, Orbital informed Chase on January 7, 1999 that it would be willing to make certain improvements to its merger proposal, which included an implied value of $7.30 for each share of Lowrance common stock, based upon Orbital's then current per share price. During the week of January 11, 1999 Lowrance indicated to Orbital its continuing interest in the merger proposal, and the parties continued their negotiation of a merger agreement. On January 13, 1999, as a consequence of unusually heavy trading volume in Lowrance common stock and a significant upward movement in the market price of Lowrance common stock, Lowrance issued a press release disclosing that it was continuing to have discussions with a strategic partner. Lowrance also stated that if it reached an agreement with a strategic partner, it would immediately make a public announcement. On January 14, 1999, the Lowrance board engaged American Appraisal Associates to render a fairness opinion in connection with the proposed merger.

     On January 28, 1999, the Lowrance board met to consider the Orbital proposal, and American Appraisal delivered an oral opinion to Lowrance's board that, as of such date and based upon and subject to the assumptions made, matters considered, and the limitations on the review undertaken by American Appraisal, the exchange ratio and other terms and conditions of the merger, at such time, were fair, from a financial point of view, to the unaffiliated common stockholders of Lowrance. However, the Lowrance board did not vote on the merger proposal, deciding to delay a decision on the Orbital proposal pending Orbital's earnings announcement in mid-February. After Orbital's earnings release, Lowrance and Orbital continued negotiations, most of which focused upon adjustment mechanisms for fluctuations in the value of Orbital's share price; these negotiations did not change the proposed $7.30 in implied value for each share of Lowrance common stock, based upon Orbital's then current per share price.

     On March 8, 1999, the Orbital board met and the Orbital directors were apprised of the resolution of the outstanding material issues pertaining to the stock for stock merger agreement. The Orbital board voted unanimously to approve the stock for stock merger agreement and authorized the execution of the merger agreement, subject to negotiation of remaining issues within the ranges authorized by the Orbital board.

     On March 11, 1999, the Lowrance board met to consider the proposed stock for stock merger agreement with Orbital. During the course of the meeting, the board consulted with Chase, American Appraisal and Stuart,

Biolchini, Turner & Givray, Lowrance's outside legal counsel, and American Appraisal delivered its oral opinion (which it subsequently confirmed by delivery of a written opinion dated March 11, 1999) that, based upon and subject to the assumptions made, matters considered and the limitations on the review undertaken by American Appraisal, the terms and conditions of the merger were fair, from a financial point of view, to the unaffiliated common stockholders of Lowrance. After a review of relevant legal considerations and other discussions among the Lowrance board, the Lowrance directors voted unanimously to approve the stock for stock merger agreement and authorized the execution of the merger agreement, subject to negotiation of remaining issues within the ranges authorized by the Lowrance board and recommended that Lowrance stockholders approve and adopt the merger agreement.

     On the afternoon of March 11, 1999, the stock for stock merger agreement and the other transaction documents were executed.

     On August 18, 1999, Orbital management proposed changing the terms of the merger agreement from a stock for stock merger to a cash for stock merger valued at $7.30 per share of Lowrance common stock which is the same as the $7.30 in implied value in the stock for stock merger. Orbital's board of directors met on August 26, 1999 and unanimously approved the terms of the merger agreement as amended subject to negotiation of remaining issues within the ranges authorized by the Orbital board. On August 26, 1999 the Lowrance board met in a special meeting to consider the amended merger agreement. During the course of this meeting, the Lowrance board further consulted with Chase, American Appraisal, and Stuart, Biolchini, Turner & Givray. American Appraisal delivered its oral opinion regarding the terms of the cash offer that, based upon and subject to the assumptions made, matters considered, and the limitations on the review undertaken by American Appraisal regarding the terms of the amended merger, the terms and conditions were fair, from a financial point of view, to the unaffiliated common stockholders of Lowrance. After further review by the Lowrance board, the Lowrance board voted unanimously to approve the amended merger agreement and recommended that Lowrance stockholders approve and adopt the amended merger agreement.

     On August 26, 1999, the parties executed the amended merger agreement and other transaction documents.

Lowrance's Reasons for the Merger

     In reaching its determination to approve the transaction, and to recommend that Lowrance stockholders vote to adopt the merger agreement, the Lowrance board considered a number of factors, including the following:

     . The Lowrance board considered the information and presentations by Lowrance management and its legal and financial advisors concerning the terms of the merger and the business, technology, products, operations, financial condition, organizational structure and industry position of the companies, on both a historical and prospective basis;

     . The value to be received per share of Lowrance common stock in the merger represented a 57.5% premium over the average closing sale price of Lowrance common stock for the period from February 10, 1999 through and including March 10, 1999, and a 15.6% premium over the closing sale price of Lowrance common stock on August 26, 1999;

     . American Appraisal gave the opinion that, based upon and subject to the assumptions made, matters considered, and the limitations on the review undertaken by American Appraisal, the $7.30 in cash per share of Lowrance common stock and other terms and conditions of the merger, at such time, were fair, from a financial point of view, to the unaffiliated common stockholders of Lowrance. A copy of the American Appraisal written opinion is attached as Appendix B to this document;

     . The present and anticipated environment of Lowrance's business, including the potential for further consolidation within the industry and the need for substantial capital in order for Lowrance to compete effectively, which led to the belief that it would become harder for Lowrance to compete in its markets and that continued growth would require significant additional capital and that stockholder value may be maximized by selling Lowrance to a larger, better capitalized company;

     . The financial condition, results of operations, business and prospects of Lowrance, including the increasingly competitive nature of the markets in which Lowrance operates, which helped the directors evaluate the future prospects of Lowrance and determine whether the merger consideration is fair and whether it is an appropriate time to engage in the proposed merger; and

     . The results of an extensive search authorized by Lowrance and conducted by Chase Securities, Inc. for a strategic partner (in addition to Orbital).

     The Lowrance board also took into account negative factors associated with the merger that as a result of the merger, Lowrance stockholders would no longer participate in any future growth and prospects of Lowrance. However, the Lowrance board believed that a sale of Lowrance under the terms of the merger would achieve greater value at this time for the Lowrance stockholders as compared with remaining a public company. The Lowrance board concluded that the potential benefits of the merger outweighed the potential risks.

     The Lowrance board did not quantify or otherwise assign relative weights to these factors or determine that any factor was of particular importance. Rather, the Lowrance board made its recommendation based on the totality of the information presented to and considered by it.

Recommendation of the Board of Directors of Lowrance

     The Lowrance board has unanimously determined that the merger agreement is in the best interests of Lowrance and its stockholders. Accordingly, the Lowrance board has unanimously approved the merger agreement and recommends that Lowrance stockholders vote in favor of approval and adoption of the merger agreement at the Lowrance special meeting.

Opinion of Lowrance's Financial Advisor

  Lowrance's board retained American Appraisal to render a fairness opinion in connection with the merger. On August 26, 1999, American Appraisal delivered an oral opinion to Lowrance's board that, as of such date and based upon and subject to the assumptions made and matters considered in, and the limitations on, the review undertaken by American Appraisal, the merger consideration and other terms and conditions of the merger were fair, from a financial point of view, to the unaffiliated common stockholders of Lowrance. Such opinion was subsequently confirmed in writing. No limitations were imposed by Lowrance's board upon American Appraisal with respect to the investigations made or procedures followed by American Appraisal in rendering its opinion.

  The full text of American Appraisal's fairness opinion, which sets forth the assumptions made, procedures followed and matters considered by American Appraisal, is attached as Appendix B to this document. You are urged to read carefully the opinion in its entirety. The summary of the opinion is qualified in its entirety by reference to its full text. American Appraisal has consented to the inclusion of its opinion and the summary of its opinion in this document.

  As set forth in the opinion, American Appraisal relied, without independent verification, upon and assumed the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by American Appraisal. With respect to Lowrance's projected financial operating results for fiscal years 2000 - 2003, American Appraisal assumed that such near term projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Lowrance management as to the expected near term performance of Lowrance. American Appraisal did not perform any independent verification of the information or projections provided to it and relied upon the representations of Lowrance management that they were unaware of any facts that would make the information or projections provided to American Appraisal incomplete or misleading. American Appraisal's opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date of the opinion.

  American Appraisal's opinion is directed to the Lowrance board and relates to the fairness of the merger consideration and other financial terms and conditions of the merger from a financial point of view. The opinion does not constitute a recommendation to any Lowrance stockholder as to how such stockholder should vote with respect to the merger. The financial terms of the merger were determined through negotiations between Orbital and

Lowrance and their respective advisors and although American Appraisal provided advice to Lowrance's board during the course of such negotiations, it did not make a recommendation with respect to any of the financial terms, including the merger consideration.

In rendering its opinion, American Appraisal, among other things:

   (i)     reviewed the merger agreement, executed August 26, 1999;

   (ii) reviewed Lowrance's Annual Reports on Form 10-K and Proxy Statements for the fiscal years ended July 31, 1996 through 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and other publicly available financial and operating information relating to Lowrance;

   (iii) reviewed and analyzed the internal unaudited operating results reported by Lowrance for the twelve months ended July 31, 1999 and financial projections for Lowrance for fiscal years 2000 - 2003 provided to American Appraisal by Lowrance management;

   (iv) considered (a) Lowrance's operating history, financial condition and prospects prior to, and after, the merger, (b) Lowrance's ability absent the merger to independently raise capital needed to fund working capital, and (c) the strategic alternatives available to Lowrance other than the merger;

   (v) reviewed written presentations presented to the Lowrance board by Chase related to the process Chase employed in soliciting bids for Lowrance, dated December 30, 1998, January 28, 1999, March 10, 1999 and August 26, 1999;

   (vi) analyzed available information concerning other companies that (a) have sufficient similarities to Lowrance for purposes of comparing their market capitalizations to Lowrance and (b) have sufficient similarities to Lowrance and have been recently acquired by, or merged into, other companies;

   (vii) reviewed the public stock market price and trading volume history of Lowrance's common stock on Nasdaq; and

   (viii) conducted other financial analyses and studies as American Appraisal deemed appropriate for purposes of delivering its opinion as to the fairness, from a financial point of view, of the merger consideration and other terms and conditions of the merger.

     The following is a brief summary of certain of American Appraisal's reviews and financial analyses in connection with providing its fairness opinion.

Merger Consideration

     Based on terms of the merger agreement, a holder of one share of Lowrance common stock will receive $7.30 in cash, an amount that was concluded by American Appraisal to be fair, from a financial point of view, based on its reviews and analyses summarized in the following paragraphs:

Merger's Implied Enterprise Valuation

     The $7.30 per share common stock valuation of Lowrance's equity as indicated by the terms of the merger agreement, represented, as of August 26, 1999, (a) an estimated total business enterprise value for Lowrance of approximately $54.5 million, or $14.45 per share and (b) business enterprise valuation ratios of 0.61 times Lowrance's LTM revenues and 9.0 times Lowrance's LTM EBITDA where "business enterprise value" is defined as the market value of a company's total equity capital plus the market value of its long term debt, "LTM" refers to the latest 12 months operating results for Lowrance ended April 30, 1999, adjusted for nonrecurring expenses and "EBITDA" means operating income before interest, taxes, depreciation and amortization, adjusted for nonrecurring expenses. For purposes of this opinion, Lowrance's long term debt was equivalent to its average balance of the end-quarter amounts for the four quarters ended April 30, 1999.

Selected Comparable Company Analysis.

   American Appraisal compared selected financial information of Lowrance with corresponding publicly available information of certain other publicly traded companies engaged in the manufacturing and sale of products similar to those of Lowrance or of products of similar technology that served market segments similar to those of Lowrance. Such comparable companies included Brunswick Corp. ("Brunswick"), Coleman Co. ("Coleman"), Johnson Worldwide Associates, Inc. ("JWA"), Teleflex, Inc. ("Teleflex"), Trimble Navigation Limited ("Trimble") and Novatel, Inc ("Novatel"). However, because Trimble and Novatel reported net EBITDA and net income losses for the LTM period, their market capitalization multiples were not considered for purposes of this fairness opinion analyses. Correlation of the market capitalization multiples of the remaining comparable companies indicated that (i) their LTM revenue multiples ranged between 0.4x and 1.4x, implying a per share valuation of Lowrance between $2.37 and $26.18 and (ii) their LTM EBITDA multiples ranged from 5.8x to 10.1x, implying a per share valuation of Lowrance between $2.20 and $9.14.

   The financial performance, financial condition and financial resources of Brunswick, JWA and Teleflex were generally superior to that of Lowrance. No company utilized in the comparable company analysis was identical to Lowrance. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies included in the selected comparable company analysis.

Comparable Acquisition Analysis

   American Appraisal conducted a search for publicly available information regarding business combinations involving companies with sufficient similarities to Lowrance to be helpful in determining an appropriate valuation for Lowrance. The search revealed the following transactions with information sufficient to measure certain enterprise value ratios for comparison to the merger enterprise valuation:

   Acquired Company          Acquirer               Enterprise Valuation/
                                                  Revenues         EBITDA
------------------------------------------------------------------------------
   Ashtech, Inc.             Orbital Sciences       1.0x             n/a
                             Corporation
   Magellan Corporation      Orbital Sciences       1.2x             n/a
                             Corporation
   Nutone, Inc.              Nortek, Inc.           1.2x             8.0x
   Signature Brands, Inc.    Sunbeam Corp.          1.0x             8.4x

   Correlation from the comparable acquisition analysis indicated that (i) the LTM revenue multiples of the comparable companies ranged between 1.0x and 1.2x, implying a per share valuation of Lowrance between $16.65 and $21.41 and (ii) the LTM EBITDA multiples of the comparable companies ranged between 8.0 x and 8.4x, implying a per share valuation of Lowrance between $5.75 and a $6.40.

   Except for the above, many acquisitions of businesses considered comparable to Lowrance in recent years involved privately held companies which precluded comparable company valuation analysis because information for meaningful analysis was not available.

Discounted Net Cash Flow Analysis

   American Appraisal valued Lowrance's common stock based on Lowrance's projected future operating and net cash flow as of August 26, 1999. Based on Lowrance's management prepared financial projections for the four year period ended December 31, 2003, the projected net cash flow of Lowrance was discounted to present value at a rate of return commensurate with its estimated weighted average cost of capital and the risk associated with the achievement of the financial projections. The discounted net cash flow analysis included the following analyses:

          (i) From the financial projections, Lowrance's unlevered, or debt-free net cash flow, defined as debt-free net income plus depreciation and amortization less capital expenditures and less
                (plus) increases (decreases) in working capital was estimated;

          (ii) Lowrance's projected debt-free net cash flow for the four years included in the financial projections was discounted to present value at rates of return ranging from 14% to 16%, such rates of returns representing American Appraisal's estimate of Lowrance's weighted average cost of capital that reflected (a) Lowrance's debt and equity capital structure, (b) estimated market returns on Lowrance's debt and equity capital and (c) the uncertainty associated with Lowrance's ability to independently achieve the financial projections; and

          (iii) Lowrance's terminal value as of the end of the fourth year of the financial projections was estimated by averaging the results of the capitalization of EBITDA projected in the terminal year by multiples ranging from 4.0 to 6.0, where the multiples were obtained from the comparable company analysis and comparable acquisition analysis as representing current market EBITDA multiples for profitable moderate growth companies in Lowrance's industry.

         Based on the foregoing discounted net cash flow analysis, the value for Lowrance's common stock ranged from $5.05 per share to $11.22 per share.

Evaluation of Strategic Alternatives

       American Appraisal evaluated strategic alternatives, in addition to the merger, that were available to Lowrance prior to the merger including (i) a strategic business combination with parties other than Orbital, (ii) a recapitalization involving an infusion of equity capital from private equity capital investors, and (iii) the financial and business viability of remaining independent. Based on American Appraisal's analysis of these alternatives, American Appraisal concluded the following:

          (i) The results of an extensive and orderly search conducted by Chase for strategic partners (in addition to Orbital), indicated that Lowrance had limited marketability (1) as a strategic partner and
               (2) at financial terms comparable to those of the merger; and

          (ii) Chase's search for financial partners indicated that some private equity investors considered Lowrance a potential candidate for a recapitalization transaction involving new equity capital. However, based on Chase's discussions with such investors American Appraisal concluded that the terms of any recapitalization from these investors would likely be less favorable to the Lowrance stockholders because a recapitalization of Lowrance would likely result in material dilution and considerably less liquidity to Lowrance's common stockholders.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying American Appraisal's opinion. In arriving at its opinion, American Appraisal considered the results of all such analyses which were prepared solely for purposes of providing its opinion to the Lowrance board as to the fairness of the merger consideration and other terms of the merger, from a financial point of view, to the unaffiliated stockholders of Lowrance. American Appraisal's opinion and presentation to Lowrance's board was one of many factors taken into consideration by Lowrance's board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by American Appraisal.

   American Appraisal, as part of its financial advisory services, is regularly and continually engaged in the valuation of businesses and securities in connection with restructurings and reorganizations, mergers and acquisitions, private placements and other corporate purposes. Prior to this engagement, American Appraisal had not provided financial or valuation advice to Lowrance or to Orbital.

   Pursuant to letter agreements, dated January 14, 1999 and August 27, 1999, Lowrance will pay American Appraisal $125,000 for the fairness opinion service, of which $65,000 was paid as of the date of the fairness opinion letter and the remaining sum to be payable as of the date that this document is sent to Lowrance's common stockholders. In addition, Lowrance agreed to reimburse American Appraisal's out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify American Appraisal against certain liabilities in connection with the engagement of American Appraisal.

Interests of Directors and Executive Officers in the Merger

     In considering the recommendation of the Lowrance board, Lowrance stockholders should be aware that the directors and executive officers of Lowrance may have interests in the merger that are different from, or in addition to, the interests of Lowrance stockholders generally, and that may create potential conflicts of interest. Lowrance directors, officers and employees have rights with respect to a stockholder agreement, severance provisions under existing employment contracts, indemnification provisions and liability insurance in connection with the merger. The Lowrance board was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

Ownership and Voting Stock

     As of the record date, directors and executive officers of Lowrance and their affiliates may be deemed to be beneficial owners of approximately 57.6% of the outstanding shares of Lowrance common stock. Darrell J. Lowrance has entered into a stockholder support agreement dated as of August 26, 1999 with Orbital whereby he has agreed to vote the 1,907,423 shares of Lowrance common stock he beneficially owns, representing approximately 50.6% of the outstanding shares of Lowrance common stock, in favor of the merger agreement.

Employment and Severance Arrangements

     Lowrance is a party to employment and severance agreements with the following people who are executive officers of Lowrance: Terry R. Nimmo, Steven
L. Schneider and Mark C. Wilmoth. Under these employment and severance agreements, all of which are substantially identical, if Lowrance is sold, merged, reorganized or otherwise acquired at a time when the executive is still employed with Lowrance, and if employment of any executive is terminated other than for "cause," as defined in the employment and severance agreement, then such executive will be entitled to:

     . payment of standard severance as set forth in Lowrance's established written policy; and

     . a lump sum payment in the amount of such executive's salary for one year.

     The aggregate amount of the cash benefits payable to each executive is:

             Mr. Nimmo                     $197,981.00

             Mr. Schneider                 $222,557.00

             Mr. Wilmoth                   $196,586.00

     In addition, Robert F. Biolchini, who is on the Lowrance board and is the Secretary of Lowrance, is also a partner at the law firm Stuart, Biolchini, Turner & Givray, which is Lowrance's outside general counsel.

Indemnification and Insurance

     Lowrance presently has no directors' and officers' liability insurance. However, under the terms of the merger agreement, Orbital procured liability insurance for the directors and officers of Lowrance, effective as of June 3, 1999.

     Under the terms of the merger agreement, Lowrance is obligated to, and from and after the merger, Orbital and Merger Sub are obligated to, defend, indemnify and hold harmless each person who is now, or has been at any time prior to the date of this document, or who becomes prior to the merger, an officer, director or employee of Lowrance or any of Lowrance's subsidiaries. These individuals will be indemnified against all costs or expenses, including reasonable attorneys' fees, in connection with any civil, criminal, administrative or investigative claim which is based in whole or in part on the fact that such person is or was an officer, director or employee of Lowrance. The indemnification will cover claims which pertain to any matter existing or occurring at or prior to the merger regardless of when it was asserted or claimed and all claims and liabilities pertaining to the merger agreement.

Treatment of Lowrance Series "A" Preferred Stock in the Merger Agreement

     Immediately before the merger, Lowrance shall redeem each share of Lowrance Series "A" preferred stock issued and outstanding for cash in an amount equal to $4.625.

     At the time of the merger, all shares of Lowrance Series "A" preferred stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

Financing for the Merger

  Orbital intends to fund the merger consideration through a combination of cash generated from operations, bank credit facilities, and, possibly, alternative financing sources. The merger will require the consent of Orbital's lenders and may require the restructuring of certain of its primary credit facilities.

Anticipated Accounting Treatment of the Merger

     The merger will be accounted for using the purchase method of accounting for financial reporting purposes under U.S. generally accepted accounting principles. Under this method of accounting, the aggregate consideration paid by Orbital in connection with the merger will be allocated to Lowrance's assets and liabilities based on their fair market values, with any excess being treated as goodwill. Goodwill from such an acquisition is generally amortized in equal annual installments over a period of time and is not deductible for federal income taxes. The assets and liabilities and results of operations of Lowrance will be consolidated into the assets and liabilities and results of operations of Orbital from the date of the merger.

Regulatory Approvals

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, Orbital and Lowrance may not merge unless Notification and Report Forms have been filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission, and waiting period requirements have expired or are otherwise earlier terminated by the Antitrust Division and the FTC. On April 22, 1999, Orbital and Lowrance submitted the required filings to the Antitrust Division and the FTC. The waiting period under the Hart-Scott-Rodino Act expired on May 22, 1999.

     The Antitrust Division and the FTC frequently scrutinize the legality of transactions such as the merger under the antitrust laws. At any time before or after the completion of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of Orbital or Lowrance. We do not believe that the merger will violate the antitrust laws. We cannot assure, however, that the

Antitrust Division, the FTC or state or private parties will not challenge the merger on antitrust grounds, or, if such a challenge is made, what the result will be.

Material United States Federal Income Tax Considerations

     Upon consummation of the merger each outstanding share of Lowrance common stock (except for those shares with respect to which statutory appraisal rights are exercised, those shares which are held in Lowrance's treasury of by any of Lowrance's subsidiaries and those shares held by Orbital, Orbital Merger Sub, Inc., or any other subsidiary of Orbital) will be converted into the right to receive $7.30 in cash, without interest. The following discussion is a summary of the principal federal income tax consequences of the merger to the stockholders of Lowrance whose shares of common stock are surrendered pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law, including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as consideration. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. The discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended, currently applicable treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. Future legislative changes, judicial administrative changes or interpretations could alter or modify the statements and conditions set forth herein, and these changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of Lowrance.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger agreement and the stockholder's adjusted tax basis in the shares of common stock surrendered pursuant to the merger agreement. Such gain or loss will be a capital gain or loss. The rate at which any such gain will be taxed to non-corporate stockholders (including individuals, estates and trusts) will, as a general matter, depend upon each stockholder's holding period for the shares of common stock at the effective time of the merger. If a non-corporate stockholder's holding period for the shares of common stock is more than one year, either a 20 percent or a 10 percent capital gains rate generally will apply to such gain, depending on the amount of taxable income of such stockholder for such year. If the stockholder's holding period for the shares of common stock is one year or less, such gain will be taxed at the same rates as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

     For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

     Payment in connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Stockholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

Delisting and Deregistration of Lowrance Common Stock

     Lowrance common stock currently is listed for quotation on Nasdaq under the symbol "LEIX." Upon consummation of the merger, Lowrance common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended. Following the merger, Lowrance stockholders will be instructed to exchange their outstanding stock certificates for the merger consideration. See "The Merger Agreement--Procedures for Exchange of Stock Certificates" on page 25.

                             THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated in this document by reference. The summary is not complete and is qualified in its entirety by reference to the merger agreement. We urge all stockholders of Lowrance to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

     The merger agreement provides that Orbital Merger Sub, Inc., a wholly owned subsidiary of Orbital, will be merged with and into Lowrance. At the time of the merger, the separate corporate existence of Orbital Merger Sub, Inc. will cease and Lowrance will continue as the surviving corporation. The merger will become effective at such time as a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as agreed to by the companies. We presently expect that the merger will be effective within five business days after all conditions in the merger agreement are met.

Treatment of Lowrance Securities

     Treatment of Lowrance Series "A" Preferred Stock. Immediately before the merger, each issued and outstanding share of Lowrance Series "A" preferred stock will be redeemed for $4.625 in cash, without interest.

     Treatment of Lowrance Common Stock. At the time of the merger, each issued and outstanding share of Lowrance common stock will be converted into the right to receive $7.30 in cash payable to the holders thereof, without interest.

Procedures for Exchange of Stock Certificates

     Orbital has designated BankBoston, N.A. to serve as payment agent and to exchange certificates representing Lowrance common stock for the payment of merger consideration. As soon as reasonably practicable after the merger, the payment agent will mail to each record holder of certificates representing shares of Lowrance common stock, a letter of transmittal and instructions for use in effecting the surrender of the certificates for payment. Holders of certificates who surrender their certificates to the payment agent together with a duly completed and validly executed letter of transmittal will receive $7.30 in cash per share payable to the holders thereof, without interest. The surrendered Lowrance certificates will be canceled.

     At the time of the merger, the stock transfer books of Lowrance will be closed and there will be no further registration of transfers of shares of Lowrance common stock or the Lowrance Series "A" preferred stock on the records of Lowrance.

     Six months after the merger, Orbital can require the payment agent to deliver to Orbital all cash and other instruments in its possession relating to the merger and which have not been distributed. After such six month period, each holder of a Lowrance certificate must look only to Orbital for payment of the consideration under the merger agreement.

     Orbital is entitled to deduct and withhold from the consideration otherwise payable to any holder of Lowrance common stock the amounts it is required to deduct and withhold with respect to the payment of such consideration under the Internal Revenue Code or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid to the holder of the shares of Lowrance common stock.

     If any Lowrance certificate is lost, stolen or destroyed, the Lowrance stockholder must provide an appropriate affidavit of that fact. Orbital may require the owner of such lost, stolen or destroyed Lowrance certificate to deliver a bond as indemnity against any claim that may be made against Orbital or the payment agent with respect to the Lowrance certificate alleged to have been lost, stolen or destroyed.

     Lowrance common stockholders should not send in their certificates until they receive a transmittal form from the payment agent.

Appraisal Rights

     Notwithstanding any provision of the merger agreement to the contrary, any shares of common stock held by a holder who has demanded and perfected the right of appraisal of those shares in accordance with the provisions of Section 262 of the Delaware General Corporation Law shall not be converted into the right to receive the merger consideration pursuant to the merger agreement, but the holder shall only be entitled to such rights as are granted by the Delaware General Corporation Law. If a holder of shares of common stock who demands appraisal of such shares under the Delaware General Corporation Law effectively withdraws or becomes ineligible for (through failure to perfect or otherwise) the right of appraisal, then, as of the effective time of the merger or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the merger consideration upon compliance with the provisions, and subject to the limitations, of the merger agreement. The merger agreement requires that Lowrance shall give Orbital (a) prompt notice of any written demands for appraisal of any shares of common stock and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The merger agreement further provides that Lowrance shall not, except with the prior written consent of Orbital, make any payment with respect to any demands for appraisal of common stock or offer to settle or settle any such demands.

Representations and Warranties

     The merger agreement contains representations and warranties made by Lowrance, relating to, among other things:

     .  required consents and approvals;

     .  compliance with laws;

     . Lowrance's filing of all required reports, registrations and statements required to be filed since January 1, 1996 with the SEC and the accuracy of the information contained in those filings;

     .  absence of undisclosed liabilities;

     .  absence of material changes;

     .  litigation;

     .  taxes;

     .  tax basis;

     .  employee benefit plans and employment matters;

     .  intellectual property;

     .  environmental matters;

     .  title to properties;

     .  permits and licenses;

     .  material contracts;

     .  insurance;

     .  product warranties;

     .  business practices;

     .  brokers and finders fees;

     .  opinion received from financial advisors;

     .  the votes of stockholders required to approve the merger; and

     . its organization, capitalization and ownership and organization of its subsidiaries.

     In addition, the merger agreement contains representations and warranties made by Orbital relating to, among other things:

     .  organization;

     .  required consents and approvals;

     .  compliance with laws;

     .  financing;

     .  litigation; and

     .  brokers and finders.

Covenants Pending the Merger

     Conduct of Lowrance Business. The merger agreement provides for covenants pending the merger. Lowrance has agreed that until the merger, Lowrance and its subsidiaries will:

     .  conduct business in the ordinary course consistent with past practice;

     .  preserve intact its business organization;

     .  maintain in effect any franchises, authorizations or similar rights;

     .  keep available the services of its present officers and key employees;

     .  preserve its business relationships;

     .  maintain and keep its properties in good repair and condition;

     .  maintain insurance coverage; and

     .  perform its obligations under contracts and agreements.

     The merger agreement also restricts the ability of Lowrance and its subsidiaries to:

     .  issue, sell, pledge, dispose of or encumber:

        (1) any capital stock, except for redemption of the Series "A" preferred stock; or

        (2) any assets, except in the ordinary course of business and consistent with past practice and not relating to the borrowing of money;

     .  amend its organizational documents;

     . split, combine or reclassify any capital stock, or declare, set aside or pay any dividend, except for dividends by Lowrance's subsidiaries to Lowrance;

     . redeem, purchase or acquire or offer to acquire any of Lowrance or its subsidiaries' capital stock except for the redemption of the Lowrance Series "A" preferred stock;

     . incur or guarantee any indebtedness or sell any debt securities or warrants other than in the ordinary course of business;

     . make loans, advances or capital contributions to or investments in any other person other than between or with Lowrance and any Lowrance subsidiaries;

     .  pay, discharge or satisfy any claims, liabilities or obligations;

     . increase employee compensation or grant severance or termination pay, or stay, bonus or other incentive arrangement, except in the ordinary course of business and in accordance with past practice;

     . make any new capital expenditures other than those made in accordance with the operating and capital budget approved by Lowrance's board; and

     . take any action that could reasonably be expected to result in Lowrance's representations or warranties becoming untrue in any material respect.

     No Shopping. Lowrance further represents and warrants in the merger agreement that none of Lowrance or any of its subsidiaries has any agreements or understandings with any potential acquiror that would be violated or require any payments by reason of the execution, delivery or consummation of the merger agreement.

     Further Negotiations. Lowrance and its subsidiaries have agreed to cease any existing discussions or negotiations regarding an acquisition proposal concerning Lowrance or its assets and to not directly or indirectly solicit, initiate, continue, facilitate or encourage any inquiries, proposals or offers or negotiate, explore or communicate in any way with any third party with respect to an acquisition proposal.

     However, Lowrance may, in response to an unsolicited written acquisition proposal, furnish or disclose non-public information and negotiate or communicate with a third party, in each case only if:

     . the Lowrance board by majority vote determines in good faith, after consulting with outside counsel, that failing to take such an action would constitute a breach of the fiduciary duties of the board, such an acquisition proposal being defined in the merger agreement as a "superior proposal";

     . Lowrance receives from the third party prior to taking such action a confidentiality agreement on terms no less favorable to Lowrance than those contained in the confidentiality agreement between Lowrance and Orbital, but that does not provide for any exclusive right to negotiate with Lowrance or for any payments by Lowrance; and

     . Lowrance advises Orbital of all of the non-public information delivered to such third party concurrently with the delivery of the information.

     When used in this document, the term "acquisition proposal" means, with respect to Lowrance, any inquiries, proposals or offers from any party other than Orbital with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets or business or a 25% or more voting equity interest in, including through tender offer, or any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring or any similar transaction involving Lowrance or any of its subsidiaries.

     The merger agreement provides that Lowrance will not enter into a definitive agreement with respect to a superior proposal unless:

     . Lowrance has given Orbital five business days notice of its intention to enter into such a definitive agreement;

     . if Orbital makes a counter-proposal within such five business day period, the Lowrance board determines that the third party's proposal is still a superior proposal;

     . Lowrance concurrently terminates the merger agreement in accordance with its terms and pays a termination fee in the amount of $2,600,000; and

     . such definitive agreement allows Lowrance to terminate the merger agreement if it receives a Superior Proposal, with termination provisions on terms no less favorable to Lowrance as those contained in the merger agreement.

     The merger agreement further provides that Lowrance shall within one day of becoming aware of an acquisition proposal, advise Orbital of the receipt by Lowrance or any of its agents or representatives of any inquiries or proposals relating to an acquisition proposal and provide Orbital with a copy of any such inquiry or proposal. Lowrance will also inform Orbital of the status and content of and development with respect to any discussions regarding an acquisition proposal, including:

     . the calling of a meeting of the Lowrance board to take action with respect to such an acquisition proposal;

     . the execution of any letters of intent, memoranda of understanding or similar non-binding agreement with respect to such an acquisition proposal;

     . the waiver of any standstill agreement to which Lowrance is or becomes a party;

     . the determination by the Lowrance board to recommend to the Lowrance stockholders that they approve or accept a superior proposal or to withdraw or modify in a manner adverse to Orbital its approval or recommendation of the merger agreement;

     . the determination by Lowrance to disclose publicly the receipt of a superior proposal; and

     . the waiver by Lowrance of any confidentiality agreement with a person proposing a superior proposal.

  Additional Agreements. Orbital and Lowrance have also agreed to, among other things:

     . with respect to Orbital, after the merger, defend, indemnify and hold harmless each present and former officer, director or employee of Lowrance and its subsidiaries against all costs or expenses, including attorneys' fees, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation in connection with the merger;

     . with respect to Orbital, use its reasonable efforts to obtain coverage effective as of date of the merger for Lowrance's officers and directors with respect to claims arising from facts or events which occurred after January 1, 1999;

     . cooperate with one another to prepare, file and furnish all necessary information to obtain all approvals and authorizations of third parties to any material agreements and any governmental authorities in connection with consummation of the transactions contemplated by the merger agreement; and

     . to make such filings as may be required under the Hart-Scott-Rodino Act including promptly filing any supplemental information which may be requested during the initial waiting period and cooperating with each other and using reasonable efforts to obtain the requisite approval of the FTC and the Justice Department.

Conditions to the Merger

     The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:

     .  approval of the merger agreement by the Lowrance stockholders;

     . all material required governmental authorizations, consents, orders and approvals and filings shall have been obtained, declared or filed; and

     . no judgment, injunction, order or decree nor any provision of any applicable legal requirement prohibiting the consummation of the merger shall exist.

     The obligation of Orbital to consummate the merger is also subject to the satisfaction or waiver of the following conditions:

     . the representations and warranties of Lowrance set forth in the merger agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Lowrance set forth in the merger agreement that are not so qualified shall be true and correct in all material respects as of the closing date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such particular date; and

     . receipt of all third-party consents and approvals required to consummate the transactions contemplated by the merger agreement.

     . Holders of not more than 10% of the total outstanding Lowrance common stock shall have demanded appraisal rights for their shares under the Delaware General Corporation Law.

     The obligation of Lowrance to consummate the merger is also subject to the satisfaction or waiver by Lowrance of the following condition:

     . the representations and warranties of Orbital in the merger agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Orbital set forth in the merger agreement that are not so qualified shall be true and correct in all material respects as of the closing date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such particular date.

Termination

     The merger agreement may be terminated at any time prior to the effective time of the merger:

     1. by mutual written consent of the companies, duly authorized by their respective boards of directors;

     2.  by Orbital:

         .  if Lowrance materially breaches a covenant or agreement;

         . if any Lowrance representation or warranty that is qualified as to materiality shall have become untrue; or

         . if any Lowrance representation or warranty not so qualified as to materiality shall have become untrue in any material respect;

            provided that such breach has not been cured within 20 days of notice to Lowrance;

     3.  by Lowrance:

         .  if Orbital materially breaches a covenant or agreement;

         . if any Orbital representation or warranty that is qualified as to materiality shall have become untrue; or

         . if any Orbital representation or warranty not so qualified as to materiality shall have become untrue in any material respect;

         provided that such breach has not been cured within 20 days of notice to Orbital;

     4.  by Orbital or Lowrance:

         . if the closing date of the merger shall not have occurred, other than through a failure of any party to fulfill its obligations under the merger agreement, on or before December 23, 1999;

         . if any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and unappealable; or

         . if the Lowrance stockholders shall not have approved or adopted the merger agreement at the Lowrance stockholders' meeting or any adjournment of that meeting;

     5. by Lowrance, if the Lowrance board determines to accept a superior proposal, as defined in the merger agreement, and withdraws its recommendation in favor of adoption and approval of the merger agreement because it believes in good faith that such a withdrawal is necessary for the Lowrance board to act in a manner consistent with its fiduciary duties;

     6.  by Orbital:

         . if the Lowrance board shall have withdrawn or materially and adversely modified its recommendation of the merger agreement;

         . if the Lowrance board shall have recommended to the Lowrance stockholders that they approve an acquisition proposal, as defined in the merger agreement, other than contemplated by the merger agreement;

         . if the Lowrance board recommends that the Lowrance stockholders tender their shares in a tender offer or exchange offer which, if successful, would result in a person or group becoming the beneficial owner of 50% or more of the Lowrance common stock; or

         . if the Lowrance board fails to call and hold the Lowrance stockholders meeting by December 23, 1999;

     7. by Lowrance if the Orbital board shall have withdrawn or materially and adversely modified its approval of the merger agreement.

     If a termination of the merger agreement occurs because of the occurrence of any of the events listed under paragraphs 5 or 6 above, and if Lowrance shall have entered into an agreement with respect to an acquisition proposal, as defined in the merger agreement, or the Lowrance board shall have withdrawn, modified or changed its approval or recommendation of the merger agreement in a manner adverse to Orbital, then Lowrance shall pay to Orbital a fee of $2,600,000 within three business days after Orbital's written request.

     If a termination of the merger agreement occurs because of the occurrence of any of the events listed under paragraph 7 above, then Orbital shall pay to Lowrance a fee of $2,600,000 within three business days after Lowrance's written request.

Stockholder Support Agreement

     As an inducement and condition to Orbital's willingness to enter into the merger agreement, Darrell J. Lowrance, who, at the record date, beneficially owned 1,907,423 shares, or approximately 50.6%, of Lowrance common stock, has entered into a stockholder support agreement for the benefit of Orbital.

     In the stockholder support agreement, Darrell Lowrance has agreed that, subject to performance of his fiduciary duties as an officer, director and majority stockholder of Lowrance, at any Lowrance stockholder meeting, however called, and in any action by written consent of the Lowrance stockholders, he will vote all of his shares of Lowrance common stock:

     . in favor of approval and adoption of the merger agreement and any other matter necessary to consummate the transactions contemplated by the merger agreement; and

     . against any other merger or merger agreement or similar transaction involving Lowrance or any other acquisition proposal.

     In addition, Darrell Lowrance also agreed in the stockholder support agreement that he will not, nor will he permit any of his agents and representatives to directly or indirectly encourage, solicit, initiate, enter into or conduct discussions or negotiations with or provide non-public information to any person with respect to an acquisition proposal.

     The stockholder support agreement will terminate upon the earliest to occur of the merger or any termination of the merger agreement in accordance with the terms of the merger agreement.

Appraisal Rights

     If the merger is consummated, a holder of record of shares of common stock who objects to the terms of the merger may seek an appraisal under Section 262 of the Delaware General Corporation Law of the "fair value" of such holder's shares. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this proxy statement as Appendix C. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder's rights under Section 262.

     1. A stockholder electing to exercise appraisal rights must (a) deliver to Lowrance, before the Lowrance stockholders vote on the merger agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of common stock for which appraisal is demanded and (b) not vote in favor of adopting the merger agreement. The demand must be delivered to Lowrance Electronics, Inc. at 12000 East Skelly Drive, Tulsa, Oklahoma 74128, Attention: Mark Wilmoth, Chief Financial Officer. A proxy or vote against adopting the merger agreement does not constitute a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs Lowrance of the identity of the holder of record and of such stockholder's intention to demand appraisal of such holder's common stock. Because a proxy left blank will, unless revoked, be voted FOR adoption of the merger agreement, a stockholder electing to exercise appraisal rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the merger agreement or ABSTAIN from voting for or against adoption of the merger agreement.

     2. Only the holder of record of common stock is entitled to demand appraisal rights for common stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record. A holder of record, such as a broker, who holds common stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of common stock covered by the demand. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the holder of record.

     3. Within 10 days after the effective time of the merger, Lowrance will send notice of the effectiveness of the merger to each person who prior to the effective time of the merger satisfied the foregoing conditions.

     4. Within 120 days after the effective time of the merger, Lowrance or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the common stock. Stockholders seeking to exercise appraisal rights should not assume that Lowrance will file a petition to appraise the value of their common stock or that Lowrance will initiate any negotiations with respect to the "fair value" of such common stock.

          Accordingly, holders of common stock should initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

     5. Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, is entitled, upon written request, to receive from Lowrance a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such common stock. Lowrance is required to mail such statement within 10 days after it receives a written request to do so.

     6. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the common stock owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the merger and will determine the amount of interest, if any, to be paid upon the value of the common stock of the stockholders entitled to appraisal. Any such judicial determination of the "fair value" of common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of common stock, including asset values, the investment value of the common stock and any other valuation considerations generally accepted in the investment community. The value so determined for common stock could be more than, less than or the same as the consideration paid pursuant to the merger agreement. The Court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all common stock entitled to appraisal.

     7.   Any stockholder who has duly demanded an appraisal in compliance with
          Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on that common stock (other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time of the merger).

     8. Holders of common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers to Lowrance a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger requires Lowrance's written approval. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger agreement.

     If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the Delaware Court of Chancery.

               LOWRANCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The following table sets forth for the periods indicated the relative percentages that certain items of income and expense bear to net sales:

                                                                                                        Nine Months Ended
                                                     Years Ended July 31,                                   April 30,
                                                   ------------------------                         -----------------------
                                                     1996           1997         1998                 1998           1999
                                                   --------       --------     --------             --------       --------
                                                    (percent of net sales)                           (percent of net sales)
Net sales                                             100.0%         100.0%       100.0%               100.0%         100.0%
Cost of sales                                          66.2           74.3         72.0                 71.7           66.6
                                                   --------       --------     --------             --------       --------
  Gross profit                                         33.8           25.7         28.0                 28.3           33.4
Operating expenses:
 Selling and administrative                            24.6           25.7         23.1                 21.1           22.9
 Severance Costs                                         --             --           --                   --            1.5
 Research and development                               3.6            3.8          2.9                  3.4            2.6
                                                   --------       --------     --------             --------       --------

Operating income (loss)                                 5.6           (3.8)         2.0                  3.8            6.4

Interest expense                                       (2.0)          (2.3)        (3.8)                (3.6)          (3.4)
Other, net                                             (1.3)          (1.4)        (1.6)                (1.4)          (1.3)
                                                   --------       --------     --------             --------       --------

Income (loss) before income taxes                       2.3           (7.5)        (3.4)                (1.2)           1.7
Provision (benefit) for income taxes                     .5           (2.6)         1.0                  (.4)            --
                                                   --------       --------     --------             --------       --------
Net income (loss)                                       1.8           (4.9)        (4.4)                 (.8)           1.7
                                                   ========       ========     ========             ========       ========

     Demand for Lowrance's products is seasonal with approximately 30% to 40% of its sales and a majority of its net income usually occurring in the third quarter, February through April. During this period, Lowrance's customers purchase Lowrance's products so that the products will be available to sport fishermen and recreational boat owners for the peak fishing and boating season. Generally, with the exception of the third quarter, quarterly results are dependent on the timing and acceptance of new product introductions, advertising and product availability and, as such, Lowrance does not experience any consistent quarterly trends for those three quarters.

     The following table sets forth the quarterly results for the past 15 fiscal quarters:

        Years Ended July 31,                     Sales                Net Income (Loss)
-----------------------------------        ------------------       --------------------
                                                    (dollars in thousands)
1996
-----------------------------------
First Quarter (Aug.-Oct.)                  $ 13,967      14.8%      $(1,175)      (67.4)%
Second Quarter (Nov.-Jan.)                   20,692      21.9          (380)      (21.8)
Third Quarter (Feb.-Apr.)                    32,761      34.6         2,237       128.3
Fourth Quarter (May-July)                    27,159      28.7         1,061        60.9
                                           --------     -----       -------       -----
    Total for Year                         $ 94,579     100.0%      $ 1,743       100.0%
                                           ========     =====       =======       =====
1997
-----------------------------------
First Quarter (Aug.-Oct.)                  $ 14,110      13.5%      $(2,371)      (45.7)%
Second Quarter (Nov.-Jan.)                   20,114      19.2        (1,246)      (24.0)
Third Quarter (Feb.-Apr.)                    39,594      37.8         1,209        23.3
Fourth Quarter (May-July)                    30,841      29.5        (2,782)      (53.6)
                                           --------     -----       -------       -----
    Total for Year                         $104,659     100.0%      $(5,190)     (100.0)%
                                           ========     =====       =======       =====

1998
-----------------------------------
First Quarter (Aug.-Oct.)                  $ 20,039      21.8%      $  (838)      (21.0)%
Second Quarter (Nov.-Jan.)                   20,324      22.2          (337)       (8.4)
Third Quarter (Feb.-Apr.)                    28,354      30.9           619        15.5
Fourth Quarter (May-July)                    22,989      25.1        (3,439)      (86.1)
                                           --------     -----       -------       -----
    Total for Year                         $ 91,706     100.0%      $(3,995)     (100.0)%
                                           ========     =====       =======       =====

1999
-----------------------------------
First Quarter (Aug.-Oct.)                  $ 16,208     N/A         $(1,308)      N/A
Second Quarter (Nov.-Jan.)                   17,922     N/A            (559)      N/A
Third Quarter (Feb.-Apr.)                    32,600     N/A           2,997       N/A
                                           --------     -----       -------       -----
    Total for Nine Months                  $ 66,730     N/A         $ 1,130       N/A
                                           ========     =====       =======       =====

     Demand for Lowrance's products is affected by the rapidly changing technological environment of consumer electronics. If Lowrance fails to anticipate technological innovations advanced by its competitors and introduce technologically competitive products, demand for Lowrance's products will diminish. In each of the past three fiscal years, new product sales have accounted for more than 10% of total sales.

     Additionally, sales of Lowrance's products are affected by adverse changes in economic conditions, increased oil prices or adverse weather conditions. Lowrance believes that the lower-priced and easier to use liquid crystal display sonar products available in recent years attracted an increased number of less serious fishermen to the marketplace who are more likely to reduce their purchase of sonar products during adverse economic conditions and/or prolonged adverse weather conditions. Lowrance believes that the sonar market in the U.S. and Canada is mature, with no significant growth in boating or fishing participation in recent years. Any opportunity for growth in these markets will rely on the ability of Lowrance to increase its market share. Some market growth for sonar products is anticipated in the international markets as Lowrance continues to focus efforts in these areas. International sales for 1998 decreased from 1997 by $3.1 million, or 12%. Canadian and Australian sales were down 9%, and all other international sales decreased 16%, primarily due to the strengthening of the U.S. dollar and the general softness in demand. The total market for global positioning system products, both domestic and international, is expected to continue to expand. Lowrance's future success in global positioning systems is heavily dependent upon keeping pace with competitors who are rapidly introducing new products and new pricing strategies in the increasingly competitive marketplace. Accordingly, Lowrance's future sales could be adversely affected by a reduction in consumer spending, a decline in recreational boating and sport fishing resulting from significant increases in oil prices or new product introductions by competitors.

     Sales of sonar products including combination sonar/global positioning system units were down $3.4 million, or 5.4%, from fiscal 1997 to 1998, following a decrease of approximately $5.9 million, or 9.5%, from fiscal 1996 to 1997. The decline in sonar sales when comparing 1997 to 1998 results from a generally poor retail selling season due to adverse weather conditions, as well as Lowrance's significantly reduced advertising expenditures and reduced tradeshow activity, and the effects of price increases on some of Lowrance's sonar products. Sales of global positioning system products decreased approximately $9.6 million, or 23%, from fiscal 1997 to 1998 and increased approximately $15.1 million, or 84%, from fiscal 1996 to 1997. The 1997 increase is primarily attributable to Lowrance's introduction of low-cost gimbal-mount and hand-held global positioning system products. The decrease in global positioning system sales for 1998 relates to increased competition at lower price points, significantly reduced advertising expenses and the effects of price increases on some of Lowrance's global positioning system products.

     Lowrance's production of its products is scheduled on the basis of sales forecasts rather than actual orders. Products are designed and manufactured and parts are ordered in advance of the peak sales period so that products can be shipped within days of receipt of customers' orders. Lowrance's profitability is largely dependent upon its ability to accurately forecast and plan for market demand for its products in advance of the peak selling season and to meet the demand of the peak sales months with technologically acceptable products at acceptable prices.

     Lowrance begins planning for sales for the upcoming fiscal year in February or March of the year preceding such upcoming fiscal year. The planning includes the preparation of an annual sales forecast for the upcoming fiscal year. The forecast is reviewed by Lowrance at least monthly and, if necessary, the forecast is revised. The forecast of products must allow time for ordering raw materials and parts, which may take as long as five months for delivery following Lowrance's order, and for manufacturing so that Lowrance has a build-up of finished goods inventory sufficient to meet demand prior to the peak sales months. Failure by Lowrance to accurately forecast market trends, introduction of technological advancements or the demand for particular models can result in a build-up of raw material and finished goods inventory that is obsolete or must be liquidated at reduced prices. The build-up of raw material and finished goods inventory in anticipation of orders during the peak selling season, cash outlays required to purchase tooling to manufacture new products and extended payment terms of up to 150 days offered by Lowrance historically result in a significant increase in working capital requirements from a low in June through August to a high in September through December.

     Lowrance uses a Material Requirements Planning system to control inventory by eliminating stockpiling and by utilizing a continuous flow method of manufacturing. Under the continuous flow method of manufacturing, parts and supplies are ordered and scheduled for purchase and delivery only at such time as they are expected to be needed in the manufacturing process. The Material Requirements Planning system also results in a reduction of Lowrance's safety stock and a shorter manufacturing cycle. However, extenuating circumstances can and do occur which render a Material Requirements Planning system ineffective at controlling inventory levels. Such circumstances were experienced during 1997 and are discussed below in "Liquidity and Capital Resources."

     The following discussion and analysis relate to factors that have affected the financial condition and operating results of Lowrance for fiscal years 1996 through 1998 and for the nine months ended April 30, 1998 and 1999 and should be read in conjunction with the consolidated financial statements of Lowrance and the notes thereto included elsewhere in this document.

Results of Operations

Comparison of Nine Months Ended April 30, 1998 and 1999

Net Sales
---------

     Net sales for the nine months ended April 30, 1999 decreased 2.9% when compared to the same period in fiscal 1998. All of the sales decrease was the result of a decline in unit sales as the average price per unit was unchanged. Unit sales decreased primarily in low cost permanent mount and portable global positioning system products. The decline in low cost global positioning system unit sales resulted from increased competition.

Gross Profit
------------

     Gross profit as a percentage of net sales for the nine months ended April 30, 1999 was 33.4% compared to 28.3% for the same period in fiscal 1998. This increase results from price increases on certain models, lower manufacturing costs resulting from improved efficiencies in Lowrance's Mexico manufacturing facility and a shift in mix of products sold toward Lowrance's higher margin units.

Operating Expenses
------------------

     Operating expenses, excluding severance costs, as a percentage of net sales for the nine months ended April 30, 1999 were 25.5% compared to 24.6% for the same period in fiscal 1998. Total costs increased by $132,000. Lower product return costs and research and development costs were offset by increases in advertising and promotional expenses. During the first nine months of fiscal 1999, Lowrance recognized $982,000 in severance costs related to Tulsa workforce reductions. The efforts are aimed at reducing costs through headcount elimination, as well as the transferring of certain production related jobs to Lowrance's Mexico manufacturing facility. The total number of employees affected was 61. Through April 30, 1999, 51 employees had been terminated and payments of approximately $461,000 had been made. Substantially all severance benefits are anticipated to be paid during fiscal 1999.

Income Taxes
------------

     Lowrance recorded no net income tax provision for the nine months ended April 30, 1999, rather Lowrance reduced the $2,000,000 valuation allowance established at the end of fiscal 1998 by the estimated 1999 year-to-date provision of $420,000, leaving a valuation allowance at April 30, 1999 of $1,580,000. For the nine months ended April 30, 1998, Lowrance recorded a tax benefit of $300,000. The interim income tax provision is based on an estimate of the full-year provision. Estimated provisions recorded during interim periods may be periodically revised, if necessary, to reflect current estimates.

Comparison of Years Ended July 31, 1997 and 1998 and Years Ended July 31, 1996 and 1997

Net Sales
---------

     Net sales for fiscal 1998 decreased 12.4% from fiscal 1997. Unit sales, which includes sonar units, combination sonar/navigation units and stand alone navigation units decreased 16.3% and the average price per unit increased 1.2%.

     The decrease in unit sales resulted from a 28.4% reduction in sales of Lowrance's navigation products coupled with a 7.6% reduction in sales of sonar products. Reduced sales of Lowrance's low and mid cost navigation products (43% decrease in units) was offset in part by increases in the unit sales of portable mapping, aviation and high-end gimbal units (28% increase in units). Sales of the Lowrance sonar products increased 2.3%, offset by a decrease of 19.2% in sales of Eagle sonar products. The decreases in navigation sales resulted from a significant reduction in advertising expenditures, price increases in certain low cost models and increased competition at the lower price points. The decreases in Eagle sonar sales resulted from generally weak market conditions during the spring selling season caused by adverse weather conditions in certain of Lowrance's key markets in North America. Lowrance believes that the Eagle products are generally purchased by the less serious fishermen who are more likely to be influenced by poor weather conditions. Additionally, reduced advertising and consumer outdoor show exposure along with price increases on certain models had a negative impact on Eagle sonar sales.

     Net sales for fiscal 1997 increased 10.7% over fiscal 1996. Unit sales increased 19.4% and the average price per unit decreased 7.9%.

     When comparing fiscal 1997 to 1996, unit sales increased due to higher sales of Lowrance's new low-cost hand-held global positioning system products which are sold primarily to mass merchandisers, mail order catalog companies, retail sporting goods stores and wholesalers. This increase was slightly offset by decreased sales of

Lowrance's sonar products. The increase in global positioning system sales resulted from the continuing expansion of this market, as well as Lowrance's introduction of the $199 Eagle Explorer and the $239 Lowrance GlobalNav 200 models which began shipping in the second and third quarters of fiscal 1997, respectively. Also, the two new portable global positioning system products with mapping capabilities, which began shipping in late fiscal 1996, were available for the entire year in fiscal 1997. The decrease in the average price per unit resulted from increased sales of the Explorer and GlobalNav units and an increased weighting in the sonar sales mix toward low-priced sonar units. This weighting was the result of limited availability of Lowrance's six new mid and upper priced sonar products. Production delays resulted in several of these products being shipped in limited quantities until late in the third quarter of fiscal 1997. Additionally, retailers are allocating more shelf space and are open to allocating more inventory dollars to global positioning systems at the expense of sonar products due to the rapid growth and market potential of global positioning systems.

Gross Profit
------------

     The gross margin percentage increased from 25.7% to 28.0% from fiscal 1997 to fiscal 1998, due primarily to:

     . the shift in mix of units sold away from Lowrance's low and mid-priced global positioning system units which generally have a correspondingly low profit margin;

     . a continuing shift of manufacturing operations to Lowrance's Mexico facility in fiscal 1998;

     . more efficient operations offset by lower total volumes in fiscal 1998 versus fiscal 1997; and

     . price increases on some of the global positioning system and sonar models.

     The gross profit margin decreased from 33.8% in fiscal 1996 to 25.7% in fiscal 1997 due primarily to:

     . the shift in mix of units sold to the low-priced global positioning system units which generally have a correspondingly low profit margin;

     . unplanned production of some of the new 1997 products in Lowrance's Tulsa production facility versus in the new Mexico facility;

     . inefficiencies in some of the production processes in the Tulsa production facility; and

     . high production labor cost and employee turnover in Tulsa due to record low unemployment in that labor market.

     Additionally, the new sonar products, which began shipping in volume in the second and third quarters of fiscal 1997, generally carry above average margins for Lowrance, but were not available for much of the year.

Operating Expenses
------------------

     Operating expenses, as a percentage of net sales decreased to 26.0% in fiscal 1998 from 29.5% in fiscal 1997. Total costs decreased by $6,960,000. The major factors contributing to this decrease were (1) a reduction of approximately $5.6 million in advertising, selling and marketing expenditures and (2) reduced research and development expenditures and general and administrative costs, offset in part by increases in other variable operating expenses, namely, product returns costs.

     Operating expenses, as a percentage of net sales increased from 28.3% in fiscal 1996 to 29.5% in fiscal 1997. Total cost increased $4,106,000. The major factors contributing to this increase were:

     . additional advertising and marketing expenses related to Lowrance's push to acquire market share in the global positioning system market and in introducing the new sonar products;

     . other variable selling expenses, such as freight-out and product returns cost, which were up approximately $700,000 due to increased volumes; and

     . research and development expenditures, which were up $500,000 due to Lowrance's continuing efforts to develop new products.

     Expense reductions in general and administrative costs partially offset the effects of the above increases.

Interest Expense
----------------

     Interest expense in fiscal 1998 increased by $1.1 million due to:

     . increased average borrowing levels related to Lowrance's revolving credit line, as well as new term loan borrowings of $5,000,000;

     .    a 0.75% increase in the interest rate under the revolving credit line;
          and

     . an increase in interest charged by Lowrance's suppliers due to Lowrance's continuing inability to pay within stated terms.

     Interest expense in fiscal 1997 increased by $517,000 from fiscal 1996 due to increased borrowing levels primarily associated with Lowrance's revolving credit line. The increased borrowings under the revolving credit line resulted from higher working capital needs to support increased sales levels, the buildup of inventories and support of the move of some of the manufacturing operations to Lowrance's Mexico manufacturing facility.

Income Taxes
------------

     The effective tax rate was 20.7% in fiscal 1996, (34.1)% in fiscal 1997 and 26.2% in fiscal 1998. For fiscal 1996, the effective tax rate is less than the statutory federal tax rate of 34% due primarily to increases in state income tax credits and refunds of prior years income taxes and related adjustments. For fiscal 1998, Lowrance established a valuation allowance of $2 million against the net deferred tax asset which resulted in a 26.2% effective income tax expense.

Income/(Loss)
-------------

     Net income (loss) as a percentage of net sales was (4.4%) in fiscal 1998, (4.9%) in fiscal 1997 and 1.8% in fiscal 1996.

Liquidity and Capital Resources

     Lowrance's working capital needs increase in the fall and winter months as Lowrance manufactures and stockpiles its products for the peak sales period from January through April. Also, the days outstanding in Lowrance's accounts receivable increase in the off-season due to favorable purchase terms offered to customers in order to stimulate sales during these slower periods.

     Lowrance's primary sources of liquidity are cash flow from operations, an accounts receivable and inventory line of credit and lease financing, as well as financing provided by Lowrance's vendors. The line of credit allows Lowrance to borrow up to 85% of its qualifying accounts receivable, 30% of qualifying raw materials inventory and 60% of qualifying finished goods inventory. Borrowings for inventory, however, are limited to $13,000,000. A yearly lease line of credit is usually established to finance the acquisition of qualifying equipment and other assets.

     Traditionally, Lowrance's near-term liquidity is at its lowest during the period August through December due to limits on borrowings against inventories, cash outlays required to purchase tooling to manufacture new products, and extended payment terms offered to customers to stimulate sales during the seasonally slow period. As previously described, it is during this period that Lowrance begins to manufacture and build-up inventory levels in anticipation of product demands for the peak sales months. By the end of the second quarter, sales historically increase and Lowrance's sources of liquidity begin to improve.

     In fiscal 1996, Lowrance announced plans to expand its Mexican manufacturing operation to meet increasing demand for its products, particularly global positioning system models. Lowrance entered into a long-term lease for a new manufacturing facility and was responsible for funding a large portion of the leasehold improvements necessary for the building to meet its specific production needs. In addition to funding the leasehold improvements, it was necessary to build additional inventory levels during the last few months of fiscal 1996 to support expected sales during the first quarter of fiscal 1997.

     During fiscal 1997, Lowrance began relocating some of its manufacturing operations to its new plant in Mexico. The start-up of the new facility in Mexico was substantially on schedule. However, record low unemployment rates in Tulsa resulted in excessive turnover of production workers and an inability to maintain sufficient trained staff to support Lowrance's substantially increased production schedule intended to support record demand for its global positioning system products. This problem was magnified by management's focus on the start-up of the new Mexico facility and production delays of Lowrance's six new sonar models. These problems caused an excessive build-up of raw material and work-in process inventories that Lowrance could not convert to finished goods during the fiscal year. These factors resulted in inventories remaining well above historical levels throughout fiscal 1997. Management implemented controls to better manage production scheduling and inventory levels. During fiscal 1998, first and second quarter sales exceeded fiscal 1997 levels for the same periods; however, sales unexpectedly declined during the third and fourth quarters. The timing of the sales decline did not allow for reductions of shipments of raw materials from vendors based on the long lead times for some of the component parts. As a result, inventory levels during fiscal 1998 continued to be higher than historical levels. Inventory is expected to gradually decline throughout fiscal 1999.

     Cash flows provided by financing activities during the nine months ended April 30, 1999 were used to finance capital additions not financed by leases of $0.3 million and to provide funds consumed in operating activities of $1.1 million. Cash flows provided by financing activities were used to finance the net capital additions for fiscal 1998 of $0.6 million and net cash used in operating activities of $1.6 million. Cash flows provided by financing activities for fiscal 1997 of $2 million were used to finance capital additions not financed by leases of $2.7 million and to provide funds consumed in operating activities of $2.6 million. In fiscal 1996, net cash provided by financing activities was used to finance capital additions not financed by leases of $1.9 million and to provide funds consumed in operating activities of $1.3 million.

     At April 30, 1999, there was $18.8 million outstanding under Lowrance's line of credit which is approximately the maximum amount allowable given the levels of collateral, which is more fully described in note 3 to Lowrance's consolidated financial statements.

     Management expects the sources discussed above to satisfy Lowrance's current financing needs. Because of the operating losses incurred during the previous two fiscal years, combined with unusually high inventory levels, Lowrance has had to delay payments to vendors beyond historical levels. Currently, substantially all vendors are paid within terms, and Lowrance expects to maintain payments within terms through the early fall of 1999.

Working Capital
---------------

     Lowrance's working capital ratio was 2.5 at April 30, 1999 and 1.7 at April 30, 1998. The change in the ratio is due to a decrease in current maturities of long-term debt resulting from an amendment to Lowrance's financing package made in November 1998 which is discussed in note 3 to Lowrance's consolidated financial statements. The working capital ratio was 1.9 at July 31, 1998 and
1.6 at July 31, 1997. The change in this ratio is due to the lower level of working capital at July 31, 1998, as discussed above.

     Inventory levels at April 30, 1999 were $7.9 million lower than at the same point in fiscal 1998. Management expects that inventories will continue to decline during the balance of fiscal 1999. As the inventory level declines, management also expects payments to vendors to improve correspondingly.
Lowrance does not expect substantial realization problems with this inventory.

     Inventory levels at July 31, 1998 were down $2.6 million or 9.5% from July 31, 1997. This decrease resulted from lower sales levels during the third and fourth quarters of fiscal 1998 versus fiscal 1997. The decrease in trade payables directly relates to the decrease in inventories and the additional borrowings discussed above.

Capital Expenditures
--------------------

     Capital expenditures were $1,304,000 in fiscal 1998, where substantially all of this amount was related to production equipment and tooling. Capital expenditures were $3,790,000 in fiscal 1997 and $3,968,000 in fiscal 1996, of which $2.9 million in 1997 and $2.7 million in 1996 were related to tooling and production equipment. Expenditures in fiscal 1996 and 1997 were unusually high due to the addition of several new global positioning system products and an expansion in production capacity including new production facilities in Mexico.

     Capital expenditures were $353,000 during the first nine months of fiscal 1999 compared to $1,291,000 for the comparable period in fiscal 1998. Substantially all of the expenditures in both periods were for tooling and production equipment.

Effects of Inflation

     A significant portion of Lowrance's costs and expenses consist of materials, supplies, salaries, and wages that are affected by inflation. Due to the intense market pressures on prices, Lowrance does not believe that it will be able to pass on inflationary increases in its selling prices. Accordingly, Lowrance concentrates on changes in design, manufacturing process, material scheduling and sourcing to help contain costs. Lowrance does not expect that the effects of inflation will have a significant impact on its profitability in the near future. Additionally, a significant portion of Lowrance's raw material items are sourced overseas. Significant devaluation of the dollar relative to these currencies would not be passed on in the form of price increases to consumers.

Recently-Issued Accounting Principles

     Lowrance adopted the provision of SFAS No. 128, Earnings Per Share, effective for the fiscal year ended July 31, 1998. This statement establishes new standards for computing and presenting earnings per share and requires restatement for all prior period earnings per share data. The adoption of this statement resulted in the dual presentation of basic and diluted earnings per share on Lowrance's income statement. In accordance with this statement, Lowrance has applied these provisions on a retroactive basis.

     Lowrance adopted the provisions of SFAS No. 129, Disclosures of Information about Capital Structure, effective for the fiscal year ended July 31, 1998. This Statement consolidates existing pronouncements on required disclosures about a company's capital structure including a brief discussion of rights and privileges for securities outstanding. The adoption of this Statement has no material effect on Lowrance's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument including certain derivative instruments embedded in other contracts be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Lowrance has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of the adoption of SFAS No. 133. However, as of August 31, 1999, Lowrance had no outstanding derivative instruments.

Year 2000 Compliance

     Lowrance is taking appropriate steps to ensure that its computer systems will properly recognize date sensitive information when the year changes to 2000 or "00." Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Lowrance is in the process of evaluating its computer systems to identify those that could be affected by this issue. All significant systems have been tested and all major issues have been addressed. Lowrance is also communicating with key suppliers and vendors to coordinate year 2000 compliance. The costs associated with ensuring that Lowrance's systems are year 2000 compliant are expected to approximate $500,000 and will be incurred during fiscal 1999. Lowrance believes that the year 2000 issue will not pose significant operational problems for Lowrance's computer systems, and therefore, will not have a significant impact on the operations of Lowrance.

     The highest risk area for Lowrance related to the year 2000 issues is noncompliance by third parties. At this time, the most reasonably likely worst case scenario would be year 2000 noncompliance by third parties that comprised a significant level of business conducted with Lowrance. Depending upon the level of noncompliance, Lowrance could be adversely impacted by such things as communication problems with third parties, including order processing, purchase order placement and/or scheduling problems related to the manufacturing of Lowrance's products. The major risk areas associated with third party noncompliance have been identified. As the year 2000 compliance process continues, Lowrance will develop contingency plans that it deems necessary based on its evaluations of third party readiness. No such contingency plans have been developed to date. Based upon its assessment of third party assurances at this time, Lowrance does not anticipate any material disruptions in its business activities as a result of third party year 2000 noncompliance, although it cannot be certain that such disruptions will not occur.

Quantitative and Qualitative Disclosure About Market Risk

     Lowrance is exposed to cash flow and interest rate risk due to changes in interest rates with respect to its long-term debt. Lowrance has a $33.9 million financing package consisting of a $26.5 million revolving line of credit and a $7.4 million term loan. The financing package carries an interest rate of prime plus 1.5%.

Outlook

     During fiscal 1997 and 1998, Lowrance incurred significant operating losses and for the last three fiscal years has had negative cash flows from operations. In response to the operating results, Lowrance has addressed operational problems related to the start-up of its Mexico manufacturing facility and related manufacturing operations which are still located in Tulsa, Oklahoma. Lowrance has refocused its sales and marketing efforts to:

     . significantly expand distribution of some of its more popular products under the Lowrance brand name; and

     . increase expenditures for print advertising and boat show participation and promotions which had decreased significantly in fiscal 1998.

     In addition, as discussed in note 3 to Lowrance's consolidated financial statements, Lowrance and its primary lender amended the credit agreement to provide for an additional $1.8 million advance under an existing term loan to meet short-term vendor requirements related to past due payables.

     Lowrance currently anticipates a return to profitability for fiscal 1999, primarily as the result of:

     .    continuing favorable economic and market conditions;

     .    market acceptance of Lowrance's 1999 product offering;

     .    availability of the entire product line for a full year;

     . lower costs resulting from a full year of production in Lowrance's Mexico facility;

     .    lower selling and administrative costs; and

     .    net income of $1,130,000 for the nine months ended April 30, 1999.

     It should be noted that the earnings history of Lowrance has been volatile including several years in which Lowrance incurred a net loss. Additionally, because of the dynamic environment in which Lowrance operates, any one of several factors, including but not limited to perceived general economic conditions, weather conditions, raw material availability, interest rate fluctuations, and new product introductions by competitors, could rapidly deteriorate, any one of which would have an adverse effect on expected results for the remainder of the year.

                        INFORMATION CONCERNING LOWRANCE

General

          Lowrance designs, manufactures and markets sonar, global positioning system and aviation instruments. Lowrance's sonar products visually communicate underwater information and are principally used by sport fishermen as fish finders and by recreational boaters as navigational and safety devices. Boaters, hunters, hikers, backpackers, pilots and others use global positioning system receivers for navigation to record and return to the precise location of areas of interest. At the close of fiscal 1998, Lowrance employed over 1,000 people and had sales in over 65 countries around the world.

          In 1957 Carl Lowrance and his two sons, Darrell and Arlen, formed Lowrance. The founders designed the world's first high frequency transistorized sonar for sport fishing and boating which was portable, compact, lightweight and contained its own batteries. The first Lowrance unit sold for less than $150.

          Lowrance was incorporated in 1958 and the next year Lowrance began manufacturing its own products. In 1964, Lowrance moved its operations to Tulsa, Oklahoma.

          Lowrance was reorganized as a Delaware corporation in 1986. Lowrance headquarters are located at 12000 East Skelly Drive, Tulsa, Oklahoma 74132. Lowrance's telephone number is (918) 437-6881.

Products

          Lowrance's products consist of sonars and related equipment, such as water temperature gauges and global positioning system navigational products.

Sonars

          Each sonar consists of a transmitter, receiver, display and transducer. The transmitter, receiver and display are normally combined in one housing connected by a cable to the transducer. The housing containing the transmitter, receiver and display is normally mounted where it may be viewed by a boat operator and the transducer is mounted under or in the hull of a boat. The transmitter takes electrical energy and sends it through the cable to the transducer, which converts the electrical energy to sound pulses. These sound pulses travel through the water until they hit the bottom or an object such as fish or a shipwreck and then bounce back as an echo. The transducer converts echoes back to electrical impulses which are sent to the receiver, which processes the impulses and transmits the information to the display for use by a boater.

          Lowrance's sonars are either waterproof or weatherproof and are designed to withstand the harsh environments and shocks encountered by sport boats. Sport boats, unlike offshore commercial boats, are usually open and subject to shock, rain, salt spray and temperature extremes that constantly test the durability of the sonar. Lowrance's sonars are also designed for the needs of sport fishermen who, unlike their commercial counterparts, are sometimes more interested in the size, depth and location of individual fish, depth of the thermocline and underwater structures, rather than the location of large schools of fish. Lowrance's sonars are designed for and used by both fresh and saltwater sports fishermen and boaters. Lowrance's sonars feature a variety of transducers manufactured by Lowrance in different sizes and shapes to fit all types of boats and with different frequencies and angles for both deep and shallow water use. Lowrance's sonars are distinguished by the type of display--graphic liquid crystal displays and other sonars, including flashers and digital liquid crystal displays.

          .    Graphic Liquid Crystal Display Sonars.  Lowrance's liquid crystal
               -------------------------------------
     display products are easier to use, provide more advanced capabilities and incorporate advanced signal processing, which allows automatic operation of liquid crystal display sonars in a way that sets the controls for best performance whether at trolling or high speeds. Lowrance markets 18 liquid crystal display sonar models. All of the models utilize advanced computer technology and are keyboard controlled. Lowrance's liquid crystal display models graphically display the depth of the water, bottom contour, fish and other underwater objects on a liquid crystal display and digitally display the water depth. Ten models can also digitally display the surface temperature of the water, boat speed and distance traveled. Liquid crystal display sonars are easier to read and interpret than flasher sonars. Because liquid crystal display sonars have no moving parts, they are more durable than other sonars. The more advanced models usually retail from $350 to $550. The other liquid crystal display models, with fewer features, usually retail from $99 to $300. Lowrance's various liquid crystal display models range in maximum depth capabilities from 350 feet to 2,500 feet.

          .    Other Sonars.  Lowrance's others sonars include flasher displays
               ------------
     and digital displays. Flasher models were the first type of sonar products designed and manufactured by Lowrance. The display consists of a neon bulb affixed to a spinning disk. The bulb lights when it receives a sonar signal, flashing next to the appropriate depth mark on a calibrated circular dial. Digital sonars are marketed and used solely to determine water depth which is digitally depicted on a liquid crystal display. Lowrance's flasher and digital sonars have varying depth capabilities ranging from 60 feet for flashers to 1,000 feet for digital sonars and range in retail price from $140 to $300.

Global Positioning System

          The global positioning system offers worldwide navigational information for users via a constellation of 24 satellites. The system offers precise global navigation for land, sea and air applications providing constant updates of an individual's or object's position in latitude, longitude, and altitude. Additionally, a global positioning system measures speed and direction of travel. Lowrance's global positioning system navigational modules may be attached to and used with one of Lowrance's liquid crystal display sonars and two liquid crystal display mapping models. The combination sonar/global positioning system models, including module, usually retail from $700 to $1000 and the stand-alone, gimbal-mounted global positioning system mapping models, including module, retail from $600 to $900.

          Lowrance's gimbal-mount Global Map 2000 product displays the user's position on a pictorial background map in addition to providing the navigational information and course plotter available in all Lowrance and Eagle global positioning system products. Further, the user, at his or her option, can purchase mapping cartridges which contain over 7,000 highly detailed nautical charts. The Global Map 2000 retails for approximately $899 including the global positioning system module and cartridge reader. This unit can also be made sonar capable with the purchase of a sonar access module. During the fourth quarter of fiscal 1998 Lowrance introduced four new gimbal-mount global positioning system products at breakthrough retail prices ranging from $549 to $699. These products each contain detailed built-in mapping capabilities plus unique software which allows the user to upload up to two megabytes of additional customized mapping detail from Lowrance's proprietary IMS MapCreate CD ROM database which is included free. The IMS MapCreate CD ROM includes all of Lowrance's acclaimed IMS SmartMaps, IMS WorldMaps, U.S. Navigation Aids, U.S. Wrecks and Obstructions, plus U.S. Rural Roads and more.

          In addition to gimbal-mounted global positioning system products, Lowrance offers an extensive range of portable, hand-held global positioning system navigation receivers. The first such product, the Eagle AccuNav Sport, began shipping in fiscal 1994, followed by the Lowrance GlobalNav Sport in fiscal 1995. During fiscal 1996, Lowrance began shipping its first hand-held global positioning system mapping receiver, the Lowrance GlobalMap Sport, with capabilities similar to that of the GlobalMap 2000. Also during fiscal 1996, Lowrance manufactured and sold its first portable global positioning system receivers specifically designed for use by commercial and private pilots. In fiscal 1997, Lowrance began shipping its breakthrough 12-channel global positioning system receivers. Currently, Lowrance has upgraded all of its hand-held global positioning system models to include 12 parallel-channel receivers. All of Lowrance's hand-held global positioning system products feature high resolution displays, detailed plotting and/or mapping functions, easy zoom-in/zoom-out operation and enhanced software which includes a unique "initialize from map" feature, sunrise/sunset and lunar phase information, position averaging and emergency nearest waypoint feature. The AirMap 100 and AirMap 300 also offer an horizontal situation indicator-style screen, and a detailed database of all North and South American airports including runway diagrams, restricted air spaces, tower and communication frequencies, obstructions and aviation services available.

Accessories

          Lowrance also has a line of accessories consisting of water temperature gauges, cables, portable power packs, map data cartridges, map data CD ROMS and various mounting brackets, which are used primarily with Lowrance's sonars and global positioning system products.

Distribution

     Lowrance markets its products under three trade names, "Lowrance," "Eagle" and "Sea." Sales of the Lowrance and Eagle brand products account for over 98% of total sales. Sales of Eagle products, as a percentage of total sales, were approximately 50% in 1996, 54% in 1997 and 47% in 1998.

     The Lowrance line in both sonar and global positioning system products, with its selection of 18 interchangeable transducers and its more complicated keyboard, is intended for the more sophisticated user. The wide choice of transducers available with the Lowrance sonars allows for greater installation and operating flexibility through selection of a transducer of the appropriate size, shape and frequency to meet the boater's specific needs. As a result of recent developments in transducer design, Lowrance packages its Lowrance sonar models with a high-performance transducer suitable for use on nearly all types of boat hulls. Lowrance customers can exchange this transducer for credit toward one which better meets their specialized requirements for installation or operation. Generally, the boater will require special assistance with the installation and operation of a Lowrance sonar. Therefore, Lowrance sells its Lowrance line primarily to boat manufacturers, wholesalers and retailers that Lowrance believes have basic knowledge of the installation, use and service of the Lowrance line and can pass on such knowledge to customers. As of July 31, 1998, Lowrance had approximately 2,200 wholesalers and retailers purchasing products in the Lowrance line. A sonar installation subsidy is offered to authorized dealers that sell and install Lowrance products as a means of sharing the costs of the installation. Lowrance believes that, over the past three years, the Lowrance line has been sold primarily through dealers having the requisite level of knowledge to sell, install and properly instruct the fisherman and boat owner as to the product's use. Terms of payment for products in the Lowrance line vary based on the time of the season with the longest dating terms of 120 days being offered for shipments during the first quarter of the fiscal year.

     The Eagle line is sold primarily to mass merchandisers, mail-order catalog companies, retail sporting goods stores and wholesalers that usually do not provide technical assistance to the consumer regarding the installation and operation of sonars and global positioning system products. Recognizing that special assistance will not be available as to the selection of an appropriate transducer or the operation of an Eagle sonar or global positioning system, Lowrance prepackages each Eagle sonar with a universal transducer designed to work adequately on most boats and has simplified the sonar's operating requirements. The Eagle sonars do not have all of the installation and operating flexibility of the Lowrance sonars but are less expensive to the consumer. Terms of payment for products in the Eagle line are generally 30 days. However, dating terms similar to those for the Lowrance line are also offered.

     Beginning in fiscal 1995, Lowrance began marketing a third brand of sonar and global positioning system navigational products, "Sea." These products are marketed through select coastal dealers and sales of Sea products accounted for less than two percent of fiscal 1998 sales.

     Lowrance's products are sold in all 50 states and 65 countries internationally. Lowrance's international sales totaled $20,000,000 in fiscal 1996, $25,000,000 in fiscal 1997 and $22,000,000 in fiscal 1998, representing approximately 21%, 24% and 24% of total net sales in each respective fiscal year. The two largest international markets for Lowrance's products are Canada and Australia, where Lowrance maintains its own distribution warehouses for sales and distribution of its products. Sales in neither of these two countries represented 10% or more of Lowrance's total annual sales for the latest three fiscal years.

     LEI Extras, Inc., a wholly-owned subsidiary of Lowrance, allows consumers to purchase by mail-order extended warranties for their sonar units and accessories that otherwise would be difficult to obtain. Because LEI Extras, Inc. is not intended to directly compete with retail outlets that carry Lowrance's products, Lowrance does not expect revenues from its mail-order operations to be significant.

     Sales to Wal-Mart Stores, Inc. accounted for 14% of Lowrance's net sales in fiscal 1996 and 10% in fiscal 1997. No customers accounted for 10% or more of net sales in fiscal 1998. The top ten customers, including Wal-Mart, accounted for approximately 34% of Lowrance's net sales in fiscal 1996, 34% in fiscal 1997 and 32% in fiscal 1998.

Inventories and Backlog

     Lowrance normally manufactures its products in anticipation of, and not in response to, customer orders and fills orders within a short period of time after receipt. Thus, Lowrance must maintain significant inventories of finished goods to permit it to fill orders promptly after receipt. Lowrance's receipt of orders generally peaks upon the introduction of a new product and during the peak sales period from January through April. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     As of April 30, 1999, Lowrance's backlog of orders exceeded $6.4 million. The backlog one year ago at this time was $10.2 million. Backlog is not necessarily comparable from year to year because of the significant impact on backlog resulting from the timing and pent-up demand for the introduction of Lowrance's new products each year. While Lowrance believes that the present backlog of orders is firm, the orders for its products are subject to cancellation without further obligation by the customer at any time prior to shipment.

Advertising and Promotion

     To support the sales of its products to wholesalers, mass merchandisers, mail-order catalog companies and others, Lowrance actively promotes and advertises its products to fishermen, boat owners and increasingly to other outdoor enthusiasts. The highly-technical nature of Lowrance's products makes education of the user an important aspect of Lowrance's promotional activities. Through educating and familiarizing the user with the practical benefits and use of sonar and global positioning system products, Lowrance endeavors to create demand for its products.

     To satisfy this need, Lowrance utilizes a sales force of 17 full-time employees to promote its products worldwide. Additionally, Lowrance employs six manufacturer's representative groups to add to its sales force in various parts of the United States. The sales personnel employed by Lowrance and the manufacturer's representatives have the knowledge and time necessary to educate wholesalers, dealers, fishermen and boat owners on sonar and global positioning system products and demonstrate the practical benefits of these technologies. The sales personnel train wholesalers and dealers to sell Lowrance's products, give demonstrations at outdoor recreation and boat shows, and participate in store promotions, seminars, and talks.

     To supplement the sales force, Lowrance has a part-time independent sales group known as the "pro-staff." The pro-staff consists of approximately 200 fishing professionals, tournament fishermen, serious outdoors enthusiasts and pilots trained and equipped by Lowrance to promote Lowrance's products at fishing tournaments, store promotions, club talks, seminars, and tackle, boat, hunting and aviation shows.

     Lowrance also advertises its products in newspapers and magazines and on television. Within such advertising expenditures, there are separate advertising programs designed specifically for the Lowrance line and the Eagle line.

     Public relations activities include a variety of press releases covering new products and feature stories highlighting use of sonar and navigational products; press trips, where products are demonstrated to members of the outdoor media; distribution of product photos and other technical support for writers and broadcasters.

     In addition to advertising expenses and public relations activities, Lowrance incurs promotional expenses which include sponsorship of fishing tournaments, store promotions, and contributions to environmental groups. Lowrance, through its Eagle brand, became an Affiliate Sponsor of the new Wal-Mart FLW tournament trail in 1998. The Wal-Mart FLW tour offers the world's largest cash prize for bass tournaments, including a $1,000,000 purse. The Wal-Mart FLW tour is sponsored by Genmar Holdings, which also owns numerous boat manufacturers including Ranger, Lund, Crestliner and Carver Yachts, to whom Lowrance provides original equipment manufacturer sonar products. Dealer and distributor support includes the availability of point-of-purchase displays, posters, videos, and product simulators to assist in displaying Lowrance's products.

Competition

Sonar and Sonar/Global Positioning System Combination Units

     Lowrance encounters intense competition for its products from a number of domestic and foreign manufacturers. More than 300 brands of sonars have been offered to the consumer since Lowrance's formation in 1957. Presently, there are more than 25 competitors worldwide. Historically, the sonar market, marketed primarily to sports fishermen and recreational boat owners, has been dominated by Lowrance and Techsonic Industries, Inc. According to independent marketing research commissioned by Lowrance and issued in March 1998, Lowrance, together with this competitor, currently account for over 80% of sonar sales within this market segment in the United States. In this study, Lowrance's total market share, with Eagle and Lowrance brands combined, was found to be greater than 50%. Lowrance believes that the study results reflect current market conditions.

     Competition in the sports fishing and recreational boating market for Lowrance's products is based upon a number of factors, including quality, technological development, performance, service and price. The primary basis for competition is technological innovation and price. In order to maintain its competitive position, Lowrance must continually enhance and improve its products and anticipate rapid, major technological innovations and changes within the industry. Further, Lowrance believes that the sonar market in the U.S. and Canada is mature, with no significant influx of new participants to either boating or fishing in recent years. Accordingly, Lowrance's primary opportunity for sales growth in these markets is to take market share from its competitors. Lowrance continues to identify and pursue significant new market opportunities for its sonar products internationally.

Hand-held Global Positioning System Units

     The hand-held global positioning system market has expanded rapidly in the past several years, and Lowrance expects this trend to continue. Target markets for these products include, but are not limited to boating, sportfishing, hunting, hiking, off-road vehicles and aviation. According to independent marketing research commissioned by Lowrance and issued in March 1998, the market segment that Lowrance operates in approximates the size of the sonar market. According to this same study, Lowrance's market share was found to be less than 20%. Long term growth in Lowrance's global positioning system market share will require continued development of advanced global positioning system technologies which can be quickly brought to market at competitive prices.

     Two competing global positioning system companies currently dominate this market, and Lowrance believes these two competitors combined continue to control in excess of 65% of the hand-held global positioning system market. The primary reason for their success is that both companies have introduced and marketed several products retailing for under $200 and were the first to market hand-held global positioning system products into the recreational market. Both companies offer a range of higher priced products with more features than their lowest priced models including products specifically aimed at the avionics market. In 1997, one of these competitors introduced a combined global positioning system and sonar model and a sonar-only model. Recently the same competitor has introduced two new sonar-only models. Lowrance does not anticipate that these models will have a significant adverse impact on its own extensive lines of sonar products during fiscal 1999 because neither product has begun shipping and their distribution base is limited.

     Currently, Lowrance offers five Eagle and seven Lowrance hand-held products, which retail at prices between $169 and $799. Lowrance began shipping its Lowrance Global Map 100 and Eagle MapGuide Pro hand-held global positioning system products with its proprietary IMS MapCreate CD ROM database included during the fourth quarter of fiscal 1998. These two models have exclusive features which will allow the user to supplement the unit's built-in mapping data with up to two megabytes of customized maps created from the CD ROM database. All of Lowrance's global positioning system products feature 12 parallel-channel receivers, high resolution displays, and internal battery back-up for stored information. All of Lowrance's handheld global positioning system's also utilize rechargeable batteries that retail for as little as $49.

     Lowrance's expanded line of hand-held global positioning system products has helped Lowrance expand its presence in multiple non-marine retail markets and outlets. These products, combined with an extensive advertising and promotion campaign in 1997, significantly increased consumer awareness and recognition of the Eagle and Lowrance brand names in historically non-traditional markets. Currently, Lowrance enjoys distribution through several new outdoor recreational outlets who serve hikers, campers, skiers, climbers and other outdoor enthusiasts.

     Lowrance has attempted to differentiate its products through quality, technological development, performance, price, and service. Lowrance believes its products offer a competitive advantage due to quality, technological advancement, and the wide range of features. This advantage results from Lowrance's long history of product innovation, including items and features such as:

     .    Advanced Signal Processing;

     . fully waterproof sonar/Loran-C and sonar/global positioning system combination units;

     . Grayline, interchangeable high-performance transducers and dual-frequency capability;

     .    optional Broadview sonars;

     .    split screen sonar/navigational displays;

     .    digitized and CD ROM mapping capabilities; and

     .    programmable "windows."

     Lowrance has been an industry leader in offering advanced performance products at strategically acceptable price points. Further, Lowrance believes that its service programs, designed to rapidly respond to the customers' needs, along with the extended warranty programs covering the Lowrance, Eagle and Sea product lines, are the most comprehensive services available to the customer in the industry.

Product Research and Development

     Lowrance's operations and competitive position are dependent to a large extent upon its ability to anticipate and react to the technological innovations inherent in its industry. Lowrance has been engaged in the development of sonars and the refinement of its existing sonar models since its formation in 1957. See "--Patents and Trademarks." In 1957, Lowrance invented and marketed a portable sonar capable of locating individual fish and their depths. Among other significant sonar advancements, Lowrance developed and patented an effective interface suppression system and interchangeable high speed transducers which permit operation of sonar at boat speeds of up to 70 miles per hour. Lowrance also introduced in 1979 a computer-controlled sonar with microprocessor chip and software allowing high speed boating with accurate depth readings and no false signals. In 1986, Lowrance introduced the industry's first high resolution and "Supertwist" high visibility liquid crystal displays. In 1988, Lowrance introduced the first fully waterproof sonar/navigation combination units featuring Loran-C circuitry and software contained solely in the antenna coupler module. Advanced Signal Processing, a breakthrough in automatic sonar control developed in 1989, constantly evaluates the effect of varying water conditions, boat speeds, and interference sources, adjusting the sonar's many settings for optimum performance. Based on Lowrance's belief that the U.S. military's global positioning system would be the preferred method of navigation in the future, if it became affordable, Lowrance introduced six marine global positioning system products in 1992, with most at breakthrough price points. The SupraPro ID, a new sonar model introduced in 1993, retailed for under $100, provided users with four times the resolution of its nearest competitive model. Another model new in 1994, the GlobalMap 1000, represented the first fully waterproof mapping unit with a built-in mapping database and the capability of using highly-popular detailed mapping cartridges. The AccuNav Sport hand-held global positioning system product, which retailed for under $400, revolutionized the global positioning system market in 1994 by offering users all the highly-detailed navigation plotting features previously available only on larger and more costly gimbal-mounted global positioning system products at less than half the price. In 1994, Lowrance introduced its latest generation of "3D" sonar products, the ULTRA III 3D and the X-70A 3D, which provide expansive underwater coverage and innovative "three dimensional" images of bottom contours in addition to traditional detailed "2D" views. Six new 1994 products offered Lowrance's new "Broadview" technology. By purchasing a "Broadview" accessory transducer, which can be installed on the transom or on a trolling motor, users can expand their sonar coverage to search out -- left or right -- to detect fish and cover down and outward from the boat. In 1996, Lowrance introduced and delivered its first hand-held global positioning system mapping products. In fiscal 1998, Lowrance introduced two new sonar products with enhanced display screen resolution and newly designed cases, as well as enhanced operating software in several of its sonar and global positioning system products. Additionally, Lowrance delivered four new hand-held global positioning system products, each utilizing new 12 parallel-channel receiver technology and three of which offered exclusive technology which allows the user to upload detailed customized maps from a CD ROM into the units memory. Two new gimbal-mount products, one a global positioning system/mapping only product and the other a global positioning system/mapping/sonar combination model, also offered this unique CD ROM capability, and began shipping during the fourth quarter of fiscal 1998.

     Research and development expenditures of Lowrance were $3,439,000 in fiscal 1996, $3,936,000 in fiscal 1997 and $2,650,000 in fiscal 1998. Lowrance plans additional development of its liquid crystal displays sonars to increase performance and versatility and is conducting research and development into other marine electronic equipment utilizing technology with which it is familiar. Also, Lowrance intends to develop additional global positioning system products for use in marine and non-marine applications.

     To add to its continued investment in product research and development, Lowrance has invested in several new manufacturing and design technologies:
Surface Mount Technology production equipment, Computer Aided Design systems, Application Specific Integrated Circuits, Tape Automated Bonding, Tab-On-Glass, and Liquid Crystal Display assembly. These advanced technologies, which were essential to the development of Lowrance's new sonar and global positioning system products, have allowed Lowrance to reduce its material and manufacturing costs and to provide even greater product performance.

Employees

     As of April 30, 1999, Lowrance employed 1,024 persons on a full-time basis. Of these employees, 375 are employed in the United States, and 649 are employed internationally, primarily in Lowrance's leased manufacturing facility in Ensenada, Mexico. During the year, Lowrance utilizes temporary workers to allow it to adjust its workforce as its production needs change. All of the temporary workers are located in the Tulsa facility. At April 30, 1999, approximately 35 of such workers were engaged by Lowrance and are included in the above numbers. Additionally, Lowrance retains, on a part-time basis, around 200 independent contractors, the "pro-staff," that assist in promoting its products.

Manufacturing and Suppliers

     Through fiscal 1993, Lowrance manufactured substantially all of its products at its plant in Tulsa, Oklahoma. In fiscal 1994, Lowrance began manufacturing most of its high volume transducer and cable assemblies in a 25,000 square foot leased manufacturing facility in Ensenada, Mexico, with the finished assemblies shipped to Tulsa for final inspection, packaging and shipping. During fiscal 1997, Lowrance expanded its production operation in Mexico by consolidating its existing manufacturing operations in Ensenada, Mexico into a newly constructed 88,000 square foot leased facility which has been constructed to allow expansion to 108,000 square feet as Lowrance requires more operating space. Currently, Lowrance utilizes 70,000 square feet for manufacturing, including a 26,000 square foot clean room within the 88,000 square feet presently occupied by Lowrance. In the expanded Mexico facility, Lowrance manufactures its transducer and cable assemblies as well as assembles most of the liquid crystal displays used in its products. Additionally, Lowrance performs final assembly, final testing and packing operations on all of its products in the Mexico facility. The transfer of the final assembly and liquid crystal display assembly operations from Lowrance's Tulsa facility began in August 1996 and was completed in July 1997. Lowrance will continue to assemble and test all circuit boards in its existing facility in Tulsa. The manufacturing process primarily involves the assembly of component parts purchased from suppliers. Quality control and functional testing, including component testing, sub-assembly testing, and final testing of finished products, are an integral part of Lowrance's manufacturing process. Lowrance's Tulsa manufacturing facilities, with its expanded Mexico operation, are sufficient to allow increased production without substantial future capital investments.

     Some component parts of Lowrance's products are technologically advanced and/or specifically designed for Lowrance's use, and thus are presently available only through single-source suppliers, some of which are located in foreign countries. Other component parts are available from a number of suppliers, but Lowrance largely relies on single-source suppliers for these parts. Purchasing from a single source in these instances allows Lowrance to have more consistent quality in the component parts and to receive quantity discounts and permits Lowrance to establish long-standing relationships with its suppliers. Lowrance believes long-standing relationships lead to better performance with suppliers by shortening delivery time, improving quality, and fostering a better understanding of and adaptation to the nature of Lowrance's needs and the suppliers' capabilities.

     With respect to plastic component parts, such as housings for sonars, Lowrance, because of the expense, generally maintains only one mold for each plastic part. Although typically Lowrance owns each mold and could move it to another supplier, Lowrance is limited to one supplier at a time.

     Lowrance has never experienced a substantial interruption in product shipment resulting in the loss of any material amount of sales due to unavailability of or delay in receiving component parts. However, if for any reason, critical component parts were to become unavailable or the shipment of such parts were to be substantially delayed, such unavailability or delay could materially and adversely affect Lowrance's ability to produce its products on a timely basis until an alternative source of supply or a replacement mold could be made available. Some of the reasons that may cause such unavailability or delay include:

     . a protracted strike, war, fire, explosion or wind damage affecting production at the supplier's manufacturing plant;

     .  import restrictions;

     .  a damaged or destroyed mold; or

     . a supplier being unable to obtain particular raw materials necessary to produce component parts.

     The use of alternate components may, in some cases, require Lowrance to redesign other components or its sub-assemblies and Lowrance could experience manufacturing delays. The extent of the impact upon Lowrance's sales and earnings would depend upon the products affected and the time of year of the interruption.

     To protect against interruptions and loss of sales, Lowrance maintains a limited amount of safety inventory of component parts and some insurance coverage against loss of supply. Lowrance limits the amount of safety stock to avoid the cost of carrying raw material inventory and problems associated with obsolescence. To further protect against interruptions, Lowrance is selective of its suppliers, and with limited exceptions, relies upon those who are substantial in size, financial strength, background and experience.

Seasonality

     Demand for Lowrance's products is seasonal with approximately 30% to 40% of its sales and a majority of its net income usually occurring in the third quarter, which is February through April. During this period, Lowrance's customers purchase Lowrance's products so that the products will be available to sport fishermen and recreational boat owners for the peak fishing and boating season. Generally, with the exception of the third quarter, quarterly results are dependent on the timing and acceptance of new product introductions, advertising and product availability and, as such, Lowrance does not experience any consistent quarterly trends for those three quarters.

Product Warranty and Support Services

     Substantially all of Lowrance's products are sold with a full one-year warranty. Lowrance offers the consumer the right to extend the warranty for an additional two years on sonar and global positioning system products by purchasing an extended warranty package. Warranty expenses have averaged approximately 2.2% of sales during the last three fiscal years. Lowrance emphasizes service after the sale in connection with its products by providing a prepaid, pre-addressed shipping label packed with each unit for use by the consumer located in the United States electing to return the unit to Lowrance for warranty or non-warranty repairs. Warranty and non-warranty repairs are available from Lowrance's plant in Tulsa, Oklahoma, and from dealers and distributors in 65 foreign countries.

Patents and Trademarks

     Since 1970, Lowrance has obtained 37 patents expiring at various dates from 1987 through 2015. Since 1970, 13 design patents have also been issued. See "--Product Research and Development." All of Lowrance's patents have been assigned to secure Lowrance's accounts receivable and inventory line of credit financing. Lowrance does not expect that the expiration of patents will have an adverse impact on Lowrance's operations.

     Notwithstanding the number of patents it has obtained, Lowrance believes that its technical and proprietary expertise and continuation of technological advances are more important factors to the protection of its ongoing proprietary interests and markets than its patents. However, Lowrance will continue to file patent applications as needed to insure its products remain protected from attack from competitors.

     Lowrance has registered forty-eight trademarks with the United States Patent Office including the trademark, "Lowrance" and the trademark "Eagle," with an accompanying logo and has additional trademark applications filed.

Properties

     Lowrance maintains its offices and manufacturing and warehouse facilities at 12000 East Skelly Drive, Tulsa, Oklahoma, 74128. Lowrance's Tulsa facilities are located on approximately 23 acres of land and consist primarily of a masonry building containing approximately 116,000 square feet of floor space, of which 25,000 square feet are used for manufacturing operations, 46,000 square feet for warehousing and 45,000 square feet for office and laboratory space.

     Prior to fiscal 1997, Lowrance, through its Mexican subsidiary, leased a 25,000 square foot manufacturing facility in Ensenada, Mexico. In fiscal 1997, Lowrance expanded its Ensenada, Mexico operations by leasing a new 88,000 square foot manufacturing facility which has been constructed to permit Lowrance to expand into the built out, but unfinished 20,000 square foot, second floor
affording Lowrance 108,000 square feet.   Lowrance presently is using 70,000
square feet for manufacturing including a 26,000 square foot clean room of the 88,000 square feet occupied by Lowrance. During fiscal 1997, the existing Mexican facility was eliminated and combined with operations in the new facility.

     Lowrance also leases a 79,000 square foot facility for warehousing and shipping in Tulsa, Oklahoma and 2,500 square feet and 3,500 square feet of warehousing, shipping and office space in Australia and Canada, respectively.

     Lowrance believes that its facilities and equipment are well suited to its needs and are properly maintained. Lowrance's current manufacturing facilities, including the expanded Mexico facility, are sufficient to allow for increased production without significant capital investment. The facilities and equipment are believed to be operating in substantial compliance with all current regulations. All the facilities and equipment are, in the opinion of Lowrance, adequately insured.

Legal Proceedings

     There are no material pending legal proceedings to which Lowrance or any of its subsidiaries is a party or of which any of their property is the subject as of the date of this document.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                           AND MANAGEMENT OF LOWRANCE

     On August 19, 1999, there were more than 400 actual holders of 3,768,796 shares of outstanding Lowrance common stock. Each share of common stock is entitled to one vote per share, with no right of cumulative voting. Lowrance has not paid cash dividends for over 20 years. The inventory and accounts receivable line of credit agreement prohibits the payment of dividends without the prior written consent of Lowrance's lender. Lowrance has no other voting securities outstanding.

     The following table describes the beneficial ownership of Lowrance common stock as of August 19, 1999 for each stockholder known by Lowrance to be the beneficial owner of more than five percent of Lowrance common stock, each Lowrance director, each Lowrance executive officer, and all Lowrance directors and executive officers as a group.

                                                                         Beneficial Ownership
                                                                         --------------------
Name of Beneficial Owner                                             Shares               Percent
------------------------                                             ------               -------
Darrell J. Lowrance                                               1,907,423(1)             50.61%
12000 East Skelly Drive
Tulsa, OK 74128

Estate of James L. Knight                                           432,776                11.59%
c/o Northern Trust Bank of Florida, N.A.
700 Brickell Avenue
Miami, FL 33131-2881

Willard P. Britton                                                   14,653                 0.39%
1571 Breakwater Terrace
Hollywood, FL 33019

Ronald G. Weber                                                      71,745(2)              1.90%
12000 East Skelly Drive
Tulsa, OK 74128

Robert F. Biolchini                                                  95,661                 2.54%
3300 First Place Tower
15 East 5th Street
Tulsa, OK 74103

Peter F. Foley, III                                                  54,183                 1.44%
Boone Bait Company
1270 Lakeview Drive
Winter Park, FL 32789

Alpo F. Crane                                                         3,580                 0.09%
8359 Providence Road
Charlotte, NC 28277

All directors, officers, and                                      2,169,095                57.55%
their affiliates as a group
(including those listed above,
6 persons total)

______________
  (1) This includes 180,500 shares held indirectly in an individual retirement account with Mr. Lowrance having the sole voting and investment power; 143,908 shares held of record by the Trustees of the Lowrance Savings Plan and Trust for Mr. Lowrance who is entitled to vote such shares; and 3,725 shares held indirectly by an immediate family member.
  (2) This includes 33,000 shares held of record by the Trustees of the Lowrance Savings Plan and Trust for Mr. Weber, who is entitled to vote such shares.

                         INFORMATION CONCERNING ORBITAL

     Orbital, together with its subsidiaries, is a leading space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services. Orbital's products and services are grouped into three general business sectors: space and ground infrastructure systems, satellite access products and satellite services. Space and ground infrastructure systems include launch vehicles, satellites and related space systems, electronics and sensor systems, transportation management systems, and satellite ground systems and software. Satellite access products include satellite-based navigation, positioning and communications products. Satellite services include satellite-based two-way mobile data communications services, satellite-based remote imaging services, and new initiatives relating to satellite-based automotive information products and satellite-based voice communications services.

               DECEMBER 9, 1997 ISSUANCE OF LOWRANCE COMMON STOCK
                           TO THE LOWRANCE DIRECTORS

Background

     In November 1997, because of Lowrance's extreme cash liquidity strain, Lowrance officers and directors determined that an additional cash infusion of $2,500,000 was essential to Lowrance's short and long term financial viability. At that time, Lowrance's lender, Fleet Capital, agreed that if Lowrance's officers and directors first invested an aggregate of $1,500,000 in new equity, Fleet would agree to increase Lowrance's loan with Fleet by an additional $1,000,000. Because Lowrance officers had exercised options in November 1997 resulting in a cash infusion of $189,305, Fleet agreed to increase Lowrance's loan by an additional $1,000,000 if the Lowrance directors agreed to purchase additional Lowrance common stock for approximately $1,310,000 in cash.

     As a result, Lowrance's six directors agreed to purchase 341,338 shares of restricted and unregistered Lowrance common stock for an aggregate cash purchase price of $1,311,000 in an attempt to help insure Lowrance's financial viability. On December 9, 1997, Lowrance issued 341,338 shares of its unregistered common stock in a private placement at a discounted price of 65% of the then current Lowrance share price. The discount of 35% upon which the price per share was based was determined by Principal Financial Securities, Inc., which based its opinion and recommendation on the average closing price for the five days following release of Lowrance's earnings for October 31, 1997, which occurred on November 25, 1997, or the average closing price for November 26 and 28, and December 1, 2 and 3, or $5.90 per share. A cash purchase price of $3.84 per share was determined by multiplying $5.90 by the Principal Financial Securities recommended discount of 65%.

     The 341,338 unregistered common shares were issued in a private placement to Lowrance's six directors simultaneously with Lowrance executing a new $1,000,000 term loan with Fleet. The new cash infusion was used to assist in partially alleviating cash flow problems and to enable Lowrance to receive timely delivery of essential parts required to meet its budgeted demand for its products during the period from January through April 1998.

     Due to the need for immediate action to inject new cash into Lowrance to secure the new term loan with Fleet and to help partially alleviate cash flow problems, Lowrance issued the authorized but unregistered common shares to its six directors without obtaining the consent of its stockholders, which consent was not required under the Delaware General Corporation Law. The restricted common stock issued to the directors for a cash payment of $3.84 per share in the private placement was as follows:

              Director                               Number of Shares

        Alpo F. Crane                                     3,580
        Willard P. Britton                               14,453
        Peter F. Foley III                               52,083
        Ronald G. Weber                                   3,645
        Darrell J. Lowrance                             172,916
        Robert F. Biolchini                              94,661


     In late 1998, Nasdaq informed Lowrance that Nasdaq believed that Lowrance was not in compliance with Nasdaq's stockholder approval requirements in connection with the December 9, 1997 issuance because Lowrance had not obtained stockholder consent or obtained a waiver of the applicable Nasdaq rules prior to the December 9, 1997 issuance. Rule 4460(i) requires each issuer of securities authorized for quotation on the Nasdaq National Market to obtain stockholder approval when shares are acquired by officers or directors pursuant to a plan or arrangement, including stock option and stock purchase plans, in an amount exceeding the lesser of (A) one percent of the number of shares of common stock, (B) one percent of the voting power outstanding or (C) 25,000 shares.

     After a hearing and review, the Nasdaq Listing and Hearing Review Council in a decision issued on August 9, 1999 decided that because Lowrance did not comply with Nasdaq's stockholder approval rules, Lowrance common stock would be delisted from Nasdaq unless Lowrance complied with certain requirements. One requirement is that Lowrance must obtain approval of the December 9, 1997 private placement to the Lowrance directors by a majority of the common shares held by disinterested Lowrance stockholders (stockholders other than the six directors who purchased stock in the private placement). A second requirement is that each of the six directors enter into a lock-up agreement with Lowrance whereby each director would agree that the shares issued on December 9, 1997 would not be sold or otherwise transferred until sixty days after the Lowrance stockholders approved the December 9, 1997 issuance.

     Lowrance is now seeking the Nasdaq required stockholder approval and ratification of the December 9, 1997 issuance to the Lowrance directors in order to continue to be listed on the Nasdaq National Market. If the proposal is not approved and ratified by a majority vote of Lowrance stockholders other than the six directors who purchased the unregistered stock in December 1997, Lowrance will not be in compliance with the Nasdaq council's decision. As a result, Lowrance will face delisting.

     Additionally, Lowrance is working with Nasdaq to agree upon mutually acceptable terms of a lock up agreement with the Lowrance directors. None of the restricted Lowrance common stock issued on December 9, 1997 have been sold or transferred by any director, and each of the six directors had previously entered into a lock-up agreement with Lowrance at the request of Nasdaq in which the shares issued on December 9, 1997 will not be transferred until after a stockholder vote approves the issuance. Subsequent to the Nasdaq council's decision dated August 9, 1999, Lowrance entered into an amended merger agreement in which each and every share of Lowrance common stock would be converted into the right to receive $7.30 in cash, without interest. (The proposed merger is fully described in this proxy statement and is also the subject of stockholder vote at the special meeting.) Lowrance is therefore trying to work with Nasdaq to revise the terms of the required lock up agreement so that the current executed lock up agreements, which do not require a sixty day holding period, will be acceptable to the Nasdaq council. If Lowrance does not resolve the issue of an acceptable director lock up agreement with Nasdaq, the Lowrance common stock could be delisted.

     Lowrance previously advised Nasdaq that prior to the December 9, 1997 issuance, the officers and directors of Lowrance held in excess of 50% of the Lowrance common stock and at that time represented the majority necessary for approval and ratification of the December 9, 1997 issuance. However, Lowrance faces the delisting of its common stock unless it obtains the approval and ratification of the private placement by a majority vote of the disinterested stockholders. If Lowrance is successful in obtaining both an amended agreement with Nasdaq regarding directors' lock up agreements and approval of the private placement by a majority vote of disinterested Lowrance stockholders, Lowrance believes Nasdaq will continue listing Lowrance common stock.

Recommendation of the Board of Directors of Lowrance

     The Lowrance board has unanimously determined that the December 9, 1997 issuance was and is in the best interests of Lowrance and its stockholders. Accordingly, the Lowrance board unanimously approved the December 9, 1997 issuance and recommends that Lowrance stockholders vote in favor of approval and ratification of the December 9, 1997 issuance at the Lowrance special meeting.

                             STOCKHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, Lowrance does not currently expect to hold a 1999 Annual Meeting of Stockholders, as Lowrance common stock will not be publicly traded after the merger. If the merger is not consummated and such a meeting is held, stockholder proposals for inclusion in proxy materials for such meeting would have to have been submitted to the Secretary of Lowrance in writing and received at the executive offices of Lowrance by August 13, 1999. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Arthur Andersen LLP, independent accountants, are expected to be present at the Lowrance special meeting with an opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

              INDEX TO LOWRANCE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

Report of Independent Public Accountants ................................. F-2

Consolidated Balance Sheets - July 31, 1997 and 1998 and
   April 30, 1999 (unaudited)............................................. F-3

Consolidated Statements of Income (Loss) for the Years
   Ended July 31, 1996, 1997 and 1998 and the Nine
   Months ended April 30, 1998 and 1999 (unaudited)....................... F-4

Consolidated Statements of Stockholders' Equity for the
   Years Ended July 31, 1996 1997, and 1998 and the
   Nine Months Ended April 30, 1999 (unaudited)........................... F-5

Consolidated Statements of Cash Flows for the Years
   Ended July 31, 1996, 1997 and 1998 and for the Nine
   Months Ended April 30, 1998 and 1999 (unaudited)....................... F-6

Notes to Consolidated Financial Statements for the Years
   Ended July 31, 1996, 1997 and 1998 and the Nine
   Months Ended April 30, 1998 and 1999 (unaudited)....................... F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Lowrance Electronics, Inc.:

  We have audited the accompanying consolidated balance sheets of LOWRANCE ELECTRONICS, INC. (a Delaware corporation) and subsidiaries as of July 31, 1998 and 1997, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the three years in the period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lowrance Electronics, Inc. and subsidiaries as of July 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1998, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Tulsa, Oklahoma
October 9, 1998

                          LOWRANCE ELECTRONICS, INC.
                          --------------------------
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                                (in thousands)

                                    ASSETS
                                                                      July 31,              July 31,                April 30,
                                                                        1997                  1998                    1999
                                                                 -----------------       ---------------         ----------------
                                                                                                                    (unaudited)
 CURRENT ASSETS:
 Cash and cash equivalent                                            $      866             $     637               $       614
 Trade accounts receivable, net of reserves of $907,000
  in 1997, $683,000 in 1998 and $925,000 in 1999                         16,346                13,742                    17,823
 Inventories (Note 2)                                                    27,880                25,224                    18,060
 Current deferred income taxes                                            1,587                 1,457                     1,453
 Prepaid expenses                                                           400                   610                       451
 Income tax refund receivable                                               957                     -                         -
                                                                 -----------------       ---------------         ----------------
 Total current assets                                                    48,036                41,670                    38,401

PROPERTY, PLANT AND EQUIPMENT, net (Note 2)                              11,209                 9,891                     8,269

OTHER ASSETS                                                              1,106                   277                       209

DEFERRED INCOME TAXES                                                     1,015                   409                       457
                                                                 -----------------       ---------------         ----------------
                                                                     $   61,366             $  52,247               $    47,336
                                                                 =================       ===============         ================

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Current maturities of long-term debt                                $    4,149             $   3,498               $     4,380
 Accounts payable                                                        21,496                15,026                     7,081
 Accrued liabilities:
  Compensation and benefits                                               2,664                 1,729                     2,082
  Product costs                                                           1,076                 1,130                     1,175
  Other                                                                     853                   654                       509
                                                                 -----------------       ---------------         -----------------
   Total current liabilities                                             30,238                22,037                    15,227
                                                                 -----------------       ---------------         -----------------
LONG-TERM DEBT, less current maturities (Note 3)                         21,176                23,038                    23,528
                                                                 -----------------       ---------------         -----------------

SERIES "A" REDEEMABLE PREFERRED STOCK, $.50 par value,
 70,000 shares authorized and issued (Note 5)                                 -                     -                         -


STOCKHOLDERS' EQUITY, per accompanying statements (Note 5):
 Preferred stock, no par value, 230,000 shares
  authorized, none issued                                                     -                     -                         -
 Common stock, $.10 par value, 10,000,000 shares
  authorized, 3,352,458 shares issued in 1997 and
  3,768,796 shares issued in 1998 and 1999                                  335                   377                       377


 Paid-in capital                                                          5,600                 7,073                     7,073
 Retained earnings                                                        4,214                   219                     1,349
 Foreign currency translation adjustment                                   (197)                 (497)                     (218)
                                                                 -----------------       ---------------         -----------------
  Total stockholders' equity                                              9,952                 7,172                     8,581
                                                                 -----------------       ---------------         -----------------
                                                                     $   61,366             $  52,247              $     47,336
                                                                 =================       ===============         =================

  The accompanying notes are an integral part of these consolidated balance sheets.

                          LOWRANCE ELECTRONICS, INC.
                          -------------------------
                   CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                   ----------------------------------------
                   (in thousands, except per share amounts)

                                                                                    Nine Months Ended
                                                   For the Years Ended July 31,         April 30,
                                                  ------------------------------   -------------------
                                                                                       (unaudited)
                                                    1996       1997       1998       1998       1999
                                                  --------   --------   --------   --------   --------
NET SALES                                         $ 94,579   $104,659   $ 91,706   $ 68,717   $ 66,730
COST OF SALES                                       62,591     77,778     66,061     49,301     44,428
                                                  --------   --------   --------   --------   --------

 Gross profit                                       31,988     26,881     25,645     19,416     22,302
                                                  --------   --------   --------   --------   --------

OPERATING EXPENSES:
 Selling and administrative                         23,285     26,894     21,220     14,515     15,307
 Severance costs                                        --         --         --         --        982
 Research and development                            3,439      3,936      2,650      2,357      1,697
                                                  --------   --------   --------   --------   --------

 Total operating expenses                           26,724     30,830     23,870     16,872     17,986
                                                  --------   --------   --------   --------   --------

 Operating income (loss)                             5,264     (3,949)     1,775      2,544      4,316
                                                  --------   --------   --------   --------   --------

OTHER EXPENSES:
 Interest                                            1,881      2,398      3,509      2,447      2,297
 Other                                               1,184      1,530      1,432        953        889
                                                  --------   --------   --------   --------   --------

 Total other expenses                                3,065      3,928      4,941      3,400      3,186
                                                  --------   --------   --------   --------   --------

INCOME (LOSS) BEFORE INCOME TAXES                    2,199     (7,877)    (3,166)      (856)     1,130

PROVISION (BENEFIT) FOR INCOME TAXES (Note 7)
                                                       456     (2,687)       828       (300)        --
                                                  --------   --------   --------   --------   --------

NET INCOME (LOSS)                                 $  1,743   $ (5,190)  $ (3,995)  $   (556)  $  1,130
                                                  ========   ========   ========   ========   ========

NET INCOME (LOSS) PER COMMON SHARE (Note 5)
 Basic                                            $    .52   $  (1.55)  $  (1.11)  $   (.16)  $    .30
                                                  ========   ========   ========   ========   ========
 Diluted                                          $    .51   $  (1.55)  $  (1.11)  $   (.16)  $    .30
                                                  ========   ========   ========   ========   ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
 Basic                                               3,352      3,352      3,608      3,582      3,768
                                                  ========   ========   ========   ========   ========
 Diluted                                             3,387      3,352      3,608      3,582      3,768
                                                  ========   ========   ========   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

                          LOWRANCE ELECTRONICS, INC.
                          --------------------------
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------
               FOR THE YEARS ENDED JULY 31, 1996, 1997 AND 1998
               ------------------------------------------------
                   AND THE NINE MONTHS ENDED APRIL 30, 1999
                   ----------------------------------------
                                (in thousands)
                                   (Note 5)

                                                                                                      Foreign
                                                                                                     Currency
                                                     Common Stock        Paid-In      Retained     Translation
                                                 --------------------
                                                  Shares      Amount     Capital      Earnings      Adjustment
                                                 --------    --------   ---------    ----------    ------------
Balance
 July 31, 1995                                      3,352    $    335   $   5,600    $    7,661      $     (144)
Net income                                             --          --          --         1,743              --
Foreign currency translation adjustment                --          --          --                             1
                                                 --------    --------   ---------    ----------      ----------

Balance
 July 31, 1996                                      3,352         335       5,600         9,404            (143)
Net loss                                               --          --          --        (5,190)
Foreign currency translation adjustment                --          --          --            --             (54)
                                                 --------    --------   ---------    ----------      ----------

Balance
 July 31, 1997                                      3,352         335       5,600         4,214            (197)
Net loss                                               --          --          --        (3,995)             --
Exercise of common stock options                       75           7         196            --              --
Issuance of common stock                              341          35       1,277            --              --
Foreign currency translation adjustment                --          --          --            --            (300)
                                                 --------    --------   ---------    ----------      ----------

Balance
 July 31, 1998                                      3,768         377       7,073           219            (497)
Net income (unaudited)                                 --          --          --         1,130              --
Foreign currency translation adjustment
 (unaudited)                                           --          --          --            --             279
                                                 --------    --------   ---------    ----------      ----------

Balance
 April 30, 1999 (unaudited)                         3,768    $    377   $   7,073    $    1,349      $     (218)
                                                 ========    ========   =========    ==========      ==========

 The accompanying notes are an integral part of these consolidated statements.

                          LOWRANCE ELECTRONICS, INC.
                          --------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
                                (in thousands)
                                   (Note 8)

                                                                                        Nine Months Ended
                                                       For the Years Ended July 31,         April 30,
                                                      -------------------------------  -------------------
                                                        1996       1997       1998       1998       1999
                                                      --------   --------   --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                      (unaudited)
 Net income (loss)                                    $  1,743   $ (5,190)  $ (3,995)  $   (556)  $  1,130
 Adjustments to reconcile net income (loss) to net
  cash used in operating activities:
  Depreciation and amortization                          2,561      2,837      2,897      1,942      1,963
  (Gain) loss on sale of fixed assets                       55         (7)        (2)        (3)       (12)
  Foreign currency translation adjustment                    1        (54)      (300)       (91)       279
 Change in operating assets and liabilities:
  (Increase) decrease in trade accounts receivable      (2,156)    (3,525)     2,604     (3,471)    (4,081)
  (Increase) decrease in inventories                    (2,797)    (7,107)     2,656      1,938      7,164
  (Increase) decrease in income tax refund
   receivable                                               --       (957)       957        957         --
  (Increase) decrease in prepaid expenses and
   deferred income taxes                                   (55)    (1,633)       526       (586)       115
  (Increase) decrease in other assets                     (467)      (396)       555        733         68
  Increase (decrease) in accounts payable                  664     13,338     (6,470)    (5,705)    (7,945)
  (Decrease) increase in accrued liabilities              (855)       129     (1,080)    (1,186)       253
                                                      --------   --------   --------   --------   --------

 Net cash used in operating activities                  (1,306)    (2,565)    (1,652)    (6,028)    (1,066)
                                                      --------   --------   --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                  (1,942)    (2,722)      (583)    (1,291)      (353)
  Proceeds from sale of property, plant and                  2         --         --         --         25
   equipment                                          --------   --------   --------   --------   --------

  Net cash used in investing activities                 (1,940)    (2,722)      (583)    (1,291)      (328)
                                                      --------   --------   --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit                       96,406    104,213     93,397     68,327     61,994
  Repayments of borrowings under line of credit        (92,574)   (97,117)   (94,613)   (66,207)   (60,626)
  Borrowings under term loan                             1,507        500      5,000      5,721      1,800
  Principal payments on term loan and capital lease
   obligations                                          (2,115)    (2,064)    (3,293)    (2,128)    (1,797)
  Other borrowings                                          --         --         --        302         --
  Proceeds from issuance of common stock                    --         --      1,515      1,515         --
                                                      --------   --------   --------   --------   --------

  Net cash provided by  financing activities             3,224      5,532      2,006      7,530      1,371
                                                      --------   --------   --------   --------   --------

  Net increase (decrease) in cash and cash
   equivalent                                              (22)       245       (229)       211        (23)

CASH AND CASH EQUIVALENT -- beginning of
the period                                                 643        621        866        866        637
                                                      --------   --------   --------   --------   --------

CASH AND CASH EQUIVALENT -- end of the
period                                                $    621   $    866   $    637   $  1,077   $    614
                                                      ========   ========   ========   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

                          LOWRANCE ELECTRONICS, INC.
                          --------------------------
                        NOTES TO CONSOLIDATED FINANCIAL
                        -------------------------------
          STATEMENTS FOR THE YEARS ENDED JULY 31, 1996, 1997 and 1998
          -----------------------------------------------------------
               AND THE NINE MONTHS ENDED APRIL 30, 1998 AND 1999
               -------------------------------------------------
           (Unaudited as to information for April 30, 1998 and 1999)

(1)  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business
--------

  Lowrance Electronics, Inc., and subsidiaries (the Company) design, manufacture, market and distribute sonars (also known as depth-sounders and fish-finders), global positioning system (GPS) navigational equipment and other marine electronic products and various related accessories. The Company's sonars are principally used by sports fishermen for detecting the presence of fish and by sports fishermen and boaters as navigational and safety devices for determining bottom depth in lakes, rivers, and coastal waters. The Company's GPS receivers are used in a variety of marine and non-marine applications, including aviation, hunting, hiking and backpacking.

  During fiscal 1997 and 1998, the Company incurred significant operating losses and for the last three fiscal years has had net cash outflows from operations. In response to the operating results, the Company has addressed operational problems related to the start-up of it's Mexico manufacturing facility and related manufacturing operations which are still located in Tulsa, Oklahoma.
The Company has refocused its sales and marketing efforts to 1) minimize restrictions on the distribution of some of its more popular products under the Lowrance brand name and 2) increase expenditures for print advertising and boat show attendance which had decreased significantly in fiscal 1998. In addition, as discussed in Note 3, the Company and its primary lender amended the credit agreement to provide for an additional $1.8 million advance under an existing loan to meet short-term vendor requirements related to past due payables.

  Management believes that cash provided by operations and borrowings available under the amended credit agreement will provide the Company with adequate cash flow to meet its obligations. However, no assurances can be given that the operating goals will be achieved.

Principles of Consolidation
---------------------------

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and accounts have been eliminated in consolidation.

Property and Depreciation
-------------------------

  Property, plant and equipment is stated at cost. For financial reporting purposes, depreciation is provided on a straight-line basis over the estimated service lives of the respective classes of property. The building is being depreciated using an estimated useful life of thirty years, while the estimated lives for other assets range from two to fifteen years. Fully depreciated property and equipment with a cost of approximately $16 million is still in use as of July 31, 1998.

  When property is retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is credited or charged to operations.

  Maintenance, repairs and renewals, including replacement of minor items of physical properties, are charged to income; major additions and betterments to physical properties are capitalized.

Research and Development Costs
------------------------------

  Costs associated with the development of new products and changes to existing products are charged to expense as incurred and include an allocation of indirect costs.

Foreign Currency Translations
-----------------------------

  Foreign currency transactions and financial statements are translated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Assets and liabilities are translated to U.S. dollars at the current exchange rate. Income and expense accounts are translated using the weighted average exchange rate for the period. Adjustments arising from translation of foreign financial statements are reflected in the cumulative translation adjustment in the equity section of the consolidated balance sheet. Transaction gains and losses are included in net income (loss).

Derivatives
-----------

  The Company uses forward sales contracts to hedge against losses due to changes in foreign currencies. Gains and losses realized from the contracts are recognized currently as other income or expense. Gains and losses resulting from the contracts have not had a material impact on the Company's results of operations. There are no open forward sales contracts at July 31, 1998 and April 30, 1999.

Use of Estimates in the Preparation of Financial Statements
-----------------------------------------------------------

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accrued Product Costs
---------------------

  Product Warranties - The majority of the Company's sales are made under a one-year product warranty. A provision is made at the time of sale for the estimated future warranty costs.

  Dealer Premium Coupons - The Company offers a sonar installation subsidy to qualified boat and motor dealers of its Lowrance product line. At the time of shipment, the Company provides for the estimated cost of this program.

  Returns and Refurbishments - Estimated costs related to refurbishment of returned goods are accounted for by providing a reserve based on the Company's historical experience. These reserves are analyzed and adjusted quarterly. Returns are recorded as a reduction of net sales at the time of receipt of the goods.

Cash and Cash Equivalent
------------------------

  For purposes of the Consolidated Statements of Cash Flows, the Company considers only certificates of deposit with a maturity of three months or less to be cash equivalents.

Advertising
-----------

  Advertising costs are expensed as incurred. The Company expensed approximately $2,500,000, $4,200,000 and $2,700,000 during the years 1996, 1997 and 1998, respectively, for advertising. During the nine months ended April 30, 1998 and 1999, the Company expensed approximately $2,311,000 and $3,100,000 for advertising expense.

Fair Value of Financial Instruments
-----------------------------------

  Cash and cash equivalents, accounts receivable and accounts payable - The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.

  Long-Term Debt and Revolving Credit Line - The amounts outstanding under the Company's term loan and revolving credit line bear interest at current market rates; thus their carrying amounts approximate fair market value. Interest rates underlying capitalized equipment leases approximate current market rates.

Principles of Preparation for Interim Reporting
-----------------------------------------------

  Portions of the financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures contained herein are adequate to make the information presented not misleading. Accounting policies for the nine months ended April 30, 1999 are the same as those outlined in the Annual Report on Form 10-K filed for the year ended July 31, 1998. In the opinion of management, all adjustments necessary for a fair presentation of interim results of operations have been made to the interim statements. All such adjustments were of a normal, recurring nature. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K filed with the Securities Exchange Commission.

Recently Issued Accounting Principles
-------------------------------------

  The Company adopted the provision of SFAS No. 128, Earnings Per Share, effective for the year ended July 31, 1998. This Statement establishes new standards for computing and presenting earnings per share and requires restatement for all prior period earnings per share data. The adoption of this Statement resulted in the dual presentation of basic and diluted earnings per share on the Company's income statement. In accordance with this statement, the Company has applied these provisions on a retroactive basis. The adoption of this Statement did not cause a material difference between previously reported and restated earnings (loss) per share information for the years ended July 31, 1996 and 1997.

  The Company adopted the provisions of SFAS No. 129, Disclosures of Information about Capital Structure, effective for the year ended July 31, 1998. This Statement consolidates existing pronouncements on required disclosures about a company's capital structure including a brief discussion of rights and privileges for securities outstanding. The adoption of this Statement had no material effect on the Company's consolidated financial statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statement periods beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement established standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management does not anticipate that this Statement will have a significant effect on the Company's consolidated financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, however, companies may implement the statement as of the beginning of any fiscal quarter beginning June 16, 1998. SFAS No. 133 cannot be applied retroactively and must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998). The Company has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of the adoption of SFAS No. 133. However, as of July 31, 1998, the Company had no outstanding derivative instruments.

Reclassifications
-----------------

  Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current year presentation.

(2)  BALANCE SHEET DETAIL

     Inventories
     -----------

     Inventories are priced at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                                                        July 31,
                                                                --------------------------         April 30,
                                                                  1997              1998              1999
                                                                --------          --------         ----------
Raw materials                                                    $ 9,928           $ 6,127            $ 5,873
Work-in-process                                                    9,327             4,820              2,462
Finished goods                                                     9,851            15,887             11,061
Excess, obsolete, and realization reserves                        (1,226)           (1,610)            (1,336)
                                                                 -------           -------            -------

  Total inventories                                              $27,880           $25,224            $18,060
                                                                 =======           =======            =======

                                                                       July 31,
                                                                --------------------------         April 30,
                                                                  1997              1998              1999
                                                                --------          --------         ----------
Property, Plant and Equipment (in thousands)
-----------------------------
  Land                                                           $   557           $   557            $   557
  Building and improvements                                        4,470             4,354              4,491
  Machinery and equipment                                         23,607            24,990             24,920
  Office furniture and fixtures                                    5,152             5,141              3,512
                                                                 -------           -------            -------
                                                                  33,786            35,042             33,480
  Less - accumulated depreciation                                 22,577            25,151             25,211
                                                                 -------           -------            -------
     Net property, plant, and equipment                          $11,209           $ 9,891            $ 8,269
                                                                 =======           =======            =======

  The property, plant, and equipment accounts include the following amounts for leased property under capitalized leases (in thousands):

                                                                        July 31,
                                                                --------------------------         April 30,
                                                                  1997              1998              1999
                                                                --------          --------         ----------
  Machinery and equipment                                        $ 5,856           $ 5,438            $ 5,460
  Office furniture and fixtures                                    1,086             1,007                945
                                                                 -------           -------            -------
                                                                   6,942             6,445              6,405
  Less - accumulated depreciation                                  2,785             3,234              3,598
                                                                 -------           -------            -------
     Net property, plant, and equipment under capitalized
      leases                                                     $ 4,157           $ 3,211            $ 2,807
                                                                 =======           =======            =======

                                                                        July 31,
                                                                --------------------------         April 30,
                                                                  1997              1998              1999
                                                                --------          --------         ----------
Reserve for Doubtful Accounts and Sales
---------------------------------------
Returns (in thousands)
-------

  Balance, beginning of period                                    $  539            $  907            $   683
  Charged to expense                                                 437               329                258
  Net (write-offs) recoveries                                        (69)             (553)               (16)
                                                                  ------            ------            -------
  Balance, end of period                                          $  907            $  683            $   925
                                                                  ======            ======            =======

Excess, Obsolete, and Realization Reserve (in thousands)
-----------------------------------------
  Balance, beginning of period                                    $  676            $1,226            $ 1,610
  Charged to expense                                                 773             1,190                794
  Net (write-offs) recoveries                                       (223)             (806)            (1,068)
                                                                  ------            ------            -------
  Balance, end of period                                          $1,226            $1,610            $ 1,336
                                                                  ======            ======            =======

(3)  LONG-TERM DEBT AND REVOLVING CREDIT LINE

     Long-term debt and the revolving credit line are summarized below (in thousands):

                                                                        July 31,
                                                                --------------------------         April 30,
                                                                  1997              1998              1999
                                                                --------          --------         ----------
  Revolving credit line                                          $18,621           $17,404            $18,773
  Term loans                                                       2,487             5,410              6,561
  Capitalized equipment lease obligations, payable in
      monthly installments of approximately $121,000, including
      interest at rates from 7% to 12%, with final payments
      ranging from February 1999 through November 2001             4,217             3,722              2,574
                                                                 -------           -------            -------
                                                                  25,325            26,536             27,908
  Less - current maturities                                        4,149             3,498              4,380
                                                                 -------           -------            -------

     Total long-term debt                                        $21,176           $23,038            $23,528
                                                                 =======           =======            =======

  Future maturities of the above debt obligations at April 30, 1999 are approximately $4,380,000, and are $23,266,000 and $262,000, for the years ending April 30, 2000 through 2002, respectively.

  At July 31, 1997, the Company had a $30 million financing package which consisted of a $3.5 million term loan together with a $26.5 million revolving credit line. The revolving credit line provided for borrowings up to $26.5 million based on varying percentages of qualifying categories of receivables and inventories and carried an interest rate of prime plus .75%. Borrowing against inventories was limited to $12 million in total.

  During August and December 1997, and September and November 1998, the Company's financing package was amended. Significant provisions of the amendments included: 1) the due date was extended to December 2000, 2) an additional term loan of $4,000,000 was funded with a required $800,000 principal payment which was made in May 1998 and additional principal payments of $66,666 beginning monthly in August 1998, with an interest rate of prime plus 1.5% (total monthly principal payments on the term loans are now $89,833), 3) an additional $1,000,000 was funded on the term loan which was subsequently repaid in July 1998, 4) up to an additional $3,000,000 in borrowings were made available under the revolving line of credit secured by certain inventories and receivables located outside the United States, 5) the interest rate on the revolving line of credit was increased to prime plus 1.5% from prime plus .75%,
6) the total facility was increased from $30,000,000 to $33,911,000 and 7) in November 1998, an additional advance of $1.8 million on an existing term loan was funded. The Company has two repayment options; (A) repayment of the $1.8 million advance in February 1999, or (B) amortize the entire $4.8 million term loan (including the $1.8 million advance) over 60 months beginning in March 1999 with a due date of December 2000. Under either option, principal payments of $80,000 per month are required beginning in March 1999. In February 1999, the Company chose the second option.

  Current maturities for the revolving credit line are estimated based on future results and collateral limitations. The terms of the foregoing agreement include a commitment fee based on the unused portion of the bank credit line in lieu of compensating balances.

  The agreement requires, among other things, that the Company maintain a minimum tangible net worth, limits the ratio of total liabilities to tangible net worth and requires the Company to maintain a minimum fixed charge ratio. Additionally, the agreement limits the level of operating leases, and limits capital expenditures and capital leases. Violation of any of these provisions would constitute an event of default which, if not cured, would empower the lender to declare all amounts immediately payable. The agreement also contains a provision that in the event of a defined change of ownership, the agreement may be terminated.

     The Company's indebtedness is collateralized by substantially all of the Company's assets. The Company had unfunded outstanding checks at July 31, 1997 and 1998 of $1.6 million and $1.3 million, respectively, and $2.3 million at April 30, 1999. These outstanding checks are included in accounts payable.

     Average short-term borrowings under the revolving credit line and related interest rates shown in the following table are weighted by using the average month-end principal balances (in thousands).

                                                  Years Ended July 31,                  Nine Months Ended
                                        --------------------------------------
                                            1996          1997          1998              April 30, 1999
                                        --------------------------------------         -------------------
                                                                                            (unaudited)
     Highest amount borrowed                $15,773       $24,095       $20,872                  $19,169
     Average amount borrowed                $11,850       $16,202       $18,025                  $17,487
     Weighted average interest rate             9.2%          9.1%         10.4%                     9.5%


(4)  LEASES

Capital Leases
--------------

     Certain equipment is leased under agreements that are structured as capital leases. Accordingly, such equipment has been recorded as an asset, and the discounted value of the remaining lease obligations has been recorded as a liability in the accompanying Consolidated Balance Sheets (See Note 3).

     The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of July 31, 1998, (in thousands):


          Years ending July 31:

            1999                                            $1,730
            2000                                             1,031
            2001                                             1,297
            2002                                               195
                                                            ------
          Total minimum lease payments                       4,253
          Less amounts representing interest                   531
                                                            ------

          Present value of net minimum lease payments       $3,722
                                                            ======

          Current portion of obligations under capital
              leases                                        $1,424

          Long-term portion of obligations under capital
              leases                                        $2,298


Operating Leases
----------------

     Total rent expense for operating leases for the years ended 1996, 1997 and 1998 was approximately $1,119,000, $1,765,000 and $1,889,000, respectively, and
$1,315,000 and $1,245,000 for the nine months ended April 30, 1998 and 1999, respectively.

     At July 31, 1998, future minimum rental payments for operating leases totaled $7,183,000. On August 30, 1996, the Company entered into a ten year non-cancelable lease for a manufacturing facility in Ensenada, Mexico. The lease has a fair market purchase option after three years and accordingly was accounted for as an operating lease. Payments for this facility are approximately $46,500 per month and began November 1, 1996. The lease also includes rent escalations of 3% per year beginning in October 1998. Total future minimum rental payments under operating leases for the years ending July 31, 1999 through July 31, 2003 (including the rental for the Mexican facility assuming the purchase option is not exercised) are approximately $1,622,000, $1,228,000, $813,000, $709,000 and $644,000, respectively, and $2,167,000 thereafter.

(5)  STOCKHOLDERS' EQUITY AND RELATED ITEMS

     The Company's 1989 Stock Option Plan provides for a maximum of 400,000 common shares available for issuance. Options and stock appreciation rights granted cannot have terms greater than ten years. The Plan provides for non-qualified stock options to be granted at an option price of not less than 100% of the fair market value of the Company's Common Stock at the date of grant.

     Following is a summary of outstanding and exercisable options under the Plan as of July 31 for the respective years set forth below:

                                                   1996             1997
                                                   ----             ----
Total outstanding                                 75,000           75,000
Average option price                             $  2.71          $  2.71


     In 1998, all 75,000 outstanding common stock options were exercised at a weighted average price of $2.71 per share. No additional options were granted.

     On May 13, 1996, the Company issued 70,000 shares of Series "A" Redeemable Preferred Stock in a private placement to five key officers of the Company. The Series "A" Preferred Stock is a nonvoting stock paying a noncumulative dividend of 2 1/2 cents. Each share of Series "A" Preferred Stock is convertible into five shares of the Company's Common Stock at a cash purchase price of $5.00 per share of Common Stock, but only if (i) the Chief Executive Officer of the Company sells in excess of 30 percent of his Common Stock of the Company or (ii) the Company sells substantially all of its assets and operations to a third party. The Series "A" Preferred Stock has been issued for a term of ten years for a purchase price of $6.875 per share. The Company financed the total purchase price of $481,250 for the five key officers of the Company pursuant to Promissory Notes bearing interest at Chase prime and Security Agreements where all of such Series "A" Preferred Stock is pledged to the Company to secure the Promissory Notes. In the event the Series "A" Preferred Stock is not converted within the ten year term, the holder is required to surrender the Series "A" Preferred Stock for cancellation by the Company in exchange for the Company forgiving the principal amount of the Promissory Note. If any of the key officers terminate their employment with the Company for any reason, except death, they immediately forfeit ownership rights to the Series "A" Preferred Stock which is immediately surrendered to the Company for cancellation in exchange for cancellation of the principal amount owing on the Promissory Note, provided all accrued interest on the Promissory Note is paid to the date of the key employee's termination. The Promissory Notes receivables have been netted against Preferred Stock in the Consolidated Balance Sheets.

     During fiscal 1998, members of the Company's Board of Directors purchased 341,338 shares of newly issued, unregistered and restricted common stock in a private placement for $1,310,738 in cash.

     The Company adopted the disclosure-only provisions of SFAS 123 "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined consistent with the provisions of

SFAS 123, the Company's net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below:

                                                                          July 31,         July 31,        July 31,
                                                                            1996             1997            1998
                                                                         ----------       ----------      ----------
              NET INCOME (LOSS):
              As reported                                                $  1,743         $ (5,190)       $ (3,995)
              Pro forma                                                     1,711           (5,344)         (4,144)


              EARNINGS (LOSS) PER SHARE:
              Basic-as reported                                          $    .52         $  (1.55)       $  (1.11)
              Diluted-as reported                                             .51            (1.55)          (1.11)
              Pro forma-Basic                                                 .51            (1.59)          (1.15)
              Pro forma-Diluted                                               .51            (1.59)          (1.15)

     Because the SFAS 123 method of accounting has not been applied to options granted prior to August 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The fair value of each option grant is estimated on the date of grant using the Modified Black-Scholes European option pricing model with the following weighted average assumption: dividend yield of 0%, expected volatility of 85.84%, risk-free interest rate of 6.41% and expected life of five years.

(6)  RETIREMENT PLANS

     Substantially all U.S. Company employees participate in the Lowrance Savings Plans which require the Company to contribute 3% of the participants' qualified earnings to the Plans. Also, each participant may make contributions of qualified earnings into the Plans which will be matched by the Company at 100% for the first $10 per pay period and 50% thereafter, not to exceed 3% of compensation. Contributions made by the Company to the Plans for the years ended July 31, 1996, 1997 and 1998 were approximately $586,000, $678,000 and $462,000, respectively, and $464,000 and $421,000 for the nine months ended April 30, 1998 and 1999, respectively.

(7)  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                         Years Ended July 31,
                                              ------------------------------------------
                                                1996              1997             1998
                                              -----------     ---------------  ---------
                                                               (in thousands)
          Current                             $     365       $      (823)     $     93
          Deferred                                   91            (1,864)          736
                                              -----------     ---------------  ---------
            Total                             $     456       $    (2,687)     $    829
                                              ===========     ===============  =========

     The provision (benefit) for income taxes differs from the amount calculated by multiplying income (loss) before provision (benefit) for income taxes by the statutory Federal income tax rate due to the following:

                                                                       Years Ended July 31,
                                                     -----------------------------------------------------
                                                          1996                1997               1998
                                                     ---------------     ---------------     -------------
             Statutory rate                                 34.0%               (34.0)%          (34.0)%
             Change in valuation allowance                    --                   --             63.2
             Foreign income taxes                             --                   .9              2.8
             State income taxes                             (3.8)                 (.9)            (2.3)
             Refunds of prior year taxes
              and related adjustments                       (8.6)                  --               --
             Research & development credits                   --                   --             (1.4)
             Other                                           (.9)                 (.1)            (2.1)
                                                     -----------         ------------        ---------

             Effective rate                                 20.7%               (34.1)%           26.2%
                                                     ===========         ============        =========

     The Company accounts for income taxes in accordance with Statement No. 109 of the Financial Accounting Standards Board which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities is determined and deferred tax assets or liabilities are computed for those differences that have future tax consequences. The Company had a net operating loss carryforward of approximately $5.6 million and $9.3 million at July 31, 1997 and July 31, 1998, which expires July 31, 2012 and July 31, 2013. After the completion of the fourth quarter of fiscal 1998, the Company determined that a valuation allowance of $2,000,000 against the net operating loss carryforward was necessary as of July 31, 1998. Statement No. 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     The tax effect of temporary differences giving rise to the Company's consolidated deferred income taxes at July 31 are as follows:

                                                                                     1997             1998
                                                                                ------------     -------------
                                                                                         (in thousands)
Deferred tax assets
 Reserves for product costs                                                     $       412      $        466
 Reserves for compensation and benefits                                                 620               499
 State tax credit carryforwards                                                         314               286
 Accounts receivable reserves                                                           183               142
 Other accruals                                                                          58                64
 NOL carryforward                                                                     1,961             3,457
                                                                                ------------     -------------
                                                                                $     3,548      $      4,914
 Less:  valuation allowance                                                              --            (2,000)
                                                                                ------------     -------------
 Net deferred tax asset                                                         $     3,548      $      2,914
                                                                                ============     =============

Deferred tax liabilities
 Depreciation                                                                   $       946      $      1,048
                                                                                ============     =============

(8)  CONSOLIDATED STATEMENTS OF CASH FLOWS

     The Company acquired approximately $2,026,000, $1,068,000 and $721,000 in equipment under capital lease obligations during 1996, 1997 and 1998. These transactions were accounted for as non-cash investing and financing activities, and therefore, are not included in the Consolidated Statements of Cash Flows. Interest of approximately $1,881,000, $2,398,000 and $3,422,000 was paid for the years ended July 31, 1996, 1997 and 1998, respectively, and $2,447,000 and $2,234,000 for the nine months ended April 30, 1998 and 1999, respectively. Income tax payments for 1996 were $541,000. No income tax payments were made in 1997, 1998 or 1999. An income tax refund of $957,000 was received in 1998.

(9)  SALES BY GEOGRAPHIC REGION

     The Company markets its products internationally through foreign distributors, except in Canada and Australia where it has established its own distribution operations. The following table presents a summary of domestic, export and foreign sales at July 31:

                                                                    1996                 1997                1998
                                                                    ----                 ----                ----
                                                                                   (in thousands)
Net sales:
 Domestic                                                          $ 74,560            $ 79,217             $ 69,376
 Export sales                                                         9,598              12,010               10,116
 Foreign sales                                                       10,421              13,432               12,214
                                                                   --------            --------             --------

  Total                                                            $ 94,579            $104,659             $ 91,706
                                                                   ========            ========             ========

     The majority of export and foreign sales are concentrated in Canada, Australia and Europe.

(10) SALES TO A MAJOR CUSTOMER

     During 1996 and 1997, one customer accounted for approximately 14% and 10%, respectively, of consolidated net sales in each year. No other customer accounted for 10% or more of consolidated net sales in 1996, 1997 or 1998.

(11) CONCENTRATIONS OF CREDIT RISK

     The Company extends credit to various companies in the marine and non-marine markets in the normal course of business. Within these markets, certain concentrations of credit risk exist. These concentrations of credit risk may be similarly affected by changes in economic or other conditions and may, accordingly, impact the Company's overall credit risk. However, management believes that receivables are well diversified, thereby reducing the potential credit risk and that allowances for doubtful accounts are adequate to absorb estimated losses at July 31, 1998.

     At July 31, 1997 and 1998, trade receivables related to these group concentrations were:


                                    1997      1998
                                    ----      ----

           Marine                    42%       45%
           Non-Marine                58%       55%

                                  APPENDIX A



               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                          LOWRANCE ELECTRONICS, INC.,

                         ORBITAL SCIENCES CORPORATION

                                      AND

                           ORBITAL MERGER SUB, INC.



                         Effective as of March 11, 1999

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ARTICLE I. THE MERGER..........................................................................    2

Section 1.1    The Merger......................................................................    2
Section 1.2    Closing.........................................................................    2
Section 1.3    Effective Time..................................................................    2
Section 1.4    Effects of the Merger...........................................................    2

ARTICLE II. THE SURVIVING CORPORATION..........................................................    3

Section 2.1    Certificate of Incorporation; Bylaws............................................    3
Section 2.2    Directors and Officers..........................................................    3

ARTICLE III. CONVERSION OF SHARES..............................................................    3

Section 3.1    Conversion of Securities........................................................    3
Section 3.2    Appraisal Rights................................................................    4
Section 3.3    Payment of Merger Consideration.................................................    4
Section 3.4    Redemption of Series "A" Preferred Stock........................................    6

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................    6

Section 4.1    Organization and Qualification..................................................    6
Section 4.2    The Company's Capitalization....................................................    7
Section 4.3    Authority Relative to the Agreement.............................................    7
Section 4.4    Consents and Approvals; No Violation............................................    8
Section 4.5    Reports and Financial Statements................................................    8
Section 4.6    No Material Adverse Changes.....................................................    9
Section 4.7    Litigation......................................................................   10
Section 4.8    Taxes...........................................................................   10
Section 4.9    Tax Basis.......................................................................   12
Section 4.10   Employee Benefit Plans..........................................................   12
Section 4.11   Employment Matters..............................................................   14
Section 4.12   Intellectual Property...........................................................   14
Section 4.13   Environmental Matters...........................................................   15
Section 4.14   Title to Properties; Encumbrances...............................................   15
Section 4.15   Permits and Licenses............................................................   16
Section 4.16   Material Contracts and Commitments..............................................   16
Section 4.17   Insurance.......................................................................   17
Section 4.18   Product Warranties..............................................................   17
Section 4.19   Certain Business Practices......................................................   17
Section 4.20   Compliance with Laws............................................................   17
Section 4.21   Brokers and Finders.............................................................   17
Section 4.22   Opinion of Financial Advisors...................................................   18
Section 4.23   Company Stockholders' Approval..................................................   18
Section 4.24   Information Supplied............................................................   18

Section 4.25   Disclaimer of Additional and Implied Warranties.................................   18

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................   18

Section 5.1    Organization and Qualification..................................................   18
Section 5.2    Authority Relative to the Agreement.............................................   19
Section 5.3    Consents and Approvals; No Violation............................................   19
Section 5.4    Litigation......................................................................   20
Section 5.5    Brokers and Finders.............................................................   20
Section 5.6    Information Supplied............................................................   20
Section 5.7    Financing.......................................................................   20
Section 5.8    Disclaimer of Additional and Implied Warranties.................................   21

ARTICLE VI. COVENANTS OF THE COMPANY, PARENT, AND MERGER SUB PRIOR TO THE EFFECTIVE TIME......    21

Section 6.1    Conduct of Business by the Company Pending the Merger...........................   21
Section 6.2    No Shopping.....................................................................   22
Section 6.3    Conduct of Business by Parent Pending the Merger................................   24

ARTICLE VII. ADDITIONAL AGREEMENTS.............................................................   25

Section 7.1    Obligations.....................................................................   25
Section 7.2    Proxy Statement.................................................................   25
Section 7.3    Access to Information;  Confidentiality.........................................   25
Section 7.4    Indemnification of Company Directors, Officers and Employees....................   26
Section 7.5    Certain Filings.................................................................   27
Section 7.6    Public Announcements............................................................   28
Section 7.7    Further Assurances..............................................................   29
Section 7.8    Notices of Certain Events.......................................................   29
Section 7.9    Company Stockholders' Meeting...................................................   30
Section 7.10   Expenses and Fees...............................................................   30
Section 7.11   Employee Benefits...............................................................   31
Section 7.12   Takeover Statute................................................................   32
Section 7.13   Efforts to Consummate the Merger................................................   32
Section 7.14   Assumption of Debt..............................................................   32

ARTICLE VIII. CONDITIONS TO THE MERGER.........................................................   32

Section 8.1    Conditions to the Obligations of Each Party.....................................   32
Section 8.2    Conditions to the Obligations of Parent and Merger Sub..........................   33
Section 8.3    Conditions to the Obligations of the Company....................................   33

ARTICLE IX. TERMINATION; AMENDMENT; WAIVER.....................................................   34

Section 9.1    Termination.....................................................................   34
Section 9.2    Effect of Termination...........................................................   36

ARTICLE X. MISCELLANEOUS.......................................................................   36

Section 10.1   Non-Survival of Representations and Warranties; Representation, Warranties,
                Covenants and Agreements of Merger Sub.........................................   36
Section 10.2   Entire Agreement; Assignment....................................................   36
Section 10.3   Amendment and Modification......................................................   37
Section 10.4   Waiver; Consents................................................................   37
Section 10.5   Severability....................................................................   37
Section 10.6   Notices.........................................................................   37
Section 10.7   Governing Law...................................................................   38
Section 10.8   Jurisdiction....................................................................   38
Section 10.9   Descriptive Headings............................................................   39
Section 10.10  Parties in Interest; No Third Party Beneficiary.................................   39
Section 10.11  Counterparts....................................................................   39
Section 10.12  Incorporation by Reference......................................................   39
Section 10.13  Interpretation..................................................................   39


EXHIBITS
--------

Exhibit A - Definitions

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

          THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), effective as of March 11, 1999, is entered into by and among
----------
Lowrance Electronics, Inc., a Delaware corporation (the "Company"), Orbital
                                                         -------
Sciences Corporation, a Delaware corporation ("Parent"), and Orbital Merger Sub,
                                               ------
Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger
                                                                       ------
Sub").
---

                                   RECITALS

          WHEREAS, the Company, Parent and Magellan Corporation, a majority owned subsidiary of Parent ("Magellan"), entered into an Agreement and Plan of Merger dated as of March 11, 1999 (the "Old Merger Agreement"), pursuant to which (i) Lowrance would have merged with and into Magellan, with Magellan as the surviving corporation and (ii) the Lowrance stockholders would have received a certain number of shares of common stock of Parent in exchange for their Shares (as defined in Section 3.1).
                      -----------

          WHEREAS, Magellan has assigned to Merger Sub all of its rights and obligations under the Old Merger Agreement, pursuant to an Assignment and Assumption Agreement dated as of August 26, 1999 by and between Magellan and Merger Sub.

          WHEREAS, each of Parent, Merger Sub and the Company believes that it is in its and its stockholders' best interests to amend and restate the Old Merger Agreement to be effective as of March 11, 1999, to provide that (i) Merger Sub shall merge with and into the Company, with the Company as the surviving corporation (the "Merger") and (ii) the Lowrance stockholders shall
                            -------
receive cash in exchange for their Shares as provided in Article III below.
                                                         -----------

          WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

          WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Darrell J. Lowrance ("Principal Shareholder"), who beneficially owns 1,907,423 shares of common stock of the Company as of the date hereof, has entered into an Amended and Restated Stockholder Support Agreement (the "Amended Support Agreement") with
                                              -------------------------
Parent pursuant to which Principal Shareholder has agreed to vote all voting securities of the Company beneficially owned by him in favor of approval and adoption of this Agreement and the Merger.

          WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

          WHEREAS, certain terms used herein are defined in Exhibit A attached
                                                            ---------
hereto.

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                  ARTICLE I.
                                  THE MERGER

     Section 1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.3)
                      ----                                         -----------
Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").
 ----------------------

     Section 1.2  Closing.  The closing of the Merger (the "Closing") shall take
                                                            -------
place at the offices of Parent, 21700 Atlantic Boulevard, Dulles, Virginia 20166, or at such other place as Parent, Merger Sub and the Company shall agree, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII. The date on which the Closing actually occurs is referred
         ------------
to herein as the "Closing Date."
                  ------------

     Section 1.3 Effective Time. The Merger shall become effective at such time (the "Effective Time") as a certificate of merger is filed with the Secretary of
      --------------
State of the State of Delaware in accordance with the DGCL (the "Certificate of
                                                                 --------------
Merger") or at such later time as may be agreed by Parent, Merger Sub and the
------
Company and specified in the Certificate of Merger in accordance with applicable law. The Certificate of Merger shall be filed simultaneously with the Closing. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof, and in any event within five business days after the satisfaction, or waiver, of all conditions set forth in Article VIII hereof, subject to the terms and conditions hereof.
         ------------
Accordingly, subject to the provisions hereof, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement.

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the rights, privileges, powers, franchises and properties of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                  ARTICLE II.
                           THE SURVIVING CORPORATION

     Section 2.1 Certificate of Incorporation; Bylaws. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation and bylaws until amended as provided therein and under the DGCL.

     Section 2.2 Directors and Officers. The directors and officers of the Surviving Corporation shall be as designated in Schedule 2.2, and such directors
                                                ------------
and officers shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                 ARTICLE III.
                             CONVERSION OF SHARES

     Section 3.1  Conversion of Securities.

          (a) At the Effective Time, each share of common stock, par value $0.1 per share, of the Company ("Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries, (ii) Shares held by Parent, Merger Sub or any other subsidiary of Parent and (iii) Dissenting Shares (as defined in Section 3.2)) shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and represent the right to receive $7.30 in cash, without interest (the "Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into one share of common stock, par value $.01 per share, of the Surviving
Corporation.

          (c) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Merger Sub or any subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be canceled and cease to exist and no payment shall be made with respect thereto.

     Section 3.2 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, Shares with respect to which appraisal rights have been demanded and perfected in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights granted by the DGCL. Notwithstanding the preceding sentence, if any holder of Shares who demands appraisal of such Shares under the DGCL shall effectively withdraw such holder's demand for appraisal in accordance with Section 262 of the DGCL or becomes ineligible for such appraisal through failure to perfect or otherwise, then, as of the Effective Date or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall each be converted into and represent the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any written demands for appraisal and any other instrument received by the Company in connection therewith, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 3.3  Payment of Merger Consideration.

             (a) Concurrent with the Effective Time, Parent shall deposit with Bank Boston, N.A. or such other agent or agents as may be appointed by Parent and Merger Sub (the "Payment Agent") for the benefit of the holders of Shares, cash in the aggregate amount necessary to pay the Merger Consideration (such cash is hereinafter referred to as the "Merger Fund") payable pursuant to
Section 3.1 in respect of outstanding Shares.

             (b) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the
                         ------------
right to receive the Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

             (c) Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
Section 3.3.

             (d) In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that Parent or the Payment Agent may also, in its discretion, require the delivery of a suitable bond or indemnity.

             (e) All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason they shall be canceled and exchanged as provided in this Article III.

             (f) Any portion of the Merger Fund that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder's Shares for the Merger Consideration in accordance with this Section 3.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such holder's Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

             (g) Parent shall have the right to demand that the Payment Agent return to Parent such portion of the Merger Fund that represents the Merger Consideration payable for Shares for which appraisal rights have been perfected and for which payment has been made pursuant to Section 262 of the DGCL.

             (h) Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Shares such amounts as it is required by regulations to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign law. To the extent that amounts are so withheld by Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

             (i) The Payment Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     Section 3.4 Redemption of Series "A" Preferred Stock. Immediately prior to the Effective Time, the Company will redeem for cash all shares of the Series "A" Preferred Stock, par value $0.50 per share, of the Company (the "Series "A"
                                                                     ----------
Preferred Stock") issued and outstanding immediately prior to the Effective
---------------
Time, upon delivery of the certificates(s) representing shares of the Series "A" Preferred Stock and such other documents as may reasonably be required by the Company and Parent. The holders of Series "A" Preferred Stock have agreed to surrender their Series "A" Preferred Stock to the Company for $4.625 per share of Series "A" Preferred Stock.

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Merger Sub as follows:

     Section 4.1  Organization and Qualification.

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not reasonably be expected to result in a Material Adverse Effect on the Company. Each such jurisdiction in which the Company is so qualified is set forth on Schedule 4.1(a).
             --------------

          (b)     Schedule 4.1(b) contains a list of all Subsidiaries of the
                  ---------------
Company, indicating in each case the name, type of entity, jurisdiction of organization and other jurisdictions in which it is authorized to do business and the owners of its capital stock. Each Subsidiary of the Company which is a corporation is duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Each Subsidiary of the Company which is not a corporation is duly organized and validly existing under all applicable laws and has all necessary power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Each Subsidiary of the Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not result in a Material Adverse Effect on the Company. Except for the capital stock of the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

          (c) True, correct and complete copies of the Company's Organizational Documents as of the date hereof and the Organizational Documents of each Subsidiary of the Company as of the date hereof have been delivered by the Company to Parent.

     Section 4.2 The Company's Capitalization. The authorized capital stock of the Company consists of (i) 10,000,000 Shares, and (ii) 300,000 shares of preferred stock of the Company, of which 230,000 shares are no par value per share (the "Company Preferred Stock"), and 70,000 shares are the Series "A" Preferred Stock. As of March 5, 1999, (i) 3,768,796 shares of the Shares were issued and outstanding, (ii) no shares of the Company Preferred Stock were issued and outstanding, and (iii) 70,000 shares of the Series "A" Preferred Stock were issued and outstanding (as of the Effective Time, such shares of Series "A" Preferred Stock will have been redeemed in accordance with Section
                                                                      -------
3.4). As of March 5, 1999, no Shares were held in the treasury of the Company
---
and (ii) no shares of the Company Preferred Stock or the Series "A" Preferred Stock were held in the treasury of the Company. Except as set forth on Schedule
                                                                       --------
4.2, there are no outstanding subscriptions, options, phantom stock, convertible
---
securities, rights, warrants, calls, irrevocable proxies or other agreements or commitments of any kind directly or indirectly obligating the Company to issue any security of or equity interest in the Company, or irrevocable proxies or any agreements restricting the voting or transfer of or otherwise relating to any security or equity interest in the Company or an agreement to do any of the foregoing. Except as set forth in this
Section 4.2, no shares of capital stock or other equity or voting securities of
-----------
the Company are issued, reserved for issuance or outstanding. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding. As of the date of this Agreement, there are no outstanding obligations of the Company or the Subsidiaries of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the Subsidiaries of the Company. All of the outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. All dividends declared prior to the date hereof have been paid.

     Section 4.3 Authority Relative to the Agreement. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the Company Required Statutory Approvals (as defined in
Section 4.4) and the approval of the stockholders of the Company ("Company
-----------                                                        -------
Stockholders' Approval") at a special meeting of the stockholders of the Company
----------------------
pursuant to the DGCL ("Company Stockholders' Meeting"). The execution and
                       -----------------------------
delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no further corporate actions or proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance of the obligations hereunder or the consummation of the transactions contemplated hereby, except for the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

     Section 4.4  Consents and Approvals; No Violation.

             (a) Except for (i) filings as may be required by the HSR Act, (ii) the filing of the Proxy Statement (as defined in Section 7.2) with the SEC
                                                 -----------
pursuant to the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Company Required Statutory Approvals"), and (iv) as otherwise set forth on
-------------------------------------
Schedule 4.4, no filing or registration with, no notice to, or consent or
------------
approval of any third party, including but not limited to, any Governmental Authority, creditor or other Person in a contractual relationship with the Company or any Subsidiary of the Company, is necessary in connection with the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby.

             (b)  Except as set forth on Schedule 4.4, the execution an
                                         ------------
delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by the Company with the provisions hereof will not (i) conflict with or violate any provision of any Organizational Document of the Company or any Subsidiary of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their respective properties or assets may be bound;
(iii) violate or conflict with any provision of any Governmental Authorization or Legal Requirement binding upon the Company or any Subsidiary of the Company; or (iv) result in, or require, the creation or imposition of, any lien, mortgage, pledge, security interest or other encumbrance upon or with respect to any of the properties or assets now owned or used by the Company or any Subsidiary of the Company, except in the instances of clauses (ii), (iii) and
(iv) as would not have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     Section 4.5  Reports and Financial Statements.

             (a) The Company has made available to Parent copies of its (a) Annual Reports on Form 10-K for the fiscal year ended July 31, 1998 and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) since January 1, 1996 and (ii) any actions by written consent in lieu of a stockholders' meeting since January 1, 1996, until the date hereof, if any, and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since January 1, 1996 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c), including the exhibits filed therewith, are collectively referred to as the "Company SEC Reports").
                                     -------------------

             (b) The Company has filed all forms, reports, statements and other documents required to be filed by it with the SEC since January 1, 1996. No Subsidiary of the Company is required to file any report, form or other document with the SEC. As of their respective dates, the Company SEC Reports complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder applicable to such Company SEC Reports.

             (c) As of their respective dates (and as of the effective date of any registration statement as amended or supplemented filed by the Company), the Company SEC Reports did not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (d) The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such Company SEC Reports

(collectively, the "Company Financial Statements") have been prepared in
                    ----------------------------
accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein that are not material in amount or effect.

             (e) Neither the Company nor any of its Subsidiaries has any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent o otherwise) that would be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (a) debts, liabilities and obligations that were so reserved on, or disclosed or reflected in, the consolidated balance sheet of the Company and its Subsidiaries as of October 31, 1998 and the notes thereto, included in the Quarterly Report on Form 10-Q of the Company for the quarter then ended, or the consolidated balance sheet of the Company and its Subsidiaries as of July 31, 1998 and the notes thereto, included in the Annual Report on Form 10-K of the Company for the year then ended, and (b) debts, liabilities or obligations arising in the ordinary course of business since October 31, 1998.

     Section 4.6  No Material Adverse Changes. Except as set forth on Schedule
                                                                      --------
4.6 or as disclosed in the Company SEC Reports, since July 31, 1998 neither the
---
Company nor any Subsidiary has (i) issued or sold any of its respective capital stock or corporate debt obligations (other than checks, drafts, bills and notes issued in the ordinary course of its business consistent with past practice);
(ii) sold or granted any option, warrant or other right to purchase any of its respective capital stock; (iii) declared or set aside or paid any dividend or made any other distribution in respect of its respective capital stock, or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) made any payments or distributions pursuant to any tax sharing agreements or arrangements, except in the ordinary course of business consistent with past practices; (v) acquired, transferred or disposed of, or agreed to acquire, transfer or dispose of, any assets except in the ordinary course of business consistent with past practice; (vi) subjected any assets to any liens, other than liens for taxes not yet due and payable; (vii) suffered any damage, destruction or casualty loss that has caused or could reasonably be expected to cause a Material Adverse Effect on the Company, whether or not covered by insurance; (viii) suffered any strike, labor dispute or threatened labor dispute; (ix) guaranteed or assumed responsibility for any indebtedness or the performance of any other obligations other than those of the Company or its Subsidiaries; (x) operated the business of the Company or its Subsidiaries other than in, or entered into any material transactions or arrangements (including those effected for tax purposes) outside, the ordinary course of business consistent with past practice; (xi) made any material change in their accounting methods, principles or practices (except such change required by a concurrent change in GAAP); (xii) revalued any assets thereof in any material respect;
(xiii) entered into any material transaction with any director, officer or 5% shareholder of the Company or any Affiliate thereof other than in respect of compensation for services rendered; (xiv) increased or established any bonus, insurance, welfare, benefit, severance, pension, profit sharing retirement or other employee benefit plan or increased the compensation payable or to become payable to any employees, officers, directors or consultants of the Company or any of its Subsidiaries, which increase or establishment, individually or in the aggregate will result in a material liability; or (xv) made any loan, contribution or investment in any Person other than loans, contributions or investments in wholly-owned Subsidiaries made in the ordinary course of business, consistent with past practice. Since July 31, 1998 there has not been any event, occurrence or development which has had or reasonably could be expected to have a Material Adverse Effect with respect to the Company.

     Section 4.7  Litigation. Except as set forth on Schedule 4.7 or as
                                                     ------------
disclosed in the Company SEC Reports, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or involving any of the properties or assets of the Company or any Subsidiary of the Company which would, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, or would reasonably be expected to, have a Material Adverse Effect on the Company.

     Section 4.8  Taxes. Except as set forth on Schedule 4.8 or as disclosed in
                                                ------------
the Company SEC Reports:

             (a) The Company and its Subsidiaries have timely filed (or there has been filed on their behalf) with the appropriate Governmental Authorities all Tax Returns that each of them was required to file on or before the Closing Date. All such Tax Returns were correct and complete in all material respects, and all such Tax Returns properly reflected the respective liabilities of the Company and its Subsidiaries for Taxes for the periods covered thereby. All Taxes shown as due on the heretofore described Tax Returns have been timely paid. Neither the Company nor any Subsidiary of the Company is currently the beneficiary of any extension of time within which to file any Tax Return.

             (b) Neither the Company nor any Subsidiary of the Company has received any notice of deficiency or assessment or proposed deficiency or assessment in connection with any Tax Return, and there are not any pending Tax examinations of, or claims served against, the Company or any Subsidiary of the Company. There is no material dispute or claim concerning any Tax liability of the Company or any Subsidiary of the Company either claimed or raised by any authority in writing and there is no material dispute or claim concerning any Tax liability of the Company or any Subsidiary of the Company proposed or threatened (whether orally or in writing) by any Governmental Authority. The Company has made available to Parent true and correct copies of all federal and state Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary of the Company for all open Tax years. Neither the Company nor any Subsidiary of the Company has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes; neither the Company nor any Subsidiary of the Company has requested any extension of time within which to file any Tax Return which is currently pending and neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No material claim has ever been made by a Governmental Authority in a jurisdiction where either the Company or a Subsidiary of the Company does not file Tax Returns that the Company or a Subsidiary of the Company is or may be subject to taxation by that jurisdiction. None of the assets of the Company or a Subsidiary of the Company (i) are required to be treated as being owned by another Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) secures any debt the interest on which is tax-exempt under Code Section 103(a) or (iii) is tax-exempt use property within the meaning of Code Section 168(h).

             (c) Neither the Company nor any Subsidiary of the Company has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Subsidiary of the Company is party to any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary of the Company has agreed or is required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by either the Company or any Subsidiary of the Company and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. Neither the Company nor any Subsidiary of the Company has made any payments, nor is any of them obligated to make any payments, nor is any of them a party to any agreement that could obligate one or more of them to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any Subsidiary of the Company (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

             (d) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

     Section 4.9 Tax Basis. The adjusted tax basis of the Company's assets exceed the amount of the Company's liabilities.

     Section 4.10 Employee Benefit Plans.

             (a)  Schedule 4.10(a) contains a list of all "employee pension
                  ----------------
benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as the
                                   -----
"Company Pension Plans"), "employee welfare benefit plans" (as defined in
 ----------------------
Section 3(1) of ERISA, hereinafter a "Company Welfare Plan"), "employee
                                      --------------------
benefit plans" (as defined in Section 3(3) of ERISA, hereinafter an
"Employee
 --------

Benefit Plan," employment, consulting, severance, stock option, stock purchase,
------------
incentive, deferred compensation plans or arrangements, vacation, change in control, stay-on bonus plans or arrangements, and other material employee compensation and fringe benefit plans or agreements, whether oral or in writing, which is entered into, maintained or contributed to or required to be contributed to by the Company or an "ERISA Affiliate" (as hereinafter defined) or under which the Company or any ERISA Affiliate may incur any liability (collectively, the "Company Benefit Plans"). The Company upon request has made
                    ---------------------
available to Parent true, complete, and correct copies of (i) each Company Benefit Plan and any subsequently adopted amendments thereto, (ii) for the three most recent plan years, annual reports on Form 5500 required to be filed with respect to each Company Benefit Plan, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required (with all summaries of material modifications provided after the most recent summary plan description was distributed), (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and
(v) each favorable determination letter from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be qualified under
Section 401(a) of the Code. For purposes of this Section 4.10, "ERISA Affiliate"
                                                                ---------------
shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company as defined in Code Section 414(b), (c) or (m).

             (b) All Company Benefit Plans are and have been administered in material compliance with their terms and all applicable Legal Requirements, including, without limitation, ERISA and the Code. No event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. There are no pending or, to the Company's or any of its Subsidiary's Knowledge, threatened investigations by any Governmental Authority, termination proceedings, or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), Proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan.

             (c) No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (hereinafter, a "Multiemployer Plan").
                                                        ------------------
Neither the Company nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability contingent or otherwise (including, but not limited to, the obligation pursuant to an agreement entered into in accordance with Section 4204 of ERISA) of the Company or any ERISA Affiliate. If, as of the Closing Date, the Company (and all ERISA Affiliates) were to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no liabilities to such plans under Title IV of ERISA.

             (d) Each of the Company Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and each related trust agreement, annuity contract or other funding instrument related thereto that is intended to be qualified and tax exempt under Sections 401(a) (or 403(a), as appropriate) and 501(a) of the Code is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date.

             (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) except as set forth on Schedule 4.10(e), result in any payment under any Company Benefit Plan
         ----------------
(including, without limitation, severance or unemployment compensation) becoming due to any Person; (ii) result in the creation of a right or the acceleration of vesting under any Company Benefit Plans; or (iii) materially increase any benefits otherwise payable under any Company Benefit Plan.

             (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any ERISA Affiliate that, individually or collectively, provides for the payment of any amount (i) that is not deductible under Code Sections 162(a)(1) or 404 or (ii) that is an "excess parachute payment" pursuant to Code Section 280G.

             (g) Neither the Company nor any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction" as defined in Code Section 4975(c)(1), for which no exemption exists under Section 408 of ERISA or Code Section 4975(c)(2) or (d), or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Benefit Plan (or other employee benefit plan subject to ERISA) and has not been assessed any civil penalty under Sections 502(1) of ERISA.

     Section 4.11 Employment Matters.  Except as set forth on Schedule 4.11 or
                                                              -------------
as disclosed in the Company SEC Reports, there are no agreements with labor unions or associations representing employees of the Company or any Subsidiary of the Company. No material work stoppage against the Company or any Subsidiary of the Company is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any Subsidiary of the Company is involved in or, to the Knowledge of the Company, is threatened with any material labor dispute or similar material Proceeding relating to labor matters involving the employees of the Company or any Subsidiary of the Company (excluding routine workers' compensation claims). There is no pending, or to the Knowledge of the Company, threatened, charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect on the Company.

     Section 4.12 Intellectual Property.  Schedule 4.12(a) sets forth with
                                          ----------------
respect to the proprietary rights of the Company and each Subsidiary of the
Company: (i) for each patent and patent application, as applicable, the number and normal expiration date, or the application number and date of filing, (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, the application or issue date, the next renewal date (if applicable), and the class of goods covered, and a listing of all unregistered trademarks,

(iii) for each registered copyright, the year of creation or date of first publication of the work, the number of registration for each country in which a copyright application has been registered, (iv) for each registered mask work, the registration number and date of registration and (v) all such proprietary rights in the form of licenses. True and correct copies of all such listed proprietary rights (including all pending applications and application related documents and materials) owned, controlled or used by or on behalf of Company or any Subsidiary of the Company or in which the Company or any Subsidiary of the Company has any interest whatsoever have been provided or made available to Parent.

             (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its Subsidiaries as currently conducted, except as would not have a Material Adverse Effect on the Company.

            (b)  Except as disclosed in Schedule 4.12(b) or as would not have
                                        ----------------
a Material Adverse Effect on the Company: (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"); (ii) no claims with
                 ----------------------------------------
respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company and its Subsidiaries (the "Company Intellectual Property
                                                -----------------------------
Rights"), any trade secret material to the Company, or Third-Party Intellectual
------
Property Rights to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property Rights by or through the Company or any of its Subsidiaries, are currently pending or, to the Knowledge of the Company, threatened by any Person; and (iii) the Company has no Knowledge of any valid grounds for any bona fide claims (1) to the effect that the manufacture, sale, licensing or use of any products as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (4) challenging the license or legal enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries.

     Section 4.13 Environmental Matters.  Except as set forth on Schedule 4.13
                                                                 -------------
or as disclosed in the Company SEC Reports, (i) the Company has not received any notice of violation relating to the failure of any Company Business Facility to comply with Environmental Laws, other than violations that would not reasonably be expected to have a Material Adverse Effect and (ii) there are no existing or pending Proceedings asserted by any Governmental Authority or other third party relating to any Environmental Laws at any Company Business Facility, except that which would not have a Material Adverse Effect. The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. Except as disclosed on Schedule 4.13, there are no present or past Environmental Conditions in any way relating to the business of the Company or any of its Subsidiaries, any properties or facilities currently or formerly managed by the Company or any of its Subsidiaries.

     Section 4.14  Title to Properties; Encumbrances.  Schedule 4.14 lists all
                                                       -------------
real properties owned or leased by the Company or any of its Subsidiaries. The Company and its Subsidiaries have good and valid title to all of the properties, assets, real and personal, reflected as owned in the books and records of the Company and the Company Financial Statements and all properties and assets purchased or otherwise acquired by the Company or any Subsidiary of the Company since July 31, 1998, except for those properties and assets disposed of in the ordinary course of business since July 31, 1998. None of the properties or assets owned by the Company or its Subsidiaries is subject to any lien, mortgage, pledge, security interest or other encumbrance arising by, through or under the Company or its Subsidiaries, except (i) liens, mortgages, pledges, security interests or other encumbrances securing liabilities or obligations shown on the Company Financial Statements, with respect to which no default (or circumstance which with notice or lapse of time or both would constitute a default) presently exists, (ii) liens, mortgages, pledges, security interests or other encumbrances incurred in connection with the purchase of property or assets after July 31, 1998, with respect to which no default (or circumstance which with notice or lapse of time or both would constitute a default) exists,
(iii) liens, mortgages, pledges, security interests or other encumbrances described in Schedule 4.14, (iv) liens for taxes, assessments or governmental
             -------------
charges or levies which are not delinquent, and (v) liens, mortgages, pledges, security interests or other encumbrances that do not materially interfere with the Company's and its Subsidiaries' use and enjoyment of the assets encumbered thereby. There are no pending or to the Knowledge of the Company, threatened condemnation proceedings against or affecting any material properties or assets of the Company or any of its Subsidiaries is subject to any commitment or other arrangement for its sale to a third party outside of the ordinary course of business. All leases under which the Company or its Subsidiaries lease any real property have been made available to Parent and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, except for any default which would not have a Material Adverse Effect on the Company.

     Section 4.15  Permits and Licenses.  Except as set forth in Schedule 4.15,
                                                                 -------------
the Company and each Subsidiary of the Company have all material permits, licenses, certificates and authorities including all Governmental Authorizations (collectively, "Permits") from Governmental Authorities required to own, lease
                -------
and operate their properties and conduct their businesses as they are now being conducted, except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. Such Permits (i) are in full force and effect unimpaired by any act or omission of the Company or any Subsidiary of the Company, or their employees or agents, and (ii) have not been suspended or revoked. The

Company and each Subsidiary of the Company have complied with, and will continue to comply with, the terms of the Permits until Closing, except for any failure to comply which would not reasonably be expected to result in a Material Adverse Effect on the Company.

     Section 4.16  Material Contracts and Commitments.  Except as set forth on
Schedule 4.16 or disclosed in the Company SEC Reports, neither the Company nor
-------------
any of its Subsidiaries is a party to, or is bound by (a) any material agreement, indenture, or other instrument relating to the borrowing of money by the Company or any of its Subsidiaries or the guarantee by the Company or any of its Subsidiaries of any such obligation or (b) any other contract or agreement or amendment thereto that (i) is required to be filed by the Company with the SEC pursuant to Item 601 of Regulation S-K, (ii) places any material restrictions on the right of the Company or any of its Subsidiaries to engage in any material business activity currently conducted, or (iii) is otherwise material to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole (collectively, the "Company
                                                                   -------
Contracts"). Except as set forth on Schedule 4.16, neither the Company nor any
---------                           -------------
of its Subsidiaries is in default under any Company Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, other than defaults which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.17  Insurance.  Schedule 4.17 sets forth a list of all insurance
                               -------------
policies issued in favor of the Company or its Subsidiaries which relate to the business of the Company or its Subsidiaries, and all such policies are currently in force and effect.

     Section 4.18 Product Warranties. As of January 31, 1999, the Company's reserve for its obligations under its express warranties covering its products sold was $1,010,000.

     Section 4.19 Certain Business Practices. Neither the Company, any of its Subsidiaries, nor, to the Company's Knowledge, any directors, officers, agents or employees of the Company or any of its Subsidiaries, (i) has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) has made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) has made any other payment prohibited by applicable law; or (iv) in the case of the Company, any of its Subsidiaries or any of its officers or key employees, is a party to or bound by any noncompetition or similar agreement or obligation with any third party, which restricts its or his or her business practices.

     Section 4.20 Compliance with Laws. The conduct of the business of the Company and its Subsidiaries complies with all applicable Legal Requirements (other than Environmental Laws which are governed solely by Section 4.13),
                                                            ------------
except for violations or failures to so comply, if any, that would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.21 Brokers and Finders. Except for the fees and expenses payable to Chase Securities Inc. ("Chase Securities"), which fees are reflected
                                   ----------------
in its agreement with the Company (a copy of which has been delivered to Parent), the Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to Chase Securities, there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     Section 4.22 Opinion of Financial Advisors. The Company has received the opinion of American Appraisal Associates dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a copy of the written opinion will be delivered to Parent and Merger Sub promptly after its receipt by the Company, but in any event not later than three business days after the date of this Agreement.

     Section 4.23 Company Stockholders' Approval. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is 63 1/3% of the outstanding shares of the Shares.

     Section 4.24 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 4.25 Disclaimer of Additional and Implied Warranties. The Company is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in Article IV of this Agreement.
                                               ----------

                                  ARTICLE V.
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company as follows:

     Section 5.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not reasonably be expected to result in a Material Adverse Effect on Parent. Each such jurisdiction in which Parent is so qualified is listed on Schedule 5.1.
                                    ------------

     Section 5.2 Authority Relative to the Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the Parent Required Statutory Approvals (as defined in Section 5.3). The execution and delivery of this
                         -----------
Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub and no further corporate actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance of the obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

     Section 5.3  Consents and Approvals; No Violation.

             (a) Except for (i) filings as may be required by the HSR Act, (ii) filings required pursuant to federal and state securities laws and regulations of the New York Stock Exchange, Inc., (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Parent Required Statutory Approvals"), and (iv) as otherwise set forth
        -----------------------------------
on Schedule 5.3, no filing or registration with, no notice to, or consent or
   ------------
approval of any third party, including, but not limited to, any Governmental Authority, creditor or other Person in a contractual relationship with Parent or Merger Sub, is necessary in connection with the execution and delivery of this Agreement by Parent or Merger Sub, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby.

             (b)  Except as set forth on Schedule 5.3, the execution and
                                         ------------
delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Parent and Merger Sub with any of the provisions hereof will not (i) conflict with or violate any provision of the respective Organizational Document of Parent and Merger Sub; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Parent or any Subsidiary of Parent is a party or by which Parent or any Subsidiary of Parent or any of their respective properties or assets may be bound; (iii) violate or conflict with any provision of any Governmental Authorization or Legal Requirement binding upon Parent or any

Subsidiary of Parent; or (iv) result in, or require, the creation or imposition of, any lien, mortgage, pledge, security interest or other encumbrance upon or with respect to any of the properties or assets now owned or used by Parent or any Subsidiary of Parent, except as may be required in connection with the assumption by a Subsidiary of Parent of the indebtedness of the Company, and except in the instances of clauses (ii), (iii) and (iv) as would not reasonably be expected to have a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

     Section 5.4  Litigation.  Except as set forth on Schedule 5.4 or as
                                                      ------------
disclosed in all forms, reports and documents filed by Parent with the SEC since January 1, 1996, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent or involving any of the properties or assets of Parent or any Subsidiary of the Parent that seek to restrain or enjoin the consummation of the Merger or which would, if determined or resolved adversely to the Parent or any Subsidiary in accordance with the plaintiff's demands, reasonably be expected to have a Material Adverse Effect on the Parent.

     Section 5.5 Brokers and Finders. Neither Parent nor Merger Sub has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Parent or Merger Sub to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Parent or Merger Sub of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.6 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

     Section 5.7 Financing. Parent or Merger Sub has sufficient capital resources to enable Merger Sub to effect the Merger as contemplated herein at the Effective Time.

     Section 5.8 Disclaimer of Additional and Implied Warranties. Each of Parent and Merger Sub is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in Article V
                                                                      ---------
of this Agreement.


                                  ARTICLE VI.
               COVENANTS OF THE COMPANY, PARENT, AND MERGER SUB
                          PRIOR TO THE EFFECTIVE TIME

     Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, from the date of this Agreement until the Effective Time, unless Parent and Merger Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

          (a) The business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Legal Requirements;

          (b) The Company shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any Subsidiary of the Company to issue, sell, pledge, dispose of or encumber, (A) any capital stock of the Company or any of its Subsidiaries except for the redemption of the shares of Series "A" Preferred Stock outstanding as set forth in Section 3.4 or (B) other than in the ordinary course of business and
   -----------
consistent with past practice and not relating to the borrowing of money, any assets of the Company or any of its Subsidiaries; (ii) amend or propose to amend the respective Organizational Documents of the Company or any of its Subsidiaries; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding, except for dividends by the Company's Subsidiaries to the Company;
(iv) redeem, purchase or acquire or offer to acquire, or permit any of its Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock except for the redemption of the Series "A" Preferred Stock as set forth in Section 3.4; or (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 6.1(b);
--------------

          (c) The Company shall not, and shall not permit any Subsidiary of the Company to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Subsidiary of the Company or guarantee any debt securities of other Persons other than indebtedness of the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company and other than in the ordinary course of business, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or any Subsidiary of the Company to or in the Company or any Subsidiary of the Company or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

          (d)  Except as disclosed on Schedule 4.16, the Company shall not, and
                                      -------------
shall not permit any Subsidiary of the Company to, (i) increase the compensation payable or to become payable to any of its executive officers or employees or
(ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement), except any such increases or grants made in the ordinary course of business and in accordance with past practice.

          (e) The Company shall use reasonable efforts (i) to preserve intact the business organization of the Company and each of its Subsidiaries; (ii) to maintain in effect any franchises, authorizations or similar rights of the Company and each of its Subsidiaries; (iii) to keep available the services of its and their current officers and key employees; (iv) to preserve the goodwill of those having business relationships with it and its Subsidiaries; (v) to maintain and keep its properties and the properties of its Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and its Subsidiaries;

          (f) The Company shall not make or agree to make, or permit any of its Subsidiaries to make or agree to make, any new capital expenditure other than those made in accordance with the 1999 Operating and Capital Budget approved by the Company's Board of Directors;

          (g) The Company shall and shall cause its Subsidiaries to perform in all material respects their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not result in a Material Adverse Effect, and except for such obligations as the Company or its Subsidiaries in good faith may dispute; and

          (h) The Company shall not, and shall not permit any Subsidiary of the Company to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article VIII not being satisfied.
------------

     Section 6.2  No Shopping.

          (a) The Company represents and warrants to and covenants and agrees with Parent and Merger Sub that neither the Company nor any of the Subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement.

          (b) The Company shall, and shall cause its Subsidiaries and its and their officers, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any Person other than Parent and Merger Sub (a "Third Party") heretofore
                                                     -----------
conducted with respect to any Company Acquisition Proposal (as defined below). The Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets or business or a 25% or more voting equity interest in (including by way of a tender offer) or any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of its Subsidiaries (the foregoing being referred to as a "Company Acquisition Proposal") or (y) negotiate, explore or otherwise
 ----------------------------
communicate in any way with any Third Party with respect to any Company Acquisition Proposal, or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon or fail to consummate the Merger or any other transaction contemplated hereby.

          (c)  Notwithstanding anything to the contrary in the foregoing clause
(b), the Company may in response to an unsolicited written proposal with respect to a Company Acquisition Proposal, from a Third Party (i) furnish or disclose non-public information to such Third Party and (ii) negotiate, explore or otherwise communicate with such Third Party, in each case only if (A) the Board of Directors of the Company by majority vote determines in good faith upon considering the advice of outside counsel that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law (the Company Acquisition Proposal meeting the requirements of this clause (A), a "Superior Proposal"), (B) prior to furnishing
                                    -----------------
or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"), but which
                                     -------------------------
confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company and (C) the Company advises Parent and Merger Sub of all such non-public information delivered to such Third Party concurrently with such delivery; provided however, that the Company shall not, and shall cause its Affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless (w) the Company has given Parent and Merger Sub five business days notice of its intention to enter into such definitive agreement, (x) if Parent and Merger Sub make a counter-proposal within such five business day period, the Board of Directors of the Company shall have determined, in light of any such counter-proposal, that the Third Party's proposal is still a Superior Proposal, (y) the Company concurrently terminates this Agreement in accordance with the terms hereof and pays any termination fees required under Section 7.10 and agrees to pay any other amounts
                                ------------
required under such Section and (z) such agreement permits the Company to terminate it if it receives a Superior Proposal, such termination and related provisions to be on terms no less favorable to the Company, including as to fees and reimbursement of expenses, as those contained herein.

          (d) The Company shall promptly (but in any event within one day of the Company becoming aware of same) advise Parent and Merger Sub of the receipt by the Company, any of its Subsidiaries or any of its bankers, attorneys or other agents or representatives of any inquiries or proposals relating to a Company Acquisition Proposal and any actions taken pursuant to subsection (c) above. The Company shall promptly (but in any event within one day of the Company becoming aware of same) provide Parent and Merger Sub with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent and Merger Sub of the status and content of and development with respect to any discussions regarding any Company Acquisition Proposal with a third party, including (i) the calling of meetings of the Board of Directors of the Company to take action with respect to such Company Acquisition Proposal, (ii) the execution of any letters of intent, memoranda of understanding or similar non-binding agreements with respect to such Company Acquisition Proposal, (iii) the waiver of any standstill agreement to which the Company is or becomes a party, (iv) the determination by the Board of Directors of the Company to recommend to the stockholders of the Company that they approve or accept a Superior Proposal or withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger, (v) the determination by the Company to publicly disclose receipt of a Superior Proposal and (vi) the waiver by the Company of any confidentiality agreement with a Person proposing a Superior Proposal. For the avoidance of doubt, the Company agrees that it will not enter into any definitive agreement with respect to a Superior Proposal unless and until Parent and Merger Sub have been given notice of the identity of the party making such Superior Proposal, the terms thereof and developments referred to in the preceding sentence and the intent to enter into such a definitive agreement at least five business days prior to the entering into such agreement.

     Section 6.3 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, from the date of this Agreement until the Effective Time, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the respective representations or warranties of the Parent and Merger Sub set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied.

                                 ARTICLE VII.
                             ADDITIONAL AGREEMENTS

     Section 7.1 Obligations. The Company, Merger Sub and Parent will take all reasonable action necessary to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. None of the Company, Parent or Merger Sub shall take any action that would reasonably be expected to render them unable to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.2 Proxy Statement. The Company shall promptly prepare and file with the SEC preliminary proxy materials with appropriate requests for confidential treatment, which shall constitute the Company's proxy statement (the "Proxy Statement"). Parent and Merger Sub agree to cooperate in such
      ---------------
preparation and to provide promptly to the Company all information with respect to Parent, Merger Sub and the transactions contemplated by this Agreement required to be included or incorporated by reference therein. The Company will use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the meeting of its stockholders to consider and vote upon this Agreement. Parent shall have a right to review and comment on the Company Proxy Statement and other proxy materials before filing with the SEC. Each of the Company and Parent shall notify each other after the receipt by it of any written or oral comments of the SEC and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. The Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the stockholders of the Company vote to approve and adopt the Merger and this Agreement, unless the Board of Directors of the Company concludes in good faith upon considering the advice of outside counsel that such recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duty under applicable law.

     Section 7.3 Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of Parent and Merger Sub reasonable access during normal business hours to its officers, employees, representatives, books and records, and shall furnish Parent and Merger Sub all financial data as Parent and Merger Sub, through their representatives, reasonably may request; provided, however, that the Company shall not be so obligated if, based upon written advice of its counsel, providing such access would reasonably likely violate applicable law. Parent and Merger Sub agree to hold in strictest confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it, any Subsidiary of Parent or Merger Sub or its or their representatives in connection with the transactions contemplated hereby except
(i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Parent and the Subsidiaries of Parent as necessary in connection with the transactions and filings contemplated hereby; and (iii) for information which becomes publicly available other than through Parent or Merger Sub. In the event the Merger is not consummated, Parent and Merger Sub shall return to the Company all non-public information (no matter where contained) and other material obtained from the Company, the Subsidiaries of the Company or their representatives in connection with the transactions contemplated hereby, or shall certify to the Company that such information has been destroyed. Without limiting in any manner the obligations of Parent and Merger Sub under the foregoing provisions of this Section 7.3, during the period between the date hereof and the Effective Time, or in the event that this Agreement is terminated for any reason by Parent, Merger Sub or the Company, all information disclosed by the Company to either Parent or Merger Sub relating in any manner to the Company's business, operations, prospects, financial position or results of operations shall not be used, employed or misappropriated in any manner by Parent, Merger Sub or any of their Affiliates, successors or assigns that would be detrimental, harmful or adverse to the business, operations, prospects, financial position or results of operations of the Company.

     Section 7.4  Indemnification of Company Directors, Officers and Employees.

          (a) The Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, defend, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of the Company's Subsidiaries (each, an "Indemnified Party" and, collectively, the
                                  -----------------
"Indemnified Parties") against (i) all costs or expenses (including reasonable
 -------------------
attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer, director or employee, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (collectively, the "Indemnified Liabilities"); and (ii) all
                                   -----------------------
Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, the Merger or the transactions contemplated hereby. The Company (or after the Effective Time, Parent and the Surviving Corporation) shall be entitled to participate in and, to the extent that it may wish, to assume the defense of any action, with counsel reasonably satisfactory to the Indemnified Party but, if any Indemnified Party believes that by reason of an actual or potential conflict of interest it is advisable for such Indemnified Party to be represented by separate counsel, or if the Company (or after the Effective Time, Parent and the Surviving Corporation) shall fail to assume responsibility for such defense, such Indemnified Party may retain counsel reasonably satisfactory to the Company (or after the Effective Time, Parent and the Surviving Corporation) who will represent such Indemnified Party, and the Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received to the full extent permitted by applicable law upon receipt of any undertaking contemplated by the DGCL. The Indemnified Party and the Company (or after the Effective Time, Parent and the Surviving Corporation) will cooperate with each other and use all reasonable efforts to assist each other in the vigorous defense of any such matter; provided, however, that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent. Any Indemnified Party wishing to claim indemnification under this Section 7.4, upon learning of any such claim, action, suit, proceeding or
     -----------
investigation, shall promptly notify the Company, Parent or the Surviving Corporation, as applicable (but the failure to be so notified by an Indemnified Party shall not relieve it from any liability which it may have under this
Section 7.4 except to the extent such failure prejudices such party).  The
-----------
indemnifying parties shall be required to pay for only one law firm, in addition to local counsel, in each applicable jurisdiction selected by the Indemnified Parties as a group in accordance with the foregoing provisions with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in any significant issue between the positions of any two or more Indemnified Parties.

          (b) The Company does not currently maintain in effect policies of directors' and officers' liability insurance. Parent shall use its reasonable efforts to obtain coverage for the Company's officers and directors with respect to claims arising from facts or events which occurred after January 1, 1999 under policies of directors' and officers' liability insurance currently maintained in effect by Parent, such coverage to be effective as of the Closing Date.

          (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 7.4.
        -----------

          (d)  The provisions of this Section 7.4 (i) are intended to be for
                                      -----------
the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the Company's certificate of incorporation, bylaws, by contract or otherwise.

          (e) In the event of any action, suit, proceeding or investigation with respect to which any Indemnified Party is entitled to indemnification under this Section 7.4, the parties hereto agree to cooperate and use their respective
     -----------
reasonable efforts to vigorously defend against and respond thereto.

     Section 7.5  Certain Filings.

          (a) The Company, Merger Sub and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material agreements, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making such filings, furnishing information required in connection therewith and seeking to obtain such actions, consents, approvals, or waivers in a timely manner.

          (b) If not previously filed by Parent, Merger Sub and the Company, Parent, Merger Sub and the Company will, by April 30, 1999, make such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement and will use all reasonable efforts to obtain early termination of any waiting period under the HSR Act. Parent, Merger Sub and the Company will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission ("FTC") and the
                                                             ----
United States Department of Justice ("Justice Department") any supplemental
                                      ------------------
information which may be requested during the initial waiting period pursuant to the HSR Act. All filings referred to in this Section 7.5(b) will comply in all
                                             --------------
material respects with the requirements of the respective laws pursuant to which they are made.

          (c)  Without limiting the generality or effect of Section 7.5(b) and
                                                            --------------
notwithstanding any provision herein to the contrary, each of the parties will
(i) use commercially reasonable best efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents during the initial waiting period pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other, and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC and Justice Department.

     Section 7.6 Public Announcements. So long as this Agreement is in effect, Parent, Merger Sub, and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement. Without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld, Parent, Merger Sub and the Company will not issue, or permit any of its agents or Affiliates to issue, any press releases or otherwise make or permit any of its agents or Affiliates to make, public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by law, stock exchange requirements or by obligations pursuant to any listing agreement under which the Shares is quoted on the NASDAQ National Market System. The commencement of litigation relating to this Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 7.6.
                           -----------

     Section 7.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 7.8 Notices of Certain Events. Each of the Company, Parent and Merger Sub shall promptly notify the other party hereto of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent, Merger Sub and the Company will consult and cooperate with one another with respect to (and prior to) any understandings, undertakings or agreements (oral or written) which are proposed to be made or entered into with any Governmental Authority in connection with the transactions contemplated by this Agreement, and no such understanding, undertaking, or agreement shall be made or entered into without the mutual agreement of Parent, Merger Sub and the Company;

          (c) any Proceedings commenced or, to its Knowledge, threatened against, relating to, or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

          (d) (i) the discovery by such party that any representation or warranty contained in this Agreement is untrue or inaccurate in any material respect (or in any respect in the case of any representation or warranty containing any materiality qualification), (ii) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or incorrect in any material respect (or in any respect in the case of any representation or warranty containing any materiality qualification) at the Effective Time, except for representations and warranties that speak as of a specified date, which need only be true and correct as of the specified date, and (iii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.8(d) shall not limit or otherwise affect the remedies
                 --------------
available hereunder to the party receiving such notice.

     Section 7.9 Company Stockholders' Meeting. The Company shall promptly take all action reasonably necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene the Company Stockholders' Meeting. The Board of Directors of the Company (i) shall recommend at such meeting that the stockholders of the Company vote to adopt and approve the Merger and this Agreement; (ii) shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of such adoption and approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement; provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation, decline to solicit from the stockholders of the Company such proxies, and decline to take any such other action necessary to secure such a vote of the Company's stockholders, if it determines in good faith, upon considering the advice of outside counsel, that making such recommendation, soliciting from the stockholders of the Company such proxies, and taking such other action necessary to secure such a vote of the Company's stockholders, or the failure to so withdraw, modify or change such recommendation, or the failure to decline to solicit from the stockholders of the Company such proxies, or the failure to decline to take any such other action necessary to secure such a vote of the Company's stockholders, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause the members of the Board of Directors to breach their fiduciary duties under applicable law. At such meeting, all Shares then owned by Parent, Merger Sub, or any other Affiliate of Parent, or with respect to which Parent, Merger Sub, or any other Affiliate of Parent holds the power to direct the voting, shall be voted in favor of the adoption and approval of the Merger and this Agreement.

     Section 7.10  Expenses and Fees.

          (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, including, without limitation, (i) the filing fee and expenses incurred in connection with the filing under the HSR Act with Parent as the acquiring person shall be paid by Parent, and (ii) all filing fees and expenses and printing and mailing expenses incurred in connection with the Proxy Statement shall be paid by the Company. Notwithstanding anything to the contrary in this paragraph, $250,000 of fees and expenses of the Company shall be reimbursed by Parent or Merger Sub to the Company if the Merger is not consummated due to the failure to obtain the requisite approval from the FTC and the Justice Department as a result of Parent's acts or omissions.

          (b)  Notwithstanding the provisions of Section 7.10(a), if this
                                                 ---------------
Agreement is terminated in accordance with Section 9.1(g) or Section 9.1(h),
                                           --------------    --------------
the Company shall promptly, but in no event later than three business days after written request by Parent, pay to Parent an amount equal to $2,600,000 in immediately available funds, if, and only if, a Triggering Event (as defined below) shall have occurred prior to termination of this Agreement in accordance with Section 9.1(g) or Section 9.1(h). As used herein, "Triggering Event" shall
     --------------    --------------                   ----------------
mean the occurrence of any of the following events: (i) the Company shall have entered into an agreement with respect to any Company Acquisition Proposal; or
(ii) the Company Board of Directors shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub.

          (c)  Notwithstanding the provisions of Section 7.10(a), if this
                                                 ---------------
Agreement is terminated in accordance with Section 9.1(i), Parent shall
                                           --------------
promptly, but in no event later than three business days after written request by the Company, pay to the Company an amount equal to $2,600,000 in immediately available funds.

     Section 7.11 Employee Benefits. Parent shall cause, as promptly as practicable after the Effective Time, the participation of all employees of the Company as of the Effective Time in the various benefit plans and programs maintained for Magellan employees or, at Parent's discretion, Parent employees, or in substantially similar programs, including any of the following benefit plans maintained as of the Effective Time, in each case to the extent a similarly situated Magellan or Parent employee is entitled to participate therein: medical/dental/vision care, life insurance, disability income, sick pay, holiday and vacation pay, 401(k) plan coverage, Section 125 benefit arrangements, bonus, profit-sharing or other incentive plans, dependent care assistance and severance benefits, to the extent the Company employees meet the eligibility requirements for each such plan or program and their participation therein is consistent with the terms of such plan or program and all applicable laws or regulations and for so long as such plans and programs are provided to the employees of Magellan or Parent (as applicable); provided, however, that any preexisting condition exclusion applicable under plans and programs pursuant to which such employee benefits are provided to employees of the Company and the Company Subsidiaries shall be waived; and provided, further, that Parent shall, or shall cause Magellan to (as applicable) credit each employee of the Company and the Company Subsidiaries with any deductibles already incurred during the year such coverage under the Magellan or Parent (as applicable) benefit plans begins.

          (a) With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Magellan or Parent and in which Company employees are allowed to participate pursuant to Section 7.11(a), for all purposes, including, but not limited to, determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary shall be treated as service with Magellan or Parent, as applicable; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

          (b) On or before, but effective as of the Effective Time, the Company and the Company Subsidiaries shall take such actions as may be necessary to cause each individual employed by the Company and any Company Subsidiaries immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Company and the Company Subsidiaries as of the Effective Time.

     Section 7.12 Takeover Statute. If Section 203 of the DGCL or any other takeover statute ("Takeover Statute") shall become applicable to the
                   ----------------
transactions contemplated hereby, the Company and the members of the Board of Directors of the Company, subject to their fiduciary duties, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

     Section 7.13 Efforts to Consummate the Merger. Parent, Merger Sub and the Company each agree to use their commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under the terms of this Agreement or applicable Legal Requirements to consummate the Merger as soon as practicable after the date hereof, including, without limitation, securing all consents and authorizations of third parties and giving all notices to third parties which may be necessary or reasonably required in order to consummate the Merger, and Parent, Merger Sub and the Company shall use their reasonable efforts to promptly cooperate to obtain all necessary Governmental Authorizations necessary to consummate the Merger.

     Section 7.14 Assumption of Debt. The Company shall use its reasonable efforts to obtain an agreement from Company's lender that the Company's indebtedness will be assumable by Merger Sub or another Subsidiary of Parent.

                                 ARTICLE VIII.
                           CONDITIONS TO THE MERGER

     Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the prior satisfaction of the following conditions:

          (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the applicable provisions of the DGCL;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) all authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Authority which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Company (collectively, "Required Regulatory Approvals"), shall have been obtained, have been declared
 -----------------------------
or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect; and

          (d) no provision of any applicable Legal Requirement and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

     Section 8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the prior satisfaction or waiver of the following further conditions:

          (a) Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification contained therein as to materiality, including, without limitation, the phrases "material," "in all material respects," "substantial," or "substantially," and "Material Adverse Effect"), shall be true and correct on and as of the Closing Date except (i) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such particular date and (ii) where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality. Since July 31, 1998, there has not been any event, occurrence or development which has had or reasonably could be expected to have a Material Adverse Effect with respect to the Company. Parent and Merger Sub shall have received at the Effective Time a certificate, dated the day of the Effective Time and validly executed by or on behalf of the Company, to the effect that the conditions set forth in preceding three sentences have been so satisfied.

          (b) All consents, approvals and waivers from any Person necessary to the consummation of the transactions contemplated hereby shall have been obtained, including, without limitation, consents from the Company's lender of the redemption of the Series "A" Preferred Stock as provided in Section 3.4.

          (c) Holders of not more than 10% of the total outstanding Shares shall have demanded appraisal rights for their Shares in accordance with DGCL.

     Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the prior satisfaction or waiver of the following further conditions:

          Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any qualification contained therein as to materiality, including, without limitation, the phrases "material," "in all material respects," "substantial," or "substantially," and "Material Adverse Effect"), shall be true and correct on and as of the Closing Date except (i) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such particular date and (ii) where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Parent. Parent and Merger Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.
The Company shall have received at the Effective Time certificates, dated the day of the Effective Time and validly executed by or on behalf of Parent and Merger Sub, to the effect that the conditions set forth in preceding two sentences have been so satisfied.

                                  ARTICLE IX.
                        TERMINATION; AMENDMENT; WAIVER

     Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company in accordance with one or more of the following:

          (a) by mutual written consent executed by the Company, Merger Sub and Parent and duly authorized by the respective Board of Directors of the Company, Merger Sub and Parent;

          (b) By Parent or Merger Sub if there is a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 8.2 would
                                                            -----------
not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the Effective Time through the exercise of its best efforts, Parent and Merger Sub shall promptly give notice of such Terminating Company Breach to the Company and if such Terminating Company Breach is cured within 20 days after giving notice to the Company of such breach, neither Parent nor Merger Sub may terminate this Agreement under this Section 9.1(b);
                                    --------------

          (c) By the Company, if there is a material breach of any covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement, or if (i) any representation or warranty of Parent or Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 8.3 would not be satisfied ("Terminating Parent Breach"); provided,
   -----------                          -------------------------
however, that, if such Terminating Parent Breach is capable of being cured by Parent or Merger Sub prior to the Effective Time through the exercise of its best efforts, the Company shall promptly give notice of such Terminating Parent Breach to Parent and Merger Sub and if such Terminating Parent Breach is cured within 20 days after giving written notice to Parent and Merger Sub of such breach, the Company may not terminate this Agreement under this Section 9.1(c);
                                                                --------------

          (d) by Parent, Merger Sub or the Company if the Closing Date shall not have occurred, other than through the failure of any such party to fulfill its obligations hereunder, on or before December 23, 1999 (assuming that Parent, Merger Sub and the Company have caused their respective filing(s) required by the HSR Act to be made on or before April 30, 1999, and it being understood that Parent, Merger Sub and the Company are each obligated hereunder to use their respective commercially reasonable best efforts to comply with any later request(s) for information made by any Governmental Authority having jurisdiction under the HSR Act) or such later date agreed to in writing by Parent, Merger Sub and the Company; provided, that none of Parent, Merger Sub or the Company shall be entitled to terminate this Agreement pursuant to this
Section 9.1(d), if the Merger has not been consummated as a result of such
--------------
party's (or its Affiliates') material breach of any representation, warranty or covenant set forth in this Agreement;

          (e) by Parent, Merger Sub or the Company if any court of competent jurisdiction in the United States of America or other (federal or state) Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have been final and nonappealable;

          (f) by Parent, Merger Sub or the Company if this Agreement shall not have been approved or adopted by the stockholders of the Company after the matter shall have been presented to them for a vote at the Company Stockholders' Meeting (including any adjournment thereof);

          (g) by the Company if the Board of Directors of the Company determines to accept a Superior Proposal and withdraws its recommendation in favor of adoption and approval of the Merger and this Agreement because the Company's Board of Directors believes in good faith that such a withdrawal is necessary for the Company's Board of Directors to act in a manner which is consistent with its fiduciary duties to the stockholders of the Company; or

          (h) by Parent or Merger Sub if (i) the Board of Directors of the Company shall have withdrawn or materially and adversely modified its recommendation of the Merger or this Agreement; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company that they approve a Company Acquisition Proposal other than contemplated by this Agreement; (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" (such term having the meaning in this Section 9.1(h) as is ascribed under Regulation 13D
                           --------------
under the Exchange Act) becoming a Beneficial Owner of 50% or more of the outstanding Shares is commenced (other than by Parent, Merger Sub or any of their Affiliates) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or (iv) for any reason the Company fails to call and hold the Company Stockholders Meeting by December 23, 1999 (provided that Parent's right to terminate this Agreement under such clause (iv) shall not be available if at such time the Company would be entitled to terminate this Agreement under
Section 9.1(c)); or

          (i) By the Company if the Board of Directors of Parent or Merger Sub shall have withdrawn or materially and adversely modified its approval of the Merger or this Agreement.

     Section 9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement
                                          -----------
shall thereafter become void and have no effect, without any liability on the part of any party or its directors, other than the provisions of Sections 7.3
                                                                 ------------
(to the extent regarding confidentiality and the obligation not to use the Company's information to its detriment or harm), 7.10, and Article X; provided,
                                                 ----      ---------
however, that nothing contained in this Section 9.2 shall relieve any party from
                                        -----------
liability for any breach or violation of this Agreement.

                                  ARTICLE X.
                                 MISCELLANEOUS

     Section 10.1 Non-Survival of Representations and Warranties; Representation, Warranties, Covenants and Agreements of Merger Sub. All representations warranties, covenants and other agreements in this Agreement shall not survive the Merger, and after the Effective Time neither the Company, Parent, Merger Sub or their respective officers or directors shall have any further obligation with respect thereto. This Section 10.1 shall not limit any
                                              ------------
covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants and agreements of Merger Sub shall be made as of August 26, 1999.

     Section 10.2 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, including, without limitation, the Old Agreement, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 10.3 Amendment and Modification. This Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the parties hereto at any time before or after approval hereof by the stockholders of the Company, but after such approval, any amendment shall be made in accordance with applicable Legal Requirements.

     Section 10.4 Waiver; Consents. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that any such waiver that affects the rights of the stockholders of the Company shall be in accordance with applicable Legal Requirements. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

     Section 10.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the next Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice to the respective parties as follows:

          if to Parent or Merger Sub to:

               Orbital Sciences Corporation
               21700 Atlantic Boulevard
               Dulles, VA 20166
               Telecopy No. 703-406-5572
               Attention: Legal Department

          with a copy (which shall not constitute notice) to:

               Latham & Watkins

               135 Commonwealth Drive
               Menlo Park, CA 94025
               Telecopy No. 650-463-2600
               Attention: Ora Fisher

          if to the Company to:

               Lowrance Electronics, Inc.
               12000 East Skelly Drive
               Tulsa, OK 74128
               Telecopy No. 918-234-1714
               Attention: Mr. Darrell J. Lowrance

          with a copy (which shall not constitute notice) to:

               Stuart, Biolchini, Turner & Givray
               Suite 3300
               First Place Tower
               Fifteen East Fifth Street
               Tulsa, OK 74103
               Telecopy No. (918) 582-3033
               Attention: Robert F. Biolchini, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 10.8 Jurisdiction. Any process against Parent, Merger Sub or the Company in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 10.6 with the same effect as though served on it personally.
   ------------

     Section 10.9 Descriptive Headings. The descriptive headings and table of contents are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 10.10 Parties in Interest; No Third Party Beneficiary. Except as set forth in Section 7.4, this Agreement shall be binding upon and inure solely
             -----------
to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.12 Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     Section 10.13 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise.

                       [SIGNATURES ON FOLLOWING PAGE(S)]

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                    ORBITAL SCIENCES CORPORATION

                                    By: /s/ David W. Thompson
                                       -------------------------------------
                                    Name:   David W. Thompson
                                    Title:  President and Chief Executive
                                            Officer

                                    ORBITAL MERGER SUB, INC.

                                    By: /s/ Jeffrey V. Pirone
                                       -------------------------------------
                                    Name:   Jeffrey V. Pirone
                                    Title:  Vice President and Secretary

                                    LOWRANCE ELECTRONICS, INC.

                                    By: /s/ Darrell J. Lowrance
                                       -------------------------------------
                                    Name:   Darrell J. Lowrance
                                    Title:  President and Chief Executive
                                    Officer

                                   EXHIBIT A

                                  DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

          "Affiliate" means, with respect to a specified Person, (a) any Entity
           ---------
of which such Person is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the Beneficial Owner of 10% or more of any class of equity security thereof or other financial interest therein; (b) if such Person is an individual, any relative or spouse of such individual, or any relative of such spouse (such relative being related to the individual in question within the second degree) and any Entity of which any such relative, spouse, or relative of spouse is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the Beneficial Owner of 10% or more of any class of equity security thereof or other financial interest therein; (c) if such Person is an Entity, any director, executive officer, partner, trustee or other fiduciary or any direct or indirect Beneficial Owner of 10% or more of any class of equity security of, or other financial interest in, such Entity; (d) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified, or (e) with respect to the Company, any stockholder. For purposes of this definition, "executive officer" means the president, any vice president in charge of a principal business unit, division or function such as sales, administration, research and development, or finance, and any other officer, employee or other Person who performs a policy making function or has the same duties as those of a president or vice president. For purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 of
           ----------------
the General Rules and Regulations promulgated under the Exchange Act as in effect as of the date of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.
           ----

          "Company Business Facility" means any land, building or structure
           -------------------------
owned or leased by the Company and/or any Subsidiary of the Company.

          "Entity" means any corporation (including any non-profit corporation),
           ------
general partnership, limited partnership, limited liability company, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or entity of any nature.

          "Environmental Conditions" means the introduction into the environment
           ------------------------
of any Hazardous Substance (whether or not upon any Company Business Facility or other property) as a result of which the Company or any of its Subsidiaries has or may become liable to any Person or by reason of which any Company Business Facility or any of the assets of the Company or its Subsidiaries may suffer or be subject to any lien.

          "Environmental Laws" means any and all Legal Requirements that relate
           ------------------
to public and worker health and safety and pollution, contamination, preservation, protection, or clean-up of the air, surface water, ground water, soil or wetlands and activities or conditions relating thereto.

          "Environmental Permit" means all permits, licenses, certificates,
           --------------------
registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Company Business Facility to comply with Requirements of Environmental Laws.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
and the rules and regulations promulgated thereunder.

          "GAAP" means generally accepted United States accounting principles,
           ----
consistently applied.

          "Governmental Authority" means any governmental authority, including,
           ----------------------
but not limited to, any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

          "Governmental Authorization" means any permit (including, but not
           --------------------------
limited to, any Environmental Permit), license, franchise, approval (including clearance under the HSR Act), certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

          "Hazardous Substance" shall mean any pollutant, contaminant, chemical,
           -------------------
and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, and slag, that is subject to regulation, control or remediation under any Environmental Laws; and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act
           -------
of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge"; unless otherwise specifically defined in the text of the
           ---------
Agreement with respect to one or more Sections, the Company or Parent, as appropriate, shall be deemed to have "knowledge" of a particular fact or other matter if any director or executive officer of the Company or Parent, as appropriate, has current, actual knowledge of such fact or other matter or if such director or executive officer would have such knowledge through the conduct of his duties in a reasonable manner in accordance with generally accepted industry standards.

          "Legal Requirement" shall mean any applicable law (including, but not
           -----------------
limited to, Environmental Laws), statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority which exists on the date of this Agreement and/or exists up to and including the Closing Date.

          "Material Adverse Effect," when used in this Agreement in connection
           -----------------------
with the Company and its Subsidiaries, or Parent and its Subsidiaries, as the case may be, means any event, circumstances, effect, fact or condition that individually or in the aggregate with all other events, facts, circumstances, effects or conditions is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and all of its Subsidiaries or Parent and all of its Subsidiaries, as applicable, taken as a whole, excluding specifically any such event, fact or condition resulting from or relating to (a) changes in general economic or political conditions or (b) changes arising out of the effects of the seasonality and volatility of the Company's and its Subsidiaries' businesses consistent with the historic seasonality and volatility of the Company's and its Subsidiaries' businesses.

          "Organizational Documents" means, with respect to a corporation, the
           ------------------------
certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a general partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited partnership, the limited partnership agreement and the certificate of limited partnership of such limited partnership; with respect to a trust, the instrument establishing such trust; and with respect to any other Entity, any charter document or other document or agreement executed, adopted, approved, ratified or filed in connection with the formation, creation, constitution, governance or organization of such Entity, in each case including any and all amendments or modifications thereof.

          "Person" means any individual, Entity or Governmental Authority.
           ------

          "Proceeding" means any action, suit, litigation, arbitration, lawsuit,
           ----------
claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), review, prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

          "Requirement(s) of Environmental Law(s)" means all requirements,
           --------------------------------------
conditions, restrictions or stipulations of Environmental Laws applicable to the Company, its Subsidiaries or the assets and/or the business of the Company or any of its Subsidiaries.

          "SEC" means the Securities and Exchange Commission.
           ---

          "Securities Act" means the Securities Act of 1933, as amended, and the
           --------------
rules and regulations promulgated thereunder.

          "Subsidiary" means, with respect to any Person, any corporation,
           ----------
partnership, joint venture, joint stock association, business trust or other Entity of which such Person or another Subsidiary of such Person directly or indirectly owns more than 20% of the outstanding capital stock or other equity interest.

          "Tax" or "Taxes" means any federal, state, local or foreign net or
           ---      -----
gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamped, occupation, premium, personal property, real property, capital stock, profits, social security, unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority.

          "Tax Return" means any return, declaration, report, claim for refund,
           ----------
or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                  APPENDIX B

August 26, 1999


Board of Directors
Lowrance Electronics, Inc.
12000 East Skelly Drive
Tulsa, Oklahoma 74128


Dear Members of the Board:

American Appraisal Associates, Inc. ("American Appraisal") has been retained to provide a fairness opinion to the Board of Directors ("Board") of Lowrance Electronics, Inc., a Delaware corporation ("Lowrance" or the "Company"), in connection with an offer from Orbital Sciences Corporation, a Delaware corporation ("Orbital"), to purchase all the outstanding shares of Lowrance common stock for $7.30 per share through a merger of the Company with a wholly owned subsidiary of Orbital (the "Merger").

Terms of Merger
The Merger, which is subject to approval by shareholders of the Company, includes the following terms and conditions:

 .    Orbital Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Orbital ("Merger Sub"), shall be merged with and into the Company and as a result, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the "Surviving Company");

 .    Each share of common stock of the Company, par value $0.10 per share
     ("Company Common Stock") issued and outstanding immediately prior to the Merger (other then (i) shares held in the Company's treasury or by any of the Company's subsidiaries, (ii) shares held by Orbital, Merger Sub or any other subsidiary of Orbital and (iii) dissenting shares) shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and represent the right to receive $7.30 in cash without interest (the "Merger Consideration"); and

 .    Prior to the Merger, the Company will redeem for cash all of the Series "A"
     Preferred Stock, par value $0.50 per share, of the Company issued and outstanding for an amount of $4.625 per share.

Role of American Appraisal
We have been retained to review the terms and conditions of the Merger for the purpose of providing an opinion as to whether the Merger Consideration and other terms and conditions of the Merger are, in our opinion, fair, from a financial point of view, to the unaffiliated common stock shareholders of Lowrance (the "Opinion").

American Appraisal Credentials
Through its Financial and Valuation Advisory Services Group, American Appraisal is regularly and continually engaged in the valuation of businesses and securities in connection with restructurings and reorganizations, mergers and acquisitions, private placements and other corporate purposes. Prior to the engagement, American Appraisal had not provided financial or valuation advice to Orbital.

Due Diligence
In connection with our analysis leading to the opinions set forth below, we have, among other things:

(i) reviewed the Amended and Restated Agreement and Plan of Merger by and among Lowrance, Orbital and Merger Sub, executed August 26, 1999;

(ii) reviewed Lowrance's Annual Reports on Form 10-K and Proxy Statements for the fiscal years ended July 31, 1996 through 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and other publicly available financial and operating information relating to Lowrance that American Appraisal considered relevant;

(iii) reviewed and analyzed the internal unaudited operating results reported by Lowrance for the twelve months ended July 31, 1999 and financial projections for Lowrance for fiscal years 2000-2003 provided to American Appraisal by Lowrance management;

(iv) considered Lowrance's operating history, financial condition and prospects prior to, and after, the Merger, including (a) Lowrance's inability without the Merger to independently raise capital needed to fund working capital, achieve its operating goals and to remain as a going concern and (b) the strategic alternatives available to Lowrance other than the Merger;

(v) reviewed and discussed with Chase Securities, Inc. ("Chase") the discussions Chase and the Board had with other potential acquirers, partners or investors, such review and discussion including (a) analysis of the terms of other merger and recapitalization proposals received by Lowrance and (b) analysis of written presentations prepared by Chase to the Board dated December 30, 1998, January 28, 1999, March 10, 1999 and August 26, 1999;

(vi) analyzed available information, public and private, concerning other companies that (a) have sufficient similarities to Lowrance for purposes of comparing their market capitalizations to Lowrance and (b) have sufficient similarities to Lowrance and have been recently acquired by, or merged into, other companies;

(vii) reviewed the public stock market price and trading volume history of Lowrance's common stock on NASDAQ; and

(viii) conducted other financial analyses and studies as American Appraisal deemed appropriate for purposed of delivering its opinion as to the fairness, from a financial point of view, of the Merger Consideration and other terms and conditions of the Merger.

Conditions of Opinion
We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. With respect to the financial forecasts and projections of Lowrance we examined, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of Lowrance management.

We were not authorized by Lowrance's Board of Directors to solicit, nor have we solicited, other potential merger candidates for Lowrance. Our opinion is necessarily based on market, economic and other conditions as they existed on, and can be evaluated as of, the date of this letter.

It is understood that this letter is for the information of the Board of Directors of Lowrance only and is not to be quoted or referred to in whole, or in part, without the prior written approval of American Appraisal other than in the Proxy Statement to be filed by Lowrance with the Securities and Exchange Commission in connection with the Merger.

Fairness Conclusion
Based upon, and subject to, the foregoing, it is our opinion that as of the date hereof, the Merger Consideration and other terms and conditions of the proposed Merger are fair, from a financial point of view, to the unaffiliated common stockholders of Lowrance.


Very truly yours,

AMERICAN APPRAISAL ASSOCIATES, INC.

                                  APPENDIX C


                       Delaware General Corporation Law

(S) 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)(S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)(S) 251 (other than a merger effected pursuant to (S)(S) 251(g) of this title), (S)(S) 252, (S)(S) 254, (S)(S) 257, (S)(S) 258, (S)(S) 263 or
(S)(S) 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)(S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
     (S)(S)(S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)(S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)(S) 228 or
     (S)(S) 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, (S)(S) 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, (S)(S)
24; 57 Del. Laws, c. 148, (S)(S)(S)(S) 27-29; 59 Del. Laws, c. 106, (S)(S) 12;
60 Del. Laws, c. 371, (S)(S)(S)(S) 3-12; 63 Del. Laws, c. 25, (S)(S) 14; 63 Del.
Laws, c. 152, (S)(S)(S)(S) 1, 2; 64 Del. Laws, c. 112, (S)(S)(S)(S) 46-54; 66
Del. Laws, c. 136, (S)(S)(S)(S) 30-32; 66 Del. Laws, c. 352, (S)(S) 9; 67 Del.
Laws, c. 376, (S)(S)(S)(S) 19, 20; 68 Del. Laws, c. 337, (S)(S)(S)(S) 3, 4; 69
Del. Laws, c. 61, (S)(S) 10; 69 Del. Laws, c. 262, (S)(S)(S)(S) 1-9; 70 Del.
Laws, c. 79, (S)(S) 16; 70 Del. Laws, c. 186, (S)(S) 1; 70 Del. Laws, c. 299,
(S)(S)(S)(S) 2, 3; 70 Del. Laws, c. 349, (S)(S) 22; 71 Del. Laws, c. 120, (S)(S)
15; 71 Del. Laws, c. 339, (S)(S)(S)(S) 49-52.)

                                  APPENDIX D


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report included in this proxy statement dated September 11, 1999 and to all references to our Firm included in this proxy statement.


                                    ARTHUR ANDERSEN LLP



Tulsa, Oklahoma
August 31, 1999

                                     PROXY

                          LOWRANCE ELECTRONICS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE
                           HELD ON OCTOBER 12, 1999

The undersigned hereby (a) acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held in the Directors Room, Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, on October 12, 1999, at 10:00 a.m., local time, and the Proxy Statement relating thereto and (b) appoints Darrell J. Lowrance and Robert F. Biolchini, or either of them, as proxies and attorneys with full power of substitution, hereby revoking any prior proxy, and hereby authorizes them or either of them to represent the undersigned and to vote as designated on the reverse side, all the shares of common stock of Lowrance Electronics, Inc. held of record by the undersigned on August 19, 1999 at the Special Meeting of Stockholders and at any adjournment or postponement thereof. If no designation is made, this proxy will be voted for the proposals set forth on the reverse side.

                          (Continued on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, effective as of March 11, 1999, by and among Orbital Sciences Corporation, Orbital Merger Sub, Inc., a wholly owned subsidiary of Orbital, and Lowrance.


               FOR      AGAINST      ABSTAIN


2. Proposal to approve and ratify the December 9, 1997 issuance of 341,338 shares of restricted Lowrance Common Stock, for a cash purchase price of $3.84 per share, in a private placement, to the Lowrance directors.


               FOR      AGAINST      ABSTAIN


3. The undersigned directs that this Proxy be voted in such manner as the proxies named herein, or either of them, may direct, in their discretion, on any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof.



                                    Dated:________________, 1999

                                    ___________________________
                                    Signature of Stockholder


                                    ___________________________
                                    Signature of Stockholder

                                    NOTE: Please sign exactly as the name or names appear on this proxy. In the case of joint ownership, each such owner should sign. Executor, administrators, guardian, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation please sign full corporate name by duly authorized officer.